    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 2, 1999

                                                 REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                            ------------------------
                                    FORM S-1
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------
                          NET2000 COMMUNICATIONS, INC.
             (Exact Name of Registrant as specified in its charter)
                               2180 FOX MILL ROAD
                            HERNDON, VIRGINIA 20171
                                 (703) 654-2000
                    (Address of Principal Executive Offices)

           DELAWARE                          4813                         51-0384995
(State or other jurisdiction of  (Primary Standard Industrial            (IRS Employer
incorporation or organization)    Classification Code Number)       Identification Number)

                            ------------------------
                             CLAYTON A. THOMAS, JR.
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                          NET2000 COMMUNICATIONS, INC.
                               2180 FOX MILL ROAD
                            HERNDON, VIRGINIA 20171
                                 (703) 654-2000
            (Name, address, including zip code and telephone number,
                   including area code of agent for service)
                            ------------------------
                                   Copies to:

          NANCY A. SPANGLER, ESQUIRE
      PIPER MARBURY RUDNICK & WOLFE LLP                  KIRK A. DAVENPORT, ESQUIRE
    1850 CENTENNIAL PARK DRIVE, SUITE 610                     LATHAM & WATKINS
         COMMERCE EXECUTIVE PARK III                    885 THIRD AVENUE, SUITE 1000
            RESTON, VIRGINIA 20191                        NEW YORK, NEW YORK 10022
                (703) 390-5240                                 (212) 906-1284

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act") check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------
                                                              PROPOSED
               TITLE OF EACH CLASS OF                    MAXIMUM AGGREGATE            AMOUNT OF
             SECURITIES TO BE REGISTERED                 OFFERING PRICE(1)         REGISTRATION FEE
-------------------------------------------------------------------------------------------------------
Shares of Common Stock, par value $.01                      $172,500,000       $47,955.................
-------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

      THE INFORMATION CONTAINED IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THE PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL NOR DOES IT SEEK AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHEN THE OFFER OR SALE IS NOT PERMITTED.

                 Subject to Completion. Dated December 2, 1999.

[LOGO]

                                            Shares

                          NET2000 COMMUNICATIONS, INC.

                                  Common Stock
                             ----------------------
     This is an initial public offering of shares of common stock of Net2000
Communications, Inc. All of the      shares of common stock are being sold by
Net2000.

     Prior to this offering, there has been no public market for the common stock. Application has been made for quotation of the common stock on the Nasdaq National Market under the symbol "NTKK".

     See "Risk Factors" on page 6 to read about certain factors you should consider before buying shares of the common stock.
                             ----------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                             ----------------------

                                                              Per Share    Total
                                                              ---------    -----
Initial public offering price...............................  $           $
Underwriting discount.......................................  $           $
Proceeds, before expenses, to Net2000.......................  $           $

     To the extent that the underwriters sell more than      shares of common
stock, the underwriters have the option to purchase up to an additional shares from Net2000 at the initial public offering price less the underwriting discount.
                             ----------------------

     The underwriters expect to deliver the shares against payment in New York,
New York on             , 2000.

GOLDMAN, SACHS & CO.
                DONALDSON, LUFKIN & JENRETTE
                                J.P. MORGAN & CO.
                                             LEGG MASON WOOD WALKER
                                                        INCORPORATED
                             ----------------------
                    Prospectus dated                , 1999.

                               PROSPECTUS SUMMARY

     You should read the following summary together with the more detailed information regarding us and our common stock being sold in this offering and our financial statements and the notes to those statements appearing elsewhere in this prospectus.

     Net2000 Communications is a rapidly-growing, innovative provider of state-of-the-art broadband telecommunications services. Our strategy is to focus on high-end customers, primarily large- and medium-sized businesses, having a minimum of 50 business access lines and spending over $50,000 annually for Internet, data and voice telecommunications services. As a competitive local exchange carrier, or CLEC, we offer businesses located throughout the mid-Atlantic and northeastern regions of the United States cutting-edge, responsive solutions as an alternative to traditional telephone companies known as incumbent local exchange carriers, or ILECs. Today, we offer an integrated package of high-speed data services, Internet services, local services and long distance services, primarily delivered from our own network over a single, high capacity "broadband" connection and conveniently billed on a single invoice. Since the introduction of our Net2000-branded services in July 1998, we have successfully acquired over 1,000 new business customers, representing approximately 70,000 access lines. As of November 30, 1999, our rapidly growing sales force consisted of 104 people.

     We intend to offer services in major markets throughout the United States in three phases over the next 24 months. Our Phase I deployment, consisting of 10 markets and 13 data switches and five voice switches in the telecommunications-rich Boston to Washington, D.C. corridor, is substantially complete. Our Phase II deployment will establish our national presence with ten additional data switches and two additional voice switches in 10 markets and is scheduled to be completed in December 2000. Our Phase III deployment entails adding four additional markets, upgrading all of our existing switches to Internet protocol-based (IP) multi-service communications centers and is scheduled to be completed by late 2002.

     After five years of successfully identifying and acquiring business customers by selling advanced data and voice services as a Bell Atlantic sales agent, we transitioned out of the agency program and launched our Net2000-branded services in July 1998. During our tenure as a Bell Atlantic sales agent, we ranked as its number one sales agent each year based on annual sales revenue. We believe our early success in selling Net2000-branded services to our 1,000 current customers is largely attributable to this five-year track record. In addition, as a sales agent, we established close relationships with more than 2,200 business customers representing over 150,000 access lines that we sold, managed the installation of, and administered on a daily basis. We believe these businesses spend more than $200 million annually for telecommunications services. We believe our close relationships with these businesses present us with a strategic base of customers to target for Net2000-branded services.

     Our objective is to become the provider of choice for integrated business telecommunications services in our target markets. We believe we are well-positioned to compete effectively against other ILECs, CLECs and telecommunications services providers. The key differentiators of our business are:

     - proven sales and marketing track record;

     - strong relationships with over 3,000 businesses;

     - e.mpower, our next generation, web-enabled proprietary customer self-care system;

     - state-of-the-art, scalable customer care and back office systems;

     - data-centric, innovative smart-build network;

     - experienced and proven management team; and

     - strategic business partnership with Nortel Networks Corporation.

     We believe these key differentiators will enable us to capitalize on the rapid growth of the Internet and e-commerce, and the resultant increased demand for broadband data services.

                               BUSINESS STRATEGY

     The key elements of our business strategy include the following:

  ACQUIRE CUSTOMERS BY USING OUR PROVEN SALES AND MARKETING TECHNIQUES

     - TARGET HIGH-END TELECOMMUNICATIONS USERS. Over the last six years, we have sold local exchange data and voice services to high-end businesses. Our average customer has over 68 access lines, having bandwidth equivalent to three high capacity T-1 lines. More than 50% of our customers purchase multiple services from us. Some of our customers include American Diabetes Association, AskJeeves.com, Cable & Wireless plc, Dunbar Armored, Duron Paint, Georgetown University Law Center, Icelandair, Johns Hopkins University, Newsweek, Pepco Energy Services, Rolls-Royce plc, soldout.com, Teleglobe, The Corcoran Group, The George Washington University Health Plan and Vialog Communications.

     - OFFER A BUNDLED SERVICE OFFERING ON A SINGLE INVOICE. We are one of the first companies in the industry to offer a bundled package of high-speed data services, Internet services, local services and long distance services, through a single broadband connection that is conveniently billed on a single invoice. We believe that our ability to offer this enhanced package will continue to provide us with a strategic advantage in the marketplace.

     - UTILIZE OUR EXPERIENCED SALES STAFF TO EXPAND EXISTING CUSTOMER RELATIONSHIPS AND ACQUIRE NEW CUSTOMERS. Since 1993, we have utilized a highly-consultative sales approach whereby experienced sales executives work with new and existing customers to analyze their needs. This personalized approach enables us to optimally configure each customer's services and deliver superior customer care. Using this approach, we have established close relationships with over 3,000 businesses, of which over 1,000 are current customers of Net2000-branded services.

  USE TECHNOLOGY, INCLUDING WEB-BASED SOLUTIONS, AND STATE-OF-THE-ART BACK OFFICE SYSTEMS TO DELIVER SUPERIOR CUSTOMER CARE

     - INCREASE CUSTOMER LOYALTY THROUGH OUR PROPRIETARY WEB-ENABLED SELF-CARE SYSTEM. Our proprietary, web-based customer interface, e.mpower, leverages the power of the Internet by providing our customers with an e-commerce tool to manage and procure their telecommunications services. We believe we are revolutionizing our customers' buying experiences by providing them direct access to information regarding network performance, ordering services, capacity use on the network, billing data and management reports. Currently, e.mpower enables our customers to order services, report troubles, initiate and view the status of trouble tickets and analyze invoice data 24 hours per day, seven days per week. The second phase of e.mpower, targeted for release in January 2000, will include real-time capability to review network utilization statistics.

     - UTILIZE STATE-OF-THE-ART, SCALABLE INFORMATION SYSTEMS. Our operational support systems consist of software applications from ADC Telecommunications, Inc. (formerly Saville Systems plc), Metasolv Software, Inc., Siebel Systems, Inc., Wisor Telecom Corporation, Linguateq Incorporated and DSET Corporation. These systems, which are integrated and scalable, enable us to reduce costs and shorten the interval between a customer's order and service installation by eliminating repeated manual data entry.

     - CONTINUE TO FOCUS ON EXCELLENCE IN CUSTOMER CARE TO MAINTAIN HIGH RETENTION RATE. Our heritage and focus as a sales, marketing and customer care company have generated customer loyalty and, we believe, one of the lowest customer churn rates in our industry of approximately 3% annually.

  CONTINUE BUILD-OUT OF OUR DATA-CENTRIC NETWORK TO MAXIMIZE SPEED TO MARKET AND MINIMIZE INVESTMENT RISK

     - DEPLOY INNOVATIVE, SMART-BUILD NETWORK WITH LIMITED COLLOCATION. Our approach is to deploy and own the key elements of our network necessary to establish customer loyalty, including proprietary back office systems and intelligent switches. We lease fiber transport facilities to interconnect our switches. This strategy greatly mitigates capital risk and allows us to take advantage of falling costs of network elements and new technologies, including digital subscriber line, or DSL, technology.

     Our smart-build strategy differs from other telecommunications services providers in several ways because we:

      - LEAD WITH DATA. We initiate service in new markets by first deploying lower-cost data switches. This better positions us to address the complex data needs of larger business customers and generates traffic on our national network in targeted cities before investing significant capital in multi-service communications centers capable of supporting data, voice and multi-media services.

      - BACK-FILL WITH VOICE. When data traffic and customer concentration reach an optimal level, we install multi-service communications centers in an incremental fashion to meet our customers' growing needs.

      - ENHANCE MARGINS UTILIZING DSL TECHNOLOGY. We can leverage the industry's rapid deployment of DSL technology and the effects of recent regulatory rulings to reduce our cost of connecting customers to our network by up to 50%.

      - MINIMIZE COLLOCATION WITH ILECS. Unlike other smart-build CLECs, we do not presently collocate our network equipment in the ILEC central offices. This allows us to open new markets faster and have greater control over service quality. In order to capitalize on a recent regulatory ruling, we plan to establish one ILEC collocation in each market to allow us to reduce the cost of our customer connections.

     - INSTALL STATE-OF-THE-ART NETWORK. Our Nortel-based flexible network design supports state-of-the-art, broadband data and voice telecommunications services, and is designed to support evolving data technologies with minimal additional capital expenditures.

     - OPTIMIZE CUSTOMER CONNECTIONS TO INCREASE MARGINS. By utilizing newly developed equipment, we can place more services on the same three T-1 lines at our average customer site, thereby allowing us to generate more revenue without increasing our operating costs.

  LEVERAGE EXPERIENCE OF PROVEN MANAGEMENT TEAM

     Our proven senior management team has an average of 20 years of telecommunications experience with industry leading corporations, including AT&T, Bell Atlantic, MCIWorldcom, Nortel and Qwest. This experience has been a major factor in our success to date and will continue to play a key role in the execution of our strategy.

  CAPITALIZE ON OUR STRATEGIC BUSINESS PARTNERSHIP WITH NORTEL NETWORKS

     - MAINTAIN FULL-TIME ON-SITE TECHNICAL AND OPERATIONAL SUPPORT. As part of our agreement, Nortel has provided us with 22 dedicated full-time employees to support our network build-out.

     - MITIGATE TECHNOLOGICAL OBSOLESCENCE. The Nortel equipment in our network can be upgraded from circuit to packet switching at modest cost.

     - TAKE ADVANTAGE OF NORTEL'S EQUITY POSITION. Nortel has provided us with a $30 million equity investment and a $150 million debt and equipment financing for the build-out of our network. This investment more closely aligns our mutual business and technical interests.

                                  THE OFFERING

Shares of common stock offered.......        shares

Shares of common stock outstanding
  after this offering................        shares

Proposed Nasdaq National Market
  symbol.............................   NTKK

Use of proceeds......................   To expand our sales force and sales
                                        office locations, fund the expansion and development of our network and information technology systems, repay debt and provide for working capital and other general corporate purposes, including funding operating losses.

     The calculation of the number of shares outstanding after this offering is based on the number of shares outstanding on November 30, 1999, does not reflect shares that may be issued upon the exercise of options and warrants and assumes the underwriters do not exercise the option granted by Net2000 to purchase additional shares in the offering. See "Underwriting."

                            ------------------------

                               PRINCIPAL OFFICES

     Our principal executive offices are located at 2180 Fox Mill Road, Herndon, VA 20171 and our telephone number is (703) 654-2000. Our website address is www.net2000.com.

            SUMMARY HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA

     The following table presents our summary consolidated financial and other data which should be read together with our consolidated financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" presented elsewhere in this prospectus.

     EBITDA consists of net income (loss) before interest, income taxes, depreciation and amortization. We believe that EBITDA is a useful financial performance measure for comparing companies in the telecommunications industry in terms of operating performance, leverage and ability to incur and service debt. EBITDA provides an alternative measure of cash flow from operations. EBITDA should not be considered in isolation from, or as a substitute for, net income (loss), net cash provided by (used for) operating activities or other consolidated income or cash flow statement data presented in accordance with generally accepted accounting principals, or GAAP, or as a measure of profitability or liquidity.

     The pro forma net income (loss) per share data summarized below gives effect to the automatic conversion of all of our preferred stock into common shares as if the conversion occurred at the beginning of the respective period. The pro forma balance sheet data gives effect to the automatic conversion of the preferred stock as of September 30, 1999. The pro forma as adjusted balance
sheet data gives effect to the issuance and sale of           shares of common
stock in this offering, as if these transactions occurred on September 30, 1999. See "Use of Proceeds."

                                                                                              NINE MONTHS
                                                                                                 ENDED
                                               YEAR ENDED DECEMBER 31,                       SEPTEMBER 30,
                               -------------------------------------------------------   ----------------------
                                  1994         1995       1996       1997       1998        1998         1999
                                  ----         ----       ----       ----       ----        ----         ----
                               (UNAUDITED)                                               (UNAUDITED)
                                             (IN THOUSANDS, EXCEPT PER SHARE AND OPERATING DATA)
STATEMENTS OF OPERATIONS
DATA:
Operating revenue............   $    803     $  1,238   $  1,939   $  3,544   $  9,419    $  5,918     $ 18,670
Operating income (loss)......        415          334         85     (1,318)   (14,294)     (8,306)     (25,472)
Other income (expenses)......         (4)         (15)       (17)       817        527         244        3,439
                                --------     --------   --------   --------   --------    --------     --------
Net income (loss)............   $    411     $    319   $     68   $   (501)  $(13,767)   $ (8,062)    $(22,033)
Net income (loss) applicable
  to common stockholders.....        411          319         68       (501)   (22,670)    (13,632)     (37,811)
Net income (loss) per share
  applicable to common
  stockholders -- basic and
  diluted....................       0.05         0.04       0.01      (0.06)     (2.81)      (1.69)       (4.67)
Pro forma net income (loss)
  per share applicable to
  common stockholders --
  basic and diluted..........         --           --         --      (0.06)     (0.87)      (0.54)       (1.11)
OTHER FINANCIAL DATA:
Capital expenditures.........         (3)         (27)       (34)       (88)    (2,031)       (561)     (26,111)
Cash flows provided by
  operating activities.......        308          220          1       (476)   (11,717)     (6,703)     (15,451)
EBITDA.......................        417          329        106       (313)   (13,604)     (7,969)     (19,770)
OPERATING DATA:
Total access line equivalents
  billed(1)..................         --           --         --         --     10,554       2,399       41,678
Total customers billed.......          1            1         21         87        567         268          694
Total employees..............          6           12         18         58        164         149          348
Switches in service:.........         --           --         --         --         --          --            6
  Voice......................         --           --         --         --         --          --            2
  Data.......................         --           --         --         --         --          --            4

---------------
(1) Line equivalents calculated on the basis of 64 kilobits per second per line.

                                                                      SEPTEMBER 30, 1999
                                                              ----------------------------------
                                                                                      PRO FORMA
                                                               ACTUAL    PRO FORMA   AS ADJUSTED
                                                               ------    ---------   -----------
                                                                               (UNAUDITED)
BALANCE SHEET DATA:
Cash and cash equivalents...................................  $ 13,320    $13,320      $
Property and equipment, net.................................    49,623     49,623       49,623
Working capital.............................................     3,755      3,755
Total assets................................................    74,102     74,102
Long-term debt..............................................    18,286     18,286       18,286
Redeemable preferred stock..................................    75,181         --
Common stock................................................        81        198
Total stockholders' (deficit) equity........................   (53,296)    21,885

     Net2000, Net2000 Group and the Net2000 logo as displayed on the cover of this prospectus are our registered service marks. Service mark registration applications are pending for e.mpower and the phrase "Leading the Telecommunications Revolution." All other trade names, trademarks and service marks used in this prospectus are the property of their respective owners.

     Unless otherwise specifically stated, information in this prospectus assumes:

     - the underwriters do not exercise their over-allotment option; and

     - conversion of all outstanding shares of our preferred stock into 11,738,437 shares upon the closing of this offering.

                                  RISK FACTORS

     You should carefully consider the risks described below before making an investment decision. If any of the following risks actually occurs, our business, financial condition or results of operations could be materially and adversely affected. In such case, the trading price of our common stock could decline and you may lose all or part of your investment.

OUR LIMITED OPERATING HISTORY PROVIDING TELECOMMUNICATIONS SERVICES MAKES EVALUATING OUR PERFORMANCE DIFFICULT.

     We began operating as a telecommunications services provider in July 1998 and, prior to that, we were a sales agent for Bell Atlantic, a business out of which we transitioned in June 1998. As a result of our limited operating history as a competitive telecommunications services provider, you have limited operating and financial data with which to evaluate our past performance and determine how we will perform in the future. We cannot assure you that we will be able to successfully operate our new business.

WE HAVE A HISTORY OF OPERATING LOSSES, AND WE MAY NOT BE PROFITABLE IN THE
FUTURE.

     We have incurred significant losses since we began operations as a CLEC and expect to continue to incur losses in the future as we build our network. As of September 30, 1999, we had an accumulated deficit of $61.6 million. We expect to experience losses during our network and service deployment which will continue for the foreseeable future. Prolonged effects of generating losses without additional funding may restrict our ability to pursue our business strategy. Unless our business plan is successful, your investment in our common stock may result in a complete loss of your invested capital.

     If we cannot achieve profitability from operating activities, we may not be able to meet:

     - our capital expenditure requirements;

     - our debt service obligations; or

     - our working capital needs.

A SIGNIFICANT AMOUNT OF OUR BUSINESS COMES FROM A CONCENTRATED GROUP OF CUSTOMERS AND ANY DECREASE IN REVENUE FROM THESE CUSTOMERS COULD HAVE AN ADVERSE AFFECT ON US.

     A significant portion of our revenue as a broadband telecommunications services provider has been generated from a limited number of customers. In the nine months ended September 30, 1999, our top 50 customers accounted for over 40% of our revenue, and we expect that these customers will continue to account for a significant portion of our revenue in the future. The loss of a number of these key customers could significantly decrease our revenue, which would seriously harm our operating results.

OUR BUSINESS COULD BE IMPAIRED IF WE ARE UNABLE TO LEASE FIBER OPTIC CONNECTIONS FROM OTHERS, WHICH MAY NOT BE AVAILABLE ON ATTRACTIVE TERMS OR AT ALL.

     We initially seek to lease fiber optic connections from other telecommunications services providers to interconnect our switches and have access to our customers and the networks of other providers. We cannot assure you that these service providers will continue to lease transport capacity to us on economically attractive terms and on a timely basis. If we fail to obtain needed leased fiber optic connections on satisfactory terms, our ability to reach certain market areas could be delayed or we may need to make additional unexpected up-front capital expenditures to install our own transmission facilities. In addition, any extended interruption in a telecommunications services provider's network from which we lease connections could disrupt our operations and have a material adverse effect on us.

OUR FAILURE TO PROPERLY MANAGE GROWTH COULD ADVERSELY AFFECT THE CONTINUED IMPLEMENTATION AND EXPANSION OF OUR SERVICE OFFERINGS.

     If we successfully implement our business plan, we will rapidly expand our operations. We cannot assure you that we will successfully implement the necessary operational and financial systems or that we will successfully maintain the systems necessary to manage a competitive business in an evolving industry. Any failure to implement and improve these systems at a pace consistent with the growth of our business and industry changes could cause customers to switch service providers which would have a material adverse effect on us.

     We expect to expand our business plan to include additional switches, markets and telecommunications services. We cannot assure you that we can:

     - implement these additional switches or that such implementation will be technically or economically feasible;

     - successfully develop or market additional products and services; or

     - operate and maintain our new networks and telecommunications services profitably.

IF WE ARE UNABLE TO ATTRACT AND RETAIN KEY MANAGEMENT AND PERSONNEL, OUR BUSINESS MAY SUFFER.

     We believe that our future success will be due, in part, to our experienced management team, including Messrs. Thomas, Heintzelman, Mendes and Clarke. Losing the services of one or more members of our management team could adversely affect our business and our expansion efforts and possibly prevent us from:

     - further deploying and improving our operational, financial and information systems and controls;

     - hiring and retaining qualified sales, marketing, administrative, operating and technical personnel; and

     - training and managing new personnel.

     In addition, competition for qualified employees has intensified in recent years, especially in the Northern Virginia region where we are headquartered, and may become even more intense in the future. Our ability to implement our business plan is dependent on our ability to hire and retain a large number of new employees each year. If we are unable to hire sufficient qualified personnel, our ability to increase revenue could be impaired, and customers could experience delays in installation of service or experience lower levels of customer care.

WE MAY NEED SIGNIFICANT ADDITIONAL FUNDS, WHICH WE MAY NOT BE ABLE TO OBTAIN.

     We need additional financing for future capital expenditures and other purposes, including:

     - construction of our network and our automated back office systems;

     - offering new broadband telecommunications services;

     - acquisitions;

     - paying scheduled principal and interest payments on our bank and Nortel debt; and

     - financing operating losses.

     There can be no assurance that any additional financing we may need will be available to us on favorable terms or at all.

RESISTANCE BY CUSTOMERS TO ENTER INTO NEW SERVICE ARRANGEMENTS WITH US MAY NEGATIVELY AFFECT OUR BUSINESS.

     The success of our service offerings will be dependent upon, among other things, the willingness of additional customers to accept us as a new provider of broadband telecommunications services. We cannot assure you that we will be successful in overcoming the resistance of potential customers to change their service provider, particularly those that purchase services from the ILECs, or that customers will buy our services. The lack of customer acceptance would have a material adverse effect on us.

THE TELECOMMUNICATIONS MARKETS IN WHICH WE OPERATE ARE HIGHLY COMPETITIVE, AND WE MAY NOT BE ABLE TO COMPETE EFFECTIVELY AGAINST OTHER COMPETITORS THAT HAVE SIGNIFICANTLY GREATER RESOURCES THAN WE DO.

     The telecommunications industry is highly competitive and is affected by the introduction of new services by, and the market activities of, major industry participants. Several of our competitors are substantially larger and have greater financial, technical and marketing resources than we do. We have not achieved, and do not expect to achieve, a significant market share for any of the broadband telecommunications services we offer in our target markets. In particular, larger competitors have certain advantages over us, including:

     - long-standing relationships and brand recognition with customers;

     - financial, technical, marketing, personnel and other resources substantially greater than ours;

     - more funds to deploy telecommunications services;

     - potential to lower prices of competitive telecommunications services; and

     - fully-deployed networks.

     We face competition from other current and potential market entrants, including:

     - domestic and international long distance providers seeking to enter, re-enter or expand entry into the local telecommunications marketplace; and

     - other domestic and international broadband telecommunications services providers, resellers, cable television companies and electric utilities.

     A continuing trend toward combinations and strategic alliances in the telecommunications industry could give rise to significant new competitors.

THE CONDUCT OF THE ILECS, INCLUDING BELL ATLANTIC, COULD ADVERSELY AFFECT OUR BUSINESS.

     Currently, we depend on our interconnection agreements with Bell Atlantic and GTE, and in the future, we will need to execute similar agreements with the other ILECs operating in our target markets. Interconnection agreements are agreements between local telecommunications services providers that set forth the terms and conditions governing how those providers will interconnect their networks and/or purchase or lease certain network facilities and services. Our interconnection agreements with Bell Atlantic and GTE provide that our connection and maintenance orders will receive the same attention as Bell Atlantic's and GTE's end-user customers and that Bell Atlantic and GTE will provide capacity at key telecommunications intersections to keep call blockage within industry standards. Accordingly, we are and will continue to be dependent on Bell Atlantic and GTE and, as we expand our network, we will be dependent on other ILECs, to assure uninterrupted service and competitive services. Blocked calls result in customer dissatisfaction and risk the loss of business. Interconnection agreements, such as our agreements with Bell Atlantic and GTE, typically have short terms, requiring us to renegotiate frequently. Some of our agreements with Bell Atlantic have one year or less remaining before we will have to renegotiate them. If the terms of any interconnection agreements are not favorable to us, it could have a material adverse effect on our business.

     ILECs may not provide timely installation of business access lines or adequate service quality, thereby impairing our reputation with customers who can choose to switch back to the ILEC. In addition, the prices set forth in our interconnection agreements may be subject to significant rate increases at the discretion of the regulatory authority in each state in which we operate. Part of our profitability depends on these state-regulated rate structures. We cannot assure you that the rates charged to us under the interconnection agreements will allow us to offer low enough usage rates to attract a sufficient number of customers and to operate our business profitably.

THE TELECOMMUNICATIONS INDUSTRY IS UNDERGOING RAPID TECHNOLOGICAL CHANGES, AND OUR FAILURE TO KEEP UP WITH SUCH CHANGES COULD ADVERSELY AFFECT OUR BUSINESS.

     The telecommunications industry is subject to rapid and significant changes in technology, customer requirements and preferences. New technologies could reduce the competitiveness of our network. We may be required to select one technology over another, but at a time when it would be impossible to predict with any certainty which technology will prove to be the most economic, efficient or capable of attracting customer usage. Subsequent technological developments may reduce the competitiveness of our network and require unbudgeted upgrades or additional products that could be expensive and time consuming. If we fail to adapt successfully to technological changes or obsolescence or fail to obtain access to important technologies, our business could be materially and adversely affected.

A SYSTEM FAILURE COULD CAUSE DELAYS OR INTERRUPTIONS OF SERVICE TO OUR CUSTOMERS WHICH MAY HARM OUR BUSINESS.

     Our success will require that our network provides competitive reliability, capacity and security. Some of the risks to our network and infrastructure include:

     - physical damage to business access lines;

     - power surges or outages;

     - capacity limitations;

     - software defects;

     - lack of redundancy; and

     - disruptions beyond our control.

     Such disruptions may cause interruptions in service or reduced capacity for customers, any of which could have a material adverse effect on us.

IF OUR BACK OFFICE AND CUSTOMER CARE SYSTEMS ARE UNABLE TO MEET THE NEEDS OF OUR CUSTOMERS, OUR GROWTH COULD BE LIMITED.

     Sophisticated back office processes and information management systems are vital to our growth and our ability to achieve operating efficiencies. We are dependent on Saville for our billing system, Metasolv for our provisioning systems, and Siebel for our customer support system. We cannot assure you that these systems will perform as expected as we grow our customer base. The following could have a material adverse effect on our operations:

     - failure of third-party vendors to deliver products and services in a timely manner at acceptable costs;

     - our failure to identify key information and processing needs;

     - our failure to integrate products or services effectively;

     - our failure to upgrade systems as necessary; or

     - our failure to attract and retain qualified systems support personnel.

OUR FAILURE OR THE FAILURE OF OTHERS UPON WHOM WE RELY TO BE YEAR 2000 COMPLIANT COULD INTERRUPT OUR SERVICE AND HARM OUR BUSINESS.

     The Year 2000 issue generally describes the various problems that may result from the improper processing of dates and date-sensitive transactions by computers and other equipment as a result of computer hardware and software using two digits, rather than four digits, to identify the year in a date. Any of our computer programs or systems, or those of our suppliers, that have date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculation causing disruption of our operations, including, among other things, a temporary inability to process transactions, send invoices or engage in similar routine business activities and interruptions in customer care. If we fail to achieve Year 2000 readiness with respect to our systems and hardware, our business may be adversely affected. Our computerized business applications that could be adversely affected by the Year 2000 issue include:

     - information processing and financial reporting systems;

     - customer billing systems;

     - customer care systems;

     - telecommunication transmission systems; and

     - facility systems.

     A significant portion of our computerized systems and technologies has been developed, installed or upgraded in recent years and is more likely to be Year 2000 ready. We are performing an internal assessment of our own material information systems, including our internal computers, network servers and switching facilities, to determine whether our systems and hardware are Year 2000 compliant. To date, we have discovered no material information systems which are not Year 2000 compliant. Nonetheless, we may not be able to fully identify the impact of Year 2000 on such systems prior to Year 2000, or resolve any identified issues, without disruption to our business and without incurring significant expense.

     We are currently deploying our own network which minimizes the potential third party impact of the Year 2000 issue on our facilities, customer care, telecommunications and other business systems. We are continuing to evaluate and determine whether our significant suppliers are in compliance or have appropriate plans to remedy Year 2000 issues when their systems interface with our systems. We do not expect that this will have a material impact on our operations. However, there can be no assurance that the systems of other companies on which we rely will be Year 2000 compliant in a timely fashion, or that failure to successfully convert by another company, or conversion that is incompatible with our systems, would not have an impact on our operations. The inability of our principal suppliers to be Year 2000 compliant could result in delays in service deliveries from those suppliers and materially impact our ability to do business.

     Specifically, because we currently lease 100% of our transport facilities, we are dependent on the availability of fiber transport facilities owned by other telecommunications services providers. The risks associated with the failure of these telecommunications services providers' systems or transport facilities include potential interruption of service, blocked calls and delayed call completion. There are few, if any, contingency measures we can take if Year 2000 problems cause these telecommunications services providers' facilities to fail. We lease transport facilities from multiple telecommunications services providers in each market in which we operate in an attempt to provide redundancy and diversity in service. However, we cannot guarantee that there will not be multiple network failures in one or more of our markets. If our transport vendors experience facilities failures, our business may be disrupted and we may suffer a significant adverse effect. In addition, we are reliant upon the networks of other local exchange carriers and interexchange carriers to successfully complete calls to and from our network. To the extent these carriers experience Year 2000 issues, our telecommunications services may be materially and adversely affected.

DEREGULATION OF THE TELECOMMUNICATIONS INDUSTRY INVOLVES UNCERTAINTIES, AND THE RESOLUTION OF THESE UNCERTAINTIES COULD ADVERSELY AFFECT OUR BUSINESS.

     The Telecommunications Act of 1996, or the Telecommunications Act provides for significant deregulation of the telecommunications industry, including the local exchange and long distance industries. This statute and the related regulations remain subject to judicial review and additional rulemakings of the Federal Communications Commission, or FCC, making it difficult to predict what effect the legislation will have on us, our operations and our competitors. Several regulatory and judicial proceedings are underway or have recently concluded, that address issues affecting our operations, and those of our competitors, which may cause significant changes to our industry. We cannot predict the outcome of these developments, nor can we assure you that these changes will not have a material adverse effect on us. Specifically, the following is a non-exhaustive list of proceedings and regulatory developments that could have a material impact on our business operations:

          REGIONAL BELL OPERATING COMPANY PROVISION OF INTERLATA LONG DISTANCE SERVICES. In September 1999, Bell Atlantic filed an application with the FCC seeking authority to begin providing interLATA long distance services to customers located in the State of New York. Local area and transport areas, or LATAs, are service areas between which the Regional Bell Operating Companies are precluded from providing services. The Telecommunications Act provides relief from this restriction so long as these companies meet certain pro-competitive criteria. Service between LATAs is known as "interLATA service" and is often referred to as long distance service. In October 1999, we and other competitors commented in opposition to Bell Atlantic's application. The New York Public Service Commission filed in support of the application at the same time. On November 1, 1999, the Department of Justice, or DOJ, stated that Bell Atlantic has not yet met all its market opening obligations and that, as a result, the FCC could deny the application. The DOJ also indicated that if the FCC were to approve the application, it should impose conditions to ensure Bell Atlantic continues to comply with its obligations to provide others with access to its local markets as established by the Telecommunications Act and FCC regulations. The FCC must act on the application by December 28, 1999. If Bell Atlantic's application to provide interLATA long distance services is approved, its competitive position in New York is likely to be strengthened substantially, which could have a materially adverse effect on our continued ability to attract and retain customers. We anticipate that Bell Atlantic will soon submit similar applications to obtain interLATA long distance service authority in other states in its 14-state operating region. Currently, no other application for the provision of in-region long distance services is pending at the FCC. Upon passage of the Telecommunications Act, however, Bell Atlantic, as well as the rest of the Regional Bell Operating Companies, were permitted to immediately enter the long distance business in those states in which they do not currently provide local exchange services. While we have not seen significant competition from them to date, their widespread entry into the long distance business could result in substantial competition with our services and may have a material adverse effect on our business.

          FCC NETWORK ELEMENT REMAND ORDER. On November 5, 1999, the FCC released an order responding to the U.S. Supreme Court decision directing the FCC to re-evaluate the list of network elements which it required to be provided by ILECs to competitors. The FCC's order requires that ILECs make available most, but not all, of the network elements specified in its initial Interconnection Order, released in 1996. Specifically, ILECs are no longer required to provide access at cost-based rates to operator services and directory assistance or shared transport. While we currently utilize alternative providers for these services, to the extent we must rely on any ILECs for the provision of such services in the future, our business operations could be materially affected. We expect interested parties to seek reconsideration or appeal of the FCC's order on remand, and cannot predict the outcome of such reconsideration or appeal. If the ILECs fail to fully implement the FCC's decision, we, along with other telecommunications services providers, could be forced to file formal litigation in order to ensure compliance.

          DEREGULATION OF ILEC ADVANCED DATA SERVICES. The FCC has initiated a proceeding to determine, among other things, whether ILECs will be able to avoid some of their obligations under the Telecommunications Act by providing data services through separate affiliates, and whether the ILECs should be granted relief from restrictions on local area transport for data only services. Several ILECs have filed petitions with the FCC seeking relief from pricing regulation for their data services in certain regions. A decision adverse to CLECs could provide the ILECs with a significant competitive advantage in the provision of data services in these areas.

          REGULATION OF ACCESS CHARGES. The FCC has asked for public comment on whether it should begin to regulate the access charges imposed by competitive local telecommunications services providers. Currently, competitive local telecommunications services providers for the origination and termination of long distance calls, as opposed to the ILECs, are free to charge access rates at any levels they deem appropriate. A decision by the FCC to regulate access charges assessed by service providers, like us, could result in the reduction in the amount we can charge for long distance carriers to use our network to originate and terminate calls to and from our customers.

          PRICING FLEXIBILITY FOR HIGH-CAPACITY SERVICES. In August 1999, the FCC released an order that granted substantial additional pricing flexibility to ILECs for interstate special and switched access services including the removal of some services from price cap regulation. The FCC also established a framework for granting many ILECs greater flexibility in the pricing of all interstate access services once they satisfy prescribed competitive criteria. This pricing flexibility will likely result in ILECs lowering their prices in high traffic density areas, the probable areas of competition with us, placing greater downward pressure on our prices and potentially lowering our margins.

          MANDATORY DETARIFFING OF FCC SERVICES. Beginning in November 1996, and most recently in March 1999, the FCC issued a series of orders requiring, among other things, non-dominant, long distance carriers, like us, to cease filing tariffs for domestic long distance services. The FCC's original detariffing order subsequently was stayed by a federal appeals court, and it is unclear at this time whether or when the detariffing order will be implemented. In its March 1999 order, the FCC adopted further rules that, while still maintaining mandatory detariffing, required long distance carriers to make specific public disclosures on the carriers' Internet websites of their rates, terms and conditions for domestic interstate services. The effective date of all mandatory detariffing rules has been delayed due to the pending appeal of the mandatory detariffing issue in federal court. If the FCC's orders become effective, non-dominant interstate service providers will no longer be able to rely on the filing of tariffs with the FCC as a means of providing notice to customers of prices, terms and conditions under which they offer their domestic interstate services. This could result in greater reliance on individual customer contracts for legal protections associated with the provision of interstate long distance services.

          RECIPROCAL COMPENSATION FOR DIAL-UP INTERNET TRAFFIC. Recently, the FCC determined that both dedicated access and dial-up calls from a customer to an Internet service provider are primarily interstate in nature and subject to the FCC's jurisdiction. The FCC has initiated a proceeding to determine the effect that this regulatory classification will have on the obligation of a local exchange carrier to pay reciprocal compensation for dial-up calls to Internet service providers that originate on one local exchange carrier's network and terminate on another local exchange carrier's network. A decision which invalidates current reciprocal compensation arrangements could result in the reduction or elimination of reciprocal compensation payments for traffic terminated to Internet service providers, thereby negatively affecting the revenue generated by this type of traffic over our network.

          FCC COST-BASED PRICING METHODOLOGY FOR NETWORK ELEMENTS. The U.S. Court of Appeals for the Eighth Circuit is currently addressing whether the FCC's methodology for pricing network elements on a cost-basis, as set forth in the FCC's Interconnection Order, violates the Telecommunications Act. An adverse decision by the Eighth Circuit could cause significant uncertainty as to how network elements are priced and could have the effect of raising the rates ILECs can charge for network elements. Such a decision could have a material adverse effect on our ability to purchase network elements and to sustain margins necessary to compete in our marketplace.

          NEGOTIATION OF INTERCONNECTION AGREEMENTS. The Telecommunications Act requires ILECs to negotiate the terms governing the provision of network elements and interconnection services between ILECs and competitive telecommunications services providers, and to the extent an agreement is not reached, file for arbitration with the state public service commission in order to resolve any disputes. The Telecommunications Act and related regulations require ILECs to make the provisions of previously negotiated agreements available to other telecommunications services providers. As a result, telecommunications services providers have the opportunity to adopt a completed agreement of other carriers if they prefer not to negotiate a new agreement. While we have interconnection agreements for all markets in which we currently operate, agreements will be subject to renewal, and we will be entering new markets, within the next six to 18 months. Our ability to obtain new, or renew our existing, interconnection agreements on favorable terms and conditions will be dependent on new regulatory developments, and our business could be adversely affected to the extent these developments are against our interests.

OUR MANAGEMENT HAS BROAD DISCRETION OVER THE USE OF PROCEEDS FROM THIS OFFERING, WHICH COULD ADVERSELY AFFECT OUR BUSINESS.

     We intend to use the proceeds of the offering to expand our sales force and sales office locations, fund the expansion and development of our network and information technology systems, repay debt and provide for working capital and other general corporate purposes. We cannot predict in which, if any, of our existing or future opportunities we will ultimately invest. While we currently expect to use the proceeds of the offering as described above, if our plans change, we would use any remaining cash to fund other development projects or acquisitions and for general corporate and working capital purposes.

OUR EXECUTIVE OFFICERS AND DIRECTORS ARE ABLE TO EXERCISE SIGNIFICANT INFLUENCE OVER OUR COMPANY, WHICH COULD ADVERSELY AFFECT OUR BUSINESS.

     After this offering, our executive officers and directors will continue to
control approximately   % of our common stock and will exercise significant
influence over stockholder voting matters which will limit the influence of our new stockholders. If our officers and directors act together, they will be able to influence the composition of the board of directors and will continue to have significant influence over our affairs in general.

THERE IS NO PRIOR MARKET FOR OUR COMMON STOCK AND THE PRICE MAY DECLINE AFTER THIS OFFERING.

     Our common stock has not been traded in the public market before this offering. We have applied to have our common stock listed on the Nasdaq National Market, but we do not know whether active trading in our common stock will develop or continue after this offering. If active trading does not develop, it could cause the market price of our common stock to decrease. The price for our common stock has been determined through negotiations with the underwriters. You may not be able to resell your shares at or above the price you will pay for our common stock.

FUTURE SALES OF OUR COMMON STOCK MAY LOWER OUR STOCK PRICE.

     If our existing stockholders sell a large number of shares of our common stock, the market price of the common stock could decline significantly. The perception in the public market that our existing stockholders might sell shares of common stock could depress our market price. Immediately after this offering,
approximately           shares of our common stock will be outstanding. Of these
shares,           of the shares included in this offering will be available for
immediate resale in the public market. The remaining           shares, or   % of
our total outstanding shares, will become available for resale in the public
market as shown on the chart below. All of these remaining           shares are
subject to lock-up agreements restricting the sale of such shares for 180 days from the date of this prospectus. However, the underwriters may waive this restriction and allow these stockholders to sell their shares at any time.

         NUMBER OF SHARES/              DATE OF FIRST AVAILABILITY FOR RESALE
         % OF OUTSTANDING               -------------------------------------
               /  %          Immediately after the date of this prospectus, all of which shares are subject to lock-up agreements
               /  %          90 days after the date of this prospectus, all of which
                             shares are subject to lock-up agreements
               /  %          At various times between 90 days and 180 days after the date of the prospectus, all of which shares are subject to
                             lock-up agreements

INVESTORS WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION OF $     IN THE
BOOK VALUE OF THEIR INVESTMENT.

     If you purchase shares of our common stock in this offering, you will
experience immediate dilution of $     per share because the price that you pay
will be substantially greater than the net tangible book value per share of the shares you acquire. This dilution is due in large part to the fact that our earlier investors paid substantially less than the public offering price when they purchased their shares. You will experience additional dilution upon the exercise of stock options and warrants to purchase common stock.

FORWARD-LOOKING STATEMENTS ARE INHERENTLY UNCERTAIN.

     We make forward-looking statements in the "Prospectus Summary", "Risk Factors", "Use of Proceeds", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" sections and elsewhere in this prospectus. These forward-looking statements include, but are not limited to, statements about our plans, objectives, expectations, intentions and assumptions and other statements that are not historical facts. We generally intend the words "expect," "anticipate," "intend," "plan," "believe," "seek," "estimate" and similar expressions to identify forward-looking statements.

     Because these forward-looking statements involve risks and uncertainties, including those described in this "Risk Factors" section, our actual results may differ materially from those expressed or implied by these forward-looking statements. We do not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                                USE OF PROCEEDS

     The net proceeds from the offering, after deducting estimated fees and
expenses, are estimated to be approximately $     million. We intend to use the
net proceeds of the offering to:

     - expand our sales force and sales office locations;

     - fund the expansion and development of our national network infrastructure and information technology systems;

     - repay the outstanding balance on the Nortel senior discount note; and

     - cover other general corporate expenses, including the funding of operating losses.

     As part of our strategy, we may make acquisitions and a portion of the net proceeds from the offering may be used for such purposes. We have no definitive agreement with respect to any acquisition, although we regularly engage in discussions with other companies and assess opportunities on an ongoing basis. We may be required to obtain additional financing to complete our network build-out if, among other reasons, we use a portion of the proceeds from the offering to fund acquisitions, or if our plans or projections change or prove to be inaccurate. We cannot assure you that this additional financing will be available on terms acceptable to us or at all.

                                DIVIDEND POLICY

     We have never paid cash dividends on our common stock nor do we have plans to do so in the foreseeable future. The declaration and payment of any dividends in the future will be determined by our Board of Directors, in its discretion, and will depend on a number of factors, including our earnings, capital requirements and overall financial condition. In addition, our ability to declare and pay dividends is substantially restricted under our credit facility with Nortel.

                                 CAPITALIZATION

     The following table sets forth our consolidated capitalization as of September 30, 1999, adjusted to reflect our recapitalization described below, our pro forma capitalization which gives effect to the automatic conversion of our redeemable convertible preferred stock into common stock and our pro forma
capitalization as adjusted to reflect the issuance and sale of      shares of
common stock in this offering and the application of the resulting net proceeds. See "Use of Proceeds." You should read this table together with "Selected Consolidated Financial and Other Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical financial statements and notes thereto included elsewhere in this prospectus.

                                                                                     PRO FORMA
                                                              ACTUAL    PRO FORMA   AS ADJUSTED
                                                              ------    ---------   -----------
                                                                (IN THOUSANDS, EXCEPT SHARES
                                                                    AND PER SHARE DATA)
Lease obligations, long-term portion.......................  $  1,730   $  1,730     $  1,730
                                                             --------   --------     --------
Notes payable, long-term portion...........................    16,556     16,556       16,556
Redeemable convertible preferred stock (non-cumulative),
  par value $0.01 per share; 12,000,000 shares authorized:
  11,738,437 shares issued and outstanding, actual; no
  shares issued and outstanding, pro forma and pro forma as
  adjusted.................................................    75,181         --           --
Stockholders' (deficit) equity:
  Preferred stock, par value $0.01 per share; no shares
     authorized, issued or outstanding, actual; 60,000,000
     shares authorized and no shares issued and
     outstanding, pro forma and pro forma as adjusted......
  Common stock, par value $0.01 per share; 30,000,000
     shares authorized, 8,092,258 shares issued and
     outstanding, actual; 200,000,000 shares authorized,
     19,830,695 shares issued and outstanding, pro forma
     and      shares issued and outstanding pro forma as
     adjusted..............................................        81        198
  Additional paid-in capital...............................    10,509     85,572
  Deferred stock compensation..............................    (2,236)    (2,236)      (2,236)
  Accumulated deficit......................................   (61,649)   (61,649)
                                                             --------   --------     --------
          Total stockholders' (deficit) equity.............   (53,295)   (21,885)
                                                             --------   --------     --------
          Total capitalization.............................  $ 40,172   $ 40,172     $
                                                             ========   ========     ========

                                    DILUTION

     At September 30, 1999, we had a pro forma net tangible book value of approximately $1.10 per share of common stock. Pro forma net tangible book value per share of common stock at any date represents the amount of our total tangible assets minus total liabilities divided by the total number of our outstanding shares of common stock after giving effect to the automatic conversion of all outstanding shares of redeemable convertible preferred stock into 11,738,437 shares of common stock. After giving effect to the sale of the shares of common stock offered by this prospectus at an assumed initial
public offering price of $     per share (the midpoint of the range shown on the
cover page of this prospectus) and the application of the estimated net proceeds as described in "Use of Proceeds," our pro forma as adjusted net tangible book
value would have been approximately $     , or $     per share. Thus, under
these assumptions, purchasers of our common stock offered by this prospectus
will pay $     per share and will receive      shares with a net tangible book
value per share of common stock of $     , which represents an immediate
dilution of $     per share.

     Initial public offering price per share................           $
                                                                       -----
          Pro forma net tangible book value per share as of
           September 30, 1999...............................   $1.10
          Pro forma increase per share attributable to new
           investors........................................
                                                               -----
     Pro forma as adjusted pro forma net tangible book value
      per share after the offering..........................
                                                                       -----
     Pro forma dilution per share to new investors..........           $
                                                                       =====

     The following table summarizes, on a pro forma as adjusted basis as of September 30, 1999, the difference between the existing stockholders and new investors with respect to the number of shares of common stock purchased from us, the total consideration paid and the average price per share paid at the
initial public offering price of $     per share (before deducting estimated
underwriting discounts and commissions and offering expenses payable by us):

                                                               TOTAL
                                     SHARES PURCHASED      CONSIDERATION
                                     -----------------   -----------------   AVERAGE PRICE
                                     NUMBER    PERCENT   AMOUNT    PERCENT     PER SHARE
                                     ------    -------   ------    -------   -------------
Existing stockholders..............  $               %   $               %     $
                                     -------    -----    -------    -----      --------
New investors......................                  %                   %
                                     -------    -----    -------    -----      --------
          Total....................  $          100.0%   $          100.0%     $
                                     =======    =====    =======    =====      ========

     The foregoing table assumes no exercise of stock options or warrants. As of November 30, 1999, there were options and warrants outstanding to purchase 4,411,425 shares of common stock at a weighted average exercise price of $2.30 per share. To the extent outstanding options and warrants are exercised, there will be further dilution to new investors.

                 SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

     The following tables set forth certain historical consolidated financial and other data of the Company for each of the five years in the period ended December 31, 1998 and as of and for each of the nine month periods ended September 30, 1998 and September 30, 1999. We derived our selected historical consolidated financial data as of and for each of the three years in the period ended December 31, 1998 and as of and for the nine month period ended September 30, 1999 from our audited consolidated financial statements included elsewhere in this prospectus. We derived our selected historical consolidated financial data as of and for the year ended December 31, 1995 from our audited consolidated financial statements that are not included in this prospectus. We derived our selected historical consolidated financial data as of and for the year ended December 31, 1994 and for the nine month period ended September 30, 1998 from our unaudited consolidated financial statements which, in the opinion of our management, reflect all adjustments, consisting only of normal recurring accruals, necessary to present fairly the data presented for such periods.

     Our operating results for the nine month periods ended September 30, 1998 and September 30, 1999 are not necessarily indicative of results that may be expected for a full year. You should read the following historical consolidated financial data in conjunction with "Capitalization," "Summary Consolidated Financial and Other Data," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and related notes that we include elsewhere in this prospectus.

                                                                                           NINE MONTHS
                                                                                              ENDED
                                                   YEAR ENDED DECEMBER 31                 SEPTEMBER 30
                                         -------------------------------------------   -------------------
                                         1994    1995     1996     1997       1998       1998       1999
                                         ----    ----     ----     ----       ----       ----       ----
                                             (IN THOUSANDS, EXCEPT PER SHARE DATA AND OPERATING DATA)
STATEMENTS OF OPERATIONS DATA:
Revenue................................  $803   $1,238   $1,939   $ 3,544   $  9,419   $  5,918   $ 18,670
Operating costs and expenses:
Operating costs........................    96      150      514       907      7,888      3,855     15,497
Selling, general and administration....   290      749    1,313     3,833     15,138     10,032     26,520
Depreciation and amortization..........     2        5       27       122        687        337      2,125
                                         ----   ------   ------   -------   --------   --------   --------
Total operating expenses...............   388      904    1,854     4,862     23,713     14,224     44,142
Operating income (loss)................   415      334       85    (1,318)   (14,294)    (8,306)   (25,472)
Other income (expenses)................    (4)     (15)     (17)      817        527        244      3,439
                                         ----   ------   ------   -------   --------   --------   --------
Net income (loss)......................  $411   $  319   $   68   $  (501)  $(13,767)  $ (8,062)  $(22,033)
Net income (loss) applicable to common
  stockholders.........................   411      319       68      (501)   (22,670)   (13,632)   (37,811)
Net income (loss) per share applicable
  to common stockholders -- basic and
  diluted..............................  0.05     0.04     0.01     (0.06)     (2.81)     (1.69)     (4.67)
Pro forma net income (loss) per share
  Applicable to common stockholders --
  Basic and diluted(1).................    --       --       --     (0.06)     (0.87)     (0.54)     (1.11)

                                                                                           NINE MONTHS
                                                                                         ENDED SEPTEMBER
                                             YEAR ENDED DECEMBER 31                            30
                               --------------------------------------------------   -------------------------
                                  1994        1995     1996     1997       1998        1998          1999
                                  ----        ----     ----     ----       ----        ----          ----
                               (UNAUDITED)                                          (UNAUDITED)
                                          (IN THOUSANDS, EXCEPT PER SHARE DATA AND OPERATING DATA)
OTHER FINANCIAL DATA:
Capital expenditures.........       (3)         (27)     (34)      (88)    (2,031)       (561)      (26,111)
Cash flows provided by oper-
  ating activities...........      308          220        1      (476)   (11,717)     (6,703)      (15,451)
EBITDA(2)....................      417          329      106      (313)   (13,604)     (7,969)      (19,770)
OPERATING DATA:
Total access lines
  equivalents billed (3).....       --           --       --        --     10,554       2,399        41,678
Total customers billed.......        1            1       21        87        567         268           694
Total employees..............        6           12       18        58        164         149           348
Switches in service..........       --           --       --        --         --          --             6
  Voice......................       --           --       --        --         --          --             2
  Data.......................       --           --       --        --         --          --             4

                                                                                                  SEPTEMBER 30, 1999
                                                   DECEMBER 31,                        -----------------------------------------
                               -----------------------------------------------------                                PRO FORMA
                                 1994       1995       1996       1997       1998       ACTUAL     PRO FORMA(1)   AS ADJUSTED(1)
                               --------   --------   --------     ----       ----       ------     ------------   --------------
                                                                                (IN THOUSANDS)              (UNAUDITED)
BALANCE SHEET DATA:
  Cash and cash
    equivalents..............    $ 61       $ 33       $  3     $ 2,350    $ 33,440    $ 13,320      $ 13,320        $
  Property and equipment,
    net......................       6         49        147         500      11,500      49,623        49,623          49,623
  Working capital............      68        136        167       2,083      30,562       3,755         3,755
  Total assets...............     177        380        603       4,040      50,091      74,102        74,102
  Long-term debt.............      --         16         63         258       2,000      18,286        18,286          18,286
  Redeemable preferred
    stock....................      --         --         --       3,500      59,403      75,181            --              --
  Common stock...............      80         80         80          80          81          81           198
  Total stockholders'
    (deficit) equity.........      77        191        259      (1,087)    (23,620)    (53,295)       21,885

---------------

(1) The pro forma net income (loss) per share data summarized below gives effect to the automatic conversion of all of our preferred stock into common shares as if the conversion occurred at the beginning of the respective period. The pro forma balance sheet data gives effect to the automatic conversion of the preferred stock as of September 30, 1999. The pro forma adjusted balance
    sheet data gives effect to the issuance and sale of     shares of common
    stock in this offering as if these transactions occurred on September 30, 1999.

(2) EBITDA consists of net income (loss) before interest, income taxes, depreciation and amortization. We believe that EBITDA is a useful financial performance measure for comparing companies in the communications industry in terms of operating performance, leverage and ability to incur and service debt. EBITDA provides an alternative measure of cash flow from operations. EBITDA should not be considered in isolation from, or as a substitute for, net income (loss), net cash provided by (used for) operating activities or other consolidated income or cash flow statement data presented in accordance with GAAP, or as a measure of profitability or liquidity. EBITDA does not reflect working capital changes and includes non-interest components of other income (expense), most of which are non-recurring. These items may be considered significant components in understanding and assessing our results of operations and cash flows. EBITDA may not be comparable to similarly titled amounts reported by other companies.

(3) Line equivalents calculated on the basis of 64 kilobits per second per line.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the "Selected Consolidated Financial and Other Data" and the financial statements and notes thereto contained elsewhere in this prospectus. Financial information contained herein relating to periods prior to June 30, 1998 primarily reflects our operations as a sales agent for Bell Atlantic. Because of our transition to a telecommunications services provider and our deployment of facilities, the financial information for periods prior to June 30, 1998 does not reflect our current and planned business. Comparisons of financial information between such periods will not provide valid comparisons. Certain information contained in the discussion and analysis set forth below and elsewhere in this prospectus, including information with respect to our plans and strategy for our business and related financing, includes forward-looking statements that involve risk and uncertainties. In evaluating such statements, prospective investors should specifically consider the various factors identified in this prospectus that could cause results to differ materially from those expressed in such forward-looking statements including matters set forth in "Risk Factors."

OVERVIEW

     We began operations in 1993 as a sales agent selling Bell Atlantic local services to businesses. Under this program, we received a one-time commission for selling complex and high-capacity telecommunications services. We were the largest producing sales agent based on the annual sales revenue which we generated out of more than 100 sales agents during our last four full years in the sales agent program, 1994 through 1997.

     We initially used the resale of telecommunications services as a market entry strategy while we began the build-out of our network. In January 1998, we began offering long distance and non-local data services on a resale basis. In June 1998, we left the Bell Atlantic sales agent program and began offering Net2000-branded local telecommunications services on a resale basis directly to large- and medium-sized businesses. We ceased acquiring new resale customers in markets where we deployed our own network. In March 1999, we deployed our first switch and began offering facilities-based telecommunications services. Also in March 1999, we ceased reselling Bell Atlantic local services in all markets except New York City and Long Island, where we ceased reselling in November 1999. We no longer use local resale as a primary customer acquisition strategy, do not intend to do so in the future and plan to migrate as many of our existing resale customers as possible to our network. In limited circumstances, we use resale to satisfy customer needs for data and long distance services outside our network area.

     As of November 1999, we have deployed a total of nine switches in our network, including three voice switches and six data switches throughout the mid-Atlantic and northeastern regions of the United States under Phase I of our network deployment schedule. When we complete Phase II in December 2000, we are scheduled to have deployed a total of seven voice and 23 data switches in major markets throughout the United States, thereby completing our national data backbone network. Phase III includes the deployment of four additional data switches and ten additional voice switches. We expect to complete Phase III by September 30, 2002.

     We estimate that, from July 1998 when we began offering our Net2000-branded services through November 30, 1999, our average customer had approximately 68 access line equivalents. We count an access line equivalent as 64 kilobits of bandwidth, known as a DS-0 circuit. Approximately 52% of our customers purchase more than one service from us.

     We expect to continue to derive revenue from the sale of integrated telecommunications services, including:

     - data communications services, including wide area network interconnection, high speed Internet access, frame relay services and private line services;

     - voice services, including local and long distance services; and

     - enhanced Internet services.

     We believe that providing telecommunications services over our own smart-build network will enable us to:

     - improve operating margins;

     - broaden service offerings and enhance customer control by providing more efficient service;

     - reduce network capital requirements;

     - improve speed to market and mitigate the risk associated with investing capital in long term assets, thereby preserving capital for other uses such as sales and marketing; and

     - reduce operating expenses.

     Although we believe our smart-build strategy will improve our results of operations over the long-term, this strategy is expected to have a negative effect on our financial condition and results of operations over the short-term. We expect significant losses and negative cash flow for at least the next several years, which we expect will be primarily attributable to the deployment of our national network and expected expansion of our operations.

  REVENUE

     We generate most of our revenue from the sale of local, long distance, Internet access and other data services to large- and medium-sized businesses. We are currently offering our full suite of services in markets where we have deployed our network. Outside of these markets, we offer data and long distance services on a resale basis to meet the needs of our large customers.

     Our revenue consists of monthly recurring charges, usage charges and initial, non-recurring charges. Monthly recurring charges include the fees paid by our customers for lines in service, additional features on those lines and collocation space. Usage charges consist of fees paid for each call made generally measured by the minute but also measured by the call. Non-recurring revenue is typically derived from fees charged to install new customer lines.

     In addition to revenue generated from end-user customers, we also generate revenue from access fees charged to long distance companies for the local origination and termination of long distance calls from or to our customers. If an imbalance occurs based on inbound versus outbound local calls, we may also be owed reciprocal compensation from the ILEC. We will bill the access and reciprocal compensation to the long distance companies and local telephone companies on a monthly basis according to standard industry practices. Reciprocal compensation and access charges are not significant components of our revenue and represented less than 5% of total revenue for the nine months ended September 30, 1999. Although we expect revenue from reciprocal compensation and access charges to increase as more customers come onto our network, we anticipate deriving the majority of our revenue from the sale of our telecommunications services to large- and medium-sized businesses.

     Prior to July 1998, our revenue primarily consisted of commissions earned as a Bell Atlantic sales agent, and of telecommunications revenue earned from the sale of long distance and data services under our own brand name. Since we began providing Net2000-branded telecommunications services on a resale basis as a market entry strategy and because we only provisioned our first "on-net" customer in May 1999, the majority of our revenue for the nine months ended September 30, 1999 was derived from the resale of telecommunications services. However, because we no longer use resale as a primary customer acquisition strategy, we expect this revenue to quickly diminish in the future as a percentage of revenue. We expect to transition customers which generate approximately 70% of our existing resale revenues to our network within the next 12 months. As a result of these transition periods, revenue comparisons to prior periods may not be valid comparisons.

  OPERATING COSTS AND EXPENSES

     We expect that our primary operating costs and expenses will consist of the cost of providing our services and selling, general and administrative expenses.

     OPERATING COSTS. Our most significant expense will be the cost of leasing certain elements of the full "bundle" of traditional telephone services for sale to our local service subscribers, the cost of leasing part of the data network being used by our data customers and the cost of leasing parts of the long distance network being used by our long distance service customers.

     We purchase local telephone service for our customers on a "wholesale" basis pursuant to interconnection agreements with the ILECs in our targeted markets. Typically, these agreements establish the terms and conditions of the interconnection arrangements along with the cost per minute to be charged by each party for the calls that travel between each carrier's network.

     We provide data services to our customers over our own switches in six markets and leased fiber transport, and in other areas by leasing part of the data network requirements from various telecommunications companies pursuant to written agreements.

     We have entered into agreements with long distance providers in order to originate or terminate long distance traffic in areas where we cannot do so over our own network. These agreements provide for the origination or termination of long distance services on a per-minute basis and contain minimum usage volume commitments. If we fail to meet minimum volume commitments, we may be obligated to pay underutilization charges. To date, we have met our usage volume commitments and have not incurred any underutilization charges.

     To minimize our costs, we lease fiber optic transport facilities between cities on a fixed cost basis pursuant to written agreements with the providers of this transport capacity. The leased transport routes interconnect our switches, enabling us to cost-effectively provide much of the data and long distance needs of our customers. For the needs of our customers beyond our network coverage, we purchase that capacity on a wholesale basis under our interconnection agreements with other telecommunications companies.

     If we underestimate our need for fiber optic connections, we may be required to obtain capacity through more expensive means. These costs are usage sensitive and will increase as our customers' long distance calling volume increases. As traffic on specific routes increases, we may lease flat-rated long distance trunk capacity to reduce our variable costs and improve our gross margins.

     Once we have deployed a switch in a particular market, we expect that switch site leasing and maintenance expense will be a significant part of our ongoing cost of services.

     Our primary expense associated with providing Internet access to our customers is the cost of interconnecting our network with a national Internet service provider. Currently, we provide our customers direct connectivity to the Internet through a national Internet access provider.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Our selling, general and administrative expenses include our infrastructure costs, including selling and marketing costs, customer care, billing, corporate administration, personnel and network maintenance expenses.

     We employ a direct sales force in each of our markets. To attract and retain a highly qualified sales force, we offer our sales personnel a compensation package that emphasizes commissions. We expect to incur significant selling and marketing costs as we continue to hire additional personnel and expand our operations.

     We have deployed a state-of-the-art billing system that provides consolidated billing for all services we provide to our customers on a single invoice. We began issuing invoices in the first quarter of 1998, billing long distance services and, subsequently, local, Internet access and other data services.

     We have developed tailored systems and procedures for operational support and other back office systems that are required to provision and track a customer order from point of sale to the installation and testing of service. These systems are operational on a stand alone basis today and will interface automatically with trouble management, inventory, billing, collection and customer care systems by the end of the first quarter of 2000. In October 1999, we implemented the initial phase of e.mpower, our e-commerce, web-based customer interface. The second phase of e.mpower is targeted for release in January 2000, and will include the capability to review real-time network utilization statistics. Subsequent phases will continue to build on this robust feature set while providing further enhancements and value-added customer capabilities.

     Along with the development cost of the systems, we will also incur ongoing expenses for customer care and billing. As our strategy stresses the importance of personalized customer care, we expect that the expenses related to our customer care department will remain a significant part of our ongoing administrative expenses. We expect the cost to maintain, enhance and operate these systems and provide these critical functions will grow and will continue to be a significant part of our ongoing general and administrative expenses.

     We incur other costs and expenses, including the costs associated with the maintenance of our network, administrative overhead, office leases and bad debt. We expect that these costs will grow significantly as we expand our operations and that administrative overhead will be a large portion of these expenses during the initial phases of our business expansion. However, we expect these expenses to become smaller as a percentage of our revenue as we build our customer base.

RESULTS OF OPERATIONS

  NINE MONTHS ENDED SEPTEMBER 30, 1999 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1998.

     REVENUE. Revenue for the nine months ended September 30, 1999, increased 217% to $18.7 million from $5.9 million for the nine months ended September 30, 1998. The increase resulted primarily from the additional sales of telecommunications services to large- and medium-sized businesses which increased to $18.7 million for the nine months ended September 30, 1999, offset by a decrease from $3.0 million to zero in our agency revenue, as a result of the termination of our status as a sales agent.

     OPERATING COSTS. Operating costs increased 297% to $15.5 million for the nine months ended September 30, 1999, from $3.9 million for the nine months ended September 30, 1998. This increase was attributable to the cost of providing the telecommunications services underlying the increased revenue from telecommunications services.

     SELLING, GENERAL AND ADMINISTRATIVE. Selling, general and administrative expenses increased 165% to $26.5 million for the nine months ended September 30, 1999, from $10.0 million for the nine months ended September 30, 1998. This increase was primarily attributable to the increase in sales, delivery and support associated with the increase in revenue discussed above, the launch of our telecommunications services and the hiring of key senior management and other personnel to develop and implement certain infrastructure initiatives to support our new non-agent business.

     DEPRECIATION AND AMORTIZATION. Depreciation and amortization expense increased 600% to $2.1 million for the nine months ended September 30, 1999, from $0.3 million for the nine months ended September 30, 1998. This increase was primarily due to amortization of back office systems and software, and depreciation of network elements and staff related expenses.

     OTHER INCOME. Other income increased 1,600% to $3.4 million for the nine months ended September 30, 1999, from $0.2 million for the nine months ended September 30, 1998. This change was primarily attributable to a $3.5 million gain on a negotiated settlement with Bell Atlantic.

  YEAR ENDED DECEMBER 31, 1998 COMPARED TO THE YEAR ENDED DECEMBER 31, 1997.

     REVENUE. Revenue increased 169% to $9.4 million for 1998 from $3.5 million for 1997. The increase resulted primarily from the launch of our business as a telecommunications services provider to large- and medium-sized businesses where such revenue increased 6,400% to $6.5 million for 1998 from $0.1 million for 1997.

     OPERATING COSTS. Operating costs increased 778% to $7.9 million for 1998 from $0.9 million for 1997. The increase resulted primarily from the launch of our business as a telecommunications services provider to large- and medium-sized businesses as discussed above.

     SELLING, GENERAL AND ADMINISTRATIVE. Selling, general and administrative expenses increased 297% to $15.1 million for 1998 from $3.8 million for 1997. The increase resulted primarily from the launch of our business as a telecommunications services provider to large- and medium-sized businesses.

     DEPRECIATION AND AMORTIZATION. Depreciation and amortization expenses increased 600% to $0.7 million in 1998 from $0.1 million in 1997. This increase was primarily due to the depreciation expense related to our billing system and to our furniture and computer equipment and the amortization of software for our growing employee base.

     OTHER INCOME. Other income decreased 38% to $0.5 million for 1998 from $0.8 million for 1997. This change was attributable primarily to a one-time gain on sale of our consulting division.

  YEAR ENDED DECEMBER 31, 1997 COMPARED TO THE YEAR ENDED DECEMBER 31, 1996.

     REVENUE. Revenue increased 84% to $3.5 million for 1997 from $1.9 million for 1996. The increase resulted primarily from an increase in sales to existing customers and the development of additional customer relationships with large- and medium-sized businesses.

     OPERATING COSTS. Operating costs increased 80% to $0.9 million for 1997 from $0.5 million for 1996. This increase was attributable to additional staffing of customer service and support necessary for the increase in customer base as discussed above.

     SELLING, GENERAL AND ADMINISTRATIVE. Selling, general and administrative expenses increased 192% to $3.8 million for 1997 from $1.3 million for 1996, primarily attributable to the increase in sales delivery and support associated with the increase in sales as discussed above and certain infrastructure initiatives to support the new non-agent business.

     DEPRECIATION AND AMORTIZATION. Depreciation and amortization expenses increased 270% to $0.1 million for 1997 from $27,000 for 1996. This increase was primarily due to depreciation expense associated with furniture and computer equipment and amortization of software for our growing employee base.

     OTHER INCOME. Other income increased 4,806% to $0.8 million for 1997 from $17,000 of expenses for 1996. This change was attributable primarily to a one-time gain on sale of our consulting division.

LIQUIDITY AND CAPITAL RESOURCES

     The development of our business, the deployment and start-up of switching facilities in our targeted markets and the establishment of reliable operations support systems will require significant capital to fund capital expenditures, working capital needs, debt service and the cash flow deficits generated by operating losses. Our principal capital expenditure requirements will include the purchase and installation of digital switches, the development of operations support systems and other automated back office systems and, in certain cases, the overbuilding of leased fiber optic connections in those instances where traffic volume growth makes it economically attractive to do so. Future overbuilds of leased fiber optic connections and potential strategic acquisitions may increase capital requirements, although cash requirements may be reduced if network expansions are accomplished over a longer time frame or if we do not continue to experience significant sales growth.

     To date, we have funded our start-up expenditures through the private sale of equity securities and a senior term loan facility with Nortel. In November 1998, May 1998 and October 1997, we raised a combined total of approximately $50.5 million through the private placement of our preferred stock. We have entered into a credit agreement with Nortel Networks whereby Nortel will provide draws to us under a term loan arrangement in an aggregate principal amount of up to $75 million. These are to be used for the purchase of telecommunications equipment and related software licenses and for working capital purposes. To secure the facility, we have granted Nortel a security interest in all of our assets. The loans must be repaid over a five-year period commencing November 2001. Interest payments are due monthly in the case of base rate (prime based) draws or at the end of the LIBOR loan period. Interest will accrue at a lower rate if we meet specified financial tests. As of September 30, 1999, we had $24.3 million outstanding under this senior term loan facility.

     In July 1999, we issued to Nortel a senior discount note with a face amount of $75 million. This note requires no interest or principal payments until July 2004. For the next five years thereafter, we must pay interest semi-annually at an interest rate of 13.5%. The note must be repaid in full upon the closing of this offering.

     Net cash used in operating activities was $15.5 million for the nine months ended September 30, 1999 and $6.7 million for the nine months ended September 30, 1998. The increase of $8.8 million is primarily due to an increase in operating losses, offset by an increase in non-cash reconciling items for depreciation and amortization and an increase in accrued liabilities. Net cash used in investing activities was $26.8 million for the nine months ended September 30, 1999 and $1.5 million for the nine months ended September 30, 1998. The increase of $25.3 million represents an increase in capital expenditures during the nine months ended September 30, 1999 for our expansion into new markets. Net cash provided by financing activities was $22.2 million for the nine months ended September 30, 1999 and $16.4 million for the nine months ended September 30, 1998. The increase of $5.8 million is the result of an increase in borrowings under notes payable of $24.3 million offset by an increase in repayments of capital leases of $1.9 million and a decrease in funds raised from preferred stock of $17.0 million. Our capital expenditures were approximately $2.0 million in 1998 and are currently expected to be approximately $37 million in 1999 and, as currently contemplated, approximately $130 million in 2000.

     We estimate that Phases I and II of our business plan, as currently contemplated, including the remaining 1999 capital expenditures previously described and future capital expenditures, operating losses associated with the rollout of our network in new and existing markets and working capital needs, requires approximately $430 million through the point when we anticipate these phases will become cash flow positive. Upon completion of this offering, we will have pre-funded more than 60% of these capital requirements with cash, cash equivalents and short-term investments currently on hand, committed borrowing capacity under our $75 million senior term loan facility with Nortel, and anticipated cash flows from future operations.

     We plan to raise the remaining $165 million needed to complete Phases I and II from alternative sources, which may include additional bank or vendor debt. We believe our equity base of $190.5 million and the continued execution of our business plan will enable us to access these capital sources shortly after this offering. We expect that funding the capital expenditures and operating losses associated with Phase III, as currently designed and at current prices for network equipment, through the projected time that it becomes cash flow positive will require an incremental $130 million. To the extent we proceed with Phase III as planned, we expect to pre-fund these requirements by raising additional capital from the equity or debt markets on an opportunistic basis.

     We expect to make significant capital outlays for the foreseeable future to continue the development activities called for in our current business plan and to fund expected operating losses. Until such time as we begin to generate positive cash flow from operations, these capital expenditures will need to be financed with additional debt and equity capital. We believe that our current resources, together with the net proceeds of this offering, will be sufficient to satisfy our liquidity needs for the succeeding 12 months; however, we cannot assure you to that effect. Thereafter, we will need substantial additional capital. If our plans or assumptions change, if our assumptions prove to be inaccurate, or if we experience unexpected costs or competitive pressures, we will be required to seek additional capital sooner than currently expected. In particular, if we elect to pursue significant additional acquisition opportunities, our cash needs may be increased substantially, both to finance any such acquisitions and to finance development efforts in new markets. We cannot assure you that our current projection of cash flow and losses from operations, which will depend upon numerous future factors and conditions and many of which are outside of our control, will be accurate. Actual results will almost certainly vary materially from our current projections. Because our cost of expanding our network services and sales efforts, funding other strategic initiatives and operating our business will depend on a variety of factors, including, among other things, the number of subscribers and the services for which they subscribe, the nature and penetration of services that may be offered by us, regulatory and legislative developments, the response of our competitors to a loss of customers to us and changes in technology, it is likely that actual costs and revenues will vary from expected amounts, very likely to a material degree, and such variations are likely to affect our future capital requirements.

     We intend to seek additional debt and equity financing to fund our liquidity needs after we use the proceeds from this offering. We cannot assure you that we will be able to raise additional capital on satisfactory terms or at all. If we decide to raise additional funds through the incurrence of debt, our interest obligations will increase and we may become subject to additional or more restrictive financial covenants. If we decide to raise additional funds through the issuance of equity, the ownership interests represented by the common stock will be diluted. In the event that we are unable to obtain such additional capital or to obtain it on acceptable terms or in sufficient amounts, we may be required to delay the development of our network and business plans or take other actions that could materially and adversely affect our business, operating results and financial condition.

IMPACT OF THE YEAR 2000 ISSUE

     The Year 2000 issue results from computer programs being written using two digits rather than four to define the year. Any of our computer programs or systems, or those of our suppliers, that have date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculation causing the disruption of operations, including among other things:

     - A temporary inability to process transactions;

     - A temporary inability to send invoices;

     - A temporary inability to engage in normal business activities; and

     - Interruptions of customer care.

     To date, we have not experienced, nor are we aware of, any material Year 2000 issues with any of our internal systems or our products, and we do not anticipate experiencing such issues in the future. However, the Year 2000 problem potentially affects the computers, software and other equipment that we use, operate or maintain for our operations. Accordingly, we have organized a Year 2000 Steering Committee which oversees a team responsible for monitoring the assessment and remediation status of our Year 2000 issues and reports the findings to our management and Board of Directors. This Steering Committee retained an outside consulting firm to assess the potential effect and costs of remediating Year 2000 issues for our internal systems.

     We believe that we have identified all major computers, software applications and related equipment used in connection with our internal operations that will need to be modified, upgraded or replaced to minimize the possibility of a material disruption to our business. Under the direction of the Steering Committee, we have completed assessing the potential impact of Year 2000 issues on these computers, equipment and applications and have modified, upgraded and replaced major systems that we believe have Year 2000 issues.

     In addition to computers and related information, operation, and network systems, the operation of office systems, facilities and equipment, such as fax machines, security systems and other common office devices, may have Year 2000 issues. We are currently assessing the potential effect on such office systems, equipment and facilities, and the costs of remediating such issues in each of our office locations.

     We are actively contacting third-party suppliers of components and telecommunications services, and our key subcontractors used in the delivery of our services to identify, and to the extent possible, resolve issues relating to the Year 2000 issue. While we expect that we will be able to resolve any significant Year 2000 issues identified with these third parties, because we have no control over the actions of these parties, these third parties may not remediate any or all of the Year 2000 issues identified. Any failure of any of these third parties to timely resolve Year 2000 issues with either their products sold to us, or their systems could have a material adverse effect on our business, operating results and financial condition. In addition, the delivery of our services is also dependent on the operation of the networks of many local exchange carriers and long distance carriers with whom we must interact as part of our normal business operations, but with whom we do not have formal contractual arrangements. Consequently, failure of these carriers' networks to fully operate as a result of Year 2000 issues could also affect our operations.

     We currently anticipate that our total cost to proactively address our Year 2000 issues will be approximately $0.3 million. The cost of addressing Year 2000 issues will be reported as a general and administrative expense. We have not deferred any material information technology projects due to our Year 2000 efforts.

     We expect to identify and resolve all Year 2000 issues that could materially and adversely affect our business operations. However, for the reasons discussed above, we believe that it is not possible to determine with complete certainty that all Year 2000 issues affecting us have been identified or corrected. As a result, we believe that the following consequences are possible:

     - operational inconveniences and inefficiencies for us that will divert our management's time and attention and our financial and human resources from ordinary business activities;

     - business disputes and claims for pricing adjustments or penalties by our customers due to Year 2000 issues, which we believe will be resolved in the ordinary course of business; and

     - business disputes alleging that we failed to comply with the terms and conditions of contracts or industry standards of performance that result in litigation or contract termination.

     Under the direction of the Year 2000 Steering Committee, we are currently developing contingency plans to be implemented if our efforts to identify and correct Year 2000 issues affecting our internal systems are not effective. Our contingency plans will be designed to minimize the disruptions or other adverse effects resulting from Year 2000 incompatibilities with critical business systems. Our contingency plans will consider an assessment and recovery plan for all our critical internal information and operation systems that use computer-based controls. We completed our contingency plans in November 1999. These plans include:

     - accelerated replacement of affected equipment or software;

     - short to medium-term use of backup equipment and software;

     - increased work hours for our personnel; and

     - use of contract personnel to correct on an accelerated schedule any Year 2000 issues that arise or to provide manual workarounds for information systems.

     Our implementation of any of these contingency plans could require us to expend additional funds and could have a material adverse effect on our business, operating results and financial conditions. Our efforts in this regard, if necessary, will be to minimize expense associated with the implementation and use of any contingency planning with our objective to employ the least costly plan necessary to address the relevant Year 2000 issues.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

     We do not have operations subject to risks of foreign currency fluctuations, nor do we use derivative financial instruments in our operations or investment portfolio. Our earnings are affected by changes in interest rates as our long term debt has variable interest rates based on either the Prime Rate or LIBOR. If interest rates for our long term debt average 10% more in 1999 than they did during 1998, our interest expense would increase, and loss before taxes would increase by $1.7 million for the nine months ended September 30, 1999. These amounts are determined by considering the impact of the hypothetical interest rates on our borrowing cost and outstanding debt balances. These analyses do not consider the effects of the reduced level of overall economic activity that could exist in such an environment. Further, in the event of a change of such magnitude, management would likely take actions to further mitigate its exposure to the change. However, due to the uncertainty of the specific actions that would be taken and their possible effects, the sensitivity analysis assumes no changes in our financial structure.

                                    BUSINESS

OVERVIEW

     We are a rapidly-growing, innovative provider of state-of-the-art broadband telecommunications services. Our strategy is to focus on high-end customers, primarily large- and medium-sized businesses, having a minimum of 50 business access lines and spending over $50,000 annually for Internet, data and voice telecommunications services. As a CLEC, we offer businesses located throughout the mid-Atlantic and northeastern regions of the United States cutting-edge, responsive solutions as an alternative to the ILECs. Today, we offer an integrated package of high-speed data services, Internet services, local services and long distance services, primarily delivered from our own network over a single broadband connection and conveniently billed on a single invoice. Since the introduction of our Net2000-banded services in July 1998, we have successfully acquired over 1,000 new business customers, representing approximately 70,000 access lines. As of November 30, 1999, our rapidly growing sales force consisted of 104 people.

BUSINESS STRATEGY

     We strive to be the provider of choice for integrated business telecommunications services in our target markets. We believe that our six-year operating history, existing customer base and substantial experience will enable us to implement effectively our growth strategy. The key elements of our strategy include the following:

  ACQUIRE CUSTOMERS BY USING OUR PROVEN SALES AND MARKETING TECHNIQUES

     We continue to use our proven sales model to obtain and retain higher-end, quality business customers. We have sold successfully advanced telecommunications services to businesses in the mid-Atlantic and northeastern regions of the United States for the past six years. Through our experience in selling and marketing local exchange services and the intensive training of our sales staff, we have succeeded in attaining an average customer with over 68 access lines, having bandwidth equivalent to three high capacity T-1 lines. In contrast, we believe that most other CLECs have fewer than 20 business access lines per customer. Some of our customers include American Diabetes Association, AskJeeves.com, Cable & Wireless plc, Dunbar Armored, Duron Paint, Georgetown University Law Center, Icelandair, Johns Hopkins University, Newsweek, Pepco Energy Services, Rolls-Royce plc, soldout.com, Teleglobe, The Corcoran Group, The George Washington University Health Plan, and Vialog Communications. Since 1993, we have utilized a highly-consultative sales approach whereby experienced sales executives work with new and existing customers to analyze their needs. This personalized approach enables us to optimally configure each customer's services and deliver superior customer care. Using this approach, we have established close relationships with over 3,000 businesses, of which over 1,000 are current customers of Net2000-branded services. We were one of the first companies in the industry to offer a bundled package of high-speed data services, Internet services, local services and long distance services through a single broadband connection and conveniently billed on a single invoice. We believe that our ability to offer this enhanced package will continue to provide us with a strategic advantage in the marketplace.

  USE TECHNOLOGY, INCLUDING WEB-BASED SOLUTIONS, AND STATE-OF-THE-ART BACK OFFICE SYSTEMS TO DELIVER SUPERIOR CUSTOMER CARE

     We plan to increase customer loyalty with our proprietary customer interface, e.mpower, that leverages the power of the Internet by providing our customers with an e-commerce tool to manage and procure their telecommunications services. We believe we are revolutionizing our customers' buying experiences by providing them direct access to information regarding network performance, ordering services, capacity use on the network, billing data and management reports. Currently, e.mpower enables our customers to order services, report troubles, initiate and view the status of trouble tickets and analyze invoice data 24 hours per day, seven days per week. The second phase of e.mpower is targeted for release in January 2000 and will include the real-time capability to review network utilization statistics.

     We also utilize state-of-the-art, scalable information systems. Our operational support systems consist of software applications from Saville Systems, Metasolv, Siebel Systems, Wisor, Linguateq and DSET. These systems, which are integrated and scalable, enable us to reduce costs and shorten the interval between a customer's order and service installation by eliminating repeated manual data entry.

     Our heritage and focus as a sales, marketing and customer care company have generated customer loyalty and, we believe, one of the lowest customer churn rates in our industry of approximately 3% annually.

  CONTINUE BUILD-OUT OF OUR DATA-CENTRIC NETWORK TO MAXIMIZE SPEED TO MARKET AND MINIMIZE INVESTMENT RISK

     Our approach is to deploy and own the key elements of our network necessary to establish customer loyalty, including proprietary back office systems and intelligent switches. We lease fiber transport facilities to interconnect our switches. This strategy greatly mitigates capital risk and allows us to take advantage of falling costs of network elements and new technologies, including DSL technology. Our smart-build strategy differs from other telecommunications services providers' because we enter new markets with data services, follow with voice services and use DSL lines to reduce transport cost and increase capacity.

     We initiate service in new markets by first deploying lower-cost data switches. This better positions us to address the complex data needs of larger customers and to generate traffic on our national network in targeted cities before investing significant capital in multi-service communications centers. When data traffic and customer concentration reaches an optimal level, we install multi-service communications centers, capable of supporting data, voice and multi-media services, in an incremental fashion to meet our customers' growing needs. We can leverage the industry's rapid deployment of DSL technology and the effects of recent regulatory rulings to reduce our cost of connecting customers to our network by up to 50%.

     Unlike other smart-build CLECs, we do not presently collocate our network equipment in ILEC central offices. This allows us to open new markets faster and have greater control over service quality. In order to capitalize on a recent regulatory ruling, we plan to establish one ILEC collocation in each market to allow us to reduce the cost of our customer connections.

     Our Nortel-based flexible network design supports state-of-the-art, broadband data and voice telecommunications services, and is designed to support evolving data technologies with minimal additional capital expenditures. By utilizing newly developed equipment, we can place more services on the same three T-1 lines at our average customer site, thereby allowing us to generate more revenue without increasing our operating costs.

  LEVERAGE EXPERIENCE OF PROVEN MANAGEMENT TEAM

     Our proven senior management team, with an average of 20 years of telecommunications experience in industry leading corporations, has been a major factor in our success to date and will continue to play a key role in the execution of our strategy.

  CAPITALIZE ON OUR STRATEGIC BUSINESS PARTNERSHIP WITH NORTEL NETWORKS

     As part of our agreement, Nortel has provided us with 22 dedicated on-site, full-time employees to support our network build-out. The Nortel equipment in our network can be upgraded from circuit to packet switching at modest cost. Nortel has provided us with a

$30 million equity investment and a $150 million debt and equipment financing for the build-out of our network. This investment more closely aligns our mutual business and technical interests.

MARKET OPPORTUNITY

     We believe that the Telecommunications Act and certain state regulatory initiatives provide substantial opportunities in the telecommunications marketplace by opening local markets to competition and requiring the ILECs to provide increased access to connect our network to theirs for exchanging data and voice traffic. In addition, we believe that accelerated growth rates in local traffic related to increased demand for Internet access, interoffice communications and other data service applications and the desire for "one-stop shopping" by business customers presents an attractive opportunity for new entrants to achieve product differentiation and significant penetration into this very large, established market.

     The two main segments of the telecommunications industry, voice and data services, continue to drive growth. International Data Corp., a leading industry analyst, estimates that the voice services market in the United States is expected to grow from $162 billion in 1998 to $206 billion in 2002, and the data services market will grow from $30 billion in 1998 to $93 billion in 2002. This growth in the data services market represents a compounded annual growth rate of 32.7%. High-speed data services and Internet connectivity have become important to business due to the dramatic increase in Internet usage and the proliferation of personal computer and IP-based applications. According to IDC, the number of Internet users worldwide reached approximately 142 million in 1998 and is forecasted to grow to approximately 502 million by 2003. In addition, according to the United States Department of Commerce, the e-commerce market will grow to $130 billion in annual revenues, 90% of which will be business-to-business applications by 2002.

     We believe we are well-positioned to capitalize on the overall growth of the telecommunications industry. As of November 1999, our 13 Phase I cities represented a region with greater than 9 million business access lines. This equates to approximately one-fifth of total United States business lines according to TeleCon, LLC, an independent telecommunications research firm. In Phase III of our deployment, we plan to extend our network to include cities encompassing approximately one-half of the business access lines in the United States. The following table sets forth certain information from TeleCon regarding the markets in which we currently operate and the markets we plan to enter by the end of 2002.

                         BUSINESS ACCESS
MARKET                        LINES
------                   ---------------
Phase I:
  Washington, DC              1,527,799
  Baltimore, MD                 585,289
  Richmond, VA                  248,548
  Norfolk, VA                   344,960
  New York, NY                2,289,680
  Boston, MA                  1,440,942
  Williamsburg, VA               16,247
  Roanoke, VA                    65,911
  Newark, NJ                    931,929
  Long Island, NY               759,989
  Providence, RI                230,876
  Frederick, MD                  37,616
  Philadelphia, PA            1,180,532

                         BUSINESS ACCESS
MARKET                        LINES
------                   ---------------
Phase II:
  Atlanta, GA                   875,543
  Charlotte, NC                 279,263
  Chicago, IL                 2,191,806
  Dallas/Fort Worth, TX       1,054,348
  Denver, CO                    480,972
  San Jose, CA                  564,285
  Los Angeles, CA             3,179,616
  Philadelphia, PA       Included Above
  Wilmington, DE                114,260
  Pittsburgh, PA                412,462
  Salt Lake City, UT            227,270
Phase III:
  Chicago, IL            Included Above
  Miami, FL                     453,323
  Charlotte, NC          Included Above
  San Francisco, CA           1,169,218
  Houston, TX                   922,816
  Los Angeles, CA        Included Above
  Denver, CO             Included Above
  Dallas/Fort Worth, TX  Included Above
  Pittsburgh, PA         Included Above
  Seattle, WA                   458,393

Data for Los Angeles, CA includes Orange County, CA and data for San Francisco, CA includes Oakland, CA.

SERVICES

     We have designed our service offerings to meet the specific needs of business customers in our target markets. Our integrated network access service allows customers to combine data services, such as frame relay, private line or Internet access and voice services, local and long distance, on the same high capacity network access circuit, thereby reducing the cost of these services. Unlike many telecommunications services providers, we can offer all Net2000 services to our customers using the same broadband network connection. We offer a comprehensive selection of data and voice services including: (i) high-speed data communications; (ii) voice; (iii) domestic and international long distance; and (iv) Internet access. All of these services are supported by e.mpower, our innovative web-based customer care application. We also provide billing for all of these services on a single invoice. Our products and services include:

  DATA COMMUNICATIONS SERVICES

     - WIDE AREA NETWORK INTERCONNECTION. We provide businesses with high-speed data connectivity between locations throughout the United States. These connections are typically over T-1, T-3 and asynchronous transfer mode, or ATM, connections. We currently provide this connectivity over our own ATM backbone in the mid-Atlantic and northeastern regions of the United States and utilize our interconnection with other carriers to provide services throughout other areas of the United States. As we continue our national ATM backbone deployment, which we anticipate to be substantially complete in late 2000, we will be able to provide a large percentage of these connections on our own network. In addition, many Internet and other enhanced service providers are collocating equipment in our switching centers, thereby allowing them to utilize our backbone wide area network connections between major cities.

     - FRAME RELAY. We offer fast packet data service, or frame relay, to customers throughout the United States. We provide this service today over our six data switches and network-to-network interconnections with other national carriers.

     - PRIVATE LINE SERVICE. Our private line service provides digital connectivity between customer locations for data or voice traffic. We offer both local private line services for connecting offices within a metropolitan area and long distance private line services for connecting offices beyond geographic boundaries established by regulatory bodies.

     - HIGH-SPEED INTERNET ACCESS. We provide customers with a variety of Internet access offerings. Our Internet access services range from very high bandwidth connections to lower speed, dedicated 128 kilobits per second and frame relay connections. For customers that subscribe to more than one service, we provide high-speed Internet access coupled with any of our other services over a single broadband facility.

     - ENHANCED INTERNET ACCESS SERVICES. Our enhanced Internet access services provide full-time connections to the Internet as well as several associated services. Customers can utilize this access in combination with customer-owned equipment and software to establish a presence on the web or to provide e-commerce services. We also offer a managed Internet access solution, which provides the customer with the networking equipment required to access the Internet, (such as routers and channel service units). Enhanced Internet access services also include obtaining IP addresses, registration of company domain names (i.e., companyname.com) with the appropriate organization, newsfeeds for participation in discussion groups and domain name services which translate Internet addresses to facilitate routing across the Internet. Our web based e-mail services provide the customer with electronic mail using a web browser.

  VOICE SERVICES

     LOCAL SERVICES. We provide customers with a variety of local exchange services designed to meet their specific needs.

     - CONNECTION PRODUCTS. We offer the same traditional and enhanced local exchange telecommunications services offerings as the ILECs. These services include traditional business lines (private branch exchange, or PBX, interconnection trunks), direct inward and outward dial trunks and analog and digital access. In contrast to the ILECs, we offer a simplified equipment interface which saves customers money and provides a user-friendly billing format. With the recent advent of local number portability, or LNP, customers can choose to keep their existing phone numbers. We have found LNP to be an increasingly useful tool to capture existing business from our primary competitors, the ILECs.

     - ENHANCED SERVICE FEATURES. Through our advanced intelligent network features, we offer and support over 100 features to enhance customers' telecommunications usage with features such as call forwarding, call transferring, caller ID, call waiting, three-way calling and call holding. We also offer operator services, directory assistance and 911 emergency service capability.

     LONG DISTANCE SERVICES. We provide a comprehensive line of domestic and international long distance services. We offer all customers connected to our network, low-cost dedicated access rates irrespective of calling volume. This allows customers to further optimize their network access and equipment configuration by minimizing the need for special access or overflow lines.

     - INBOUND SERVICES. We provide 800/888 toll free services in all 50 states, Canada and the surrounding territories to help our customers improve their relations with customers, employees and investors.

     - OUTBOUND SERVICES. We offer a number of long distance service packages created to meet the needs of our customers based on volume and calling patterns including 1+ outbound calling. Our account codes feature allows us to provide a monthly invoice showing outbound usage by account code. Customers typically use account codes to itemize call activity based on department, client, business unit or individual.

     - OPERATOR SERVICES. Our customers have access to operator services for assistance in placing calls.

     - CALLING CARDS. We offer calling cards to make calls while traveling in the United States and selected international locations.

  COLLOCATION, REMOTE ACCESS AND OTHER CARRIER SERVICES

     We offer collocation services to Internet service providers and other carriers. By placing their equipment in our multi-service communications centers, these customers enjoy lower-cost access to geographically dispersed dial-up customers through a single point of interconnection, thereby allowing our Internet service provider customers to establish local number dial access, or points-of-presence, in any city on our backbone network, without incurring additional real estate, equipment, toll and transport costs. Further, collocation allows Internet service providers and other carriers to quickly install and provide an immediate low-cost, highly reliable connection to the full suite of our services and ATM backbone.

     We offer between 900 and 6,400 square feet of collocation space in our multi-service communications centers. Collocation provides our customers with inexpensive equipment housing, in a highly secure, environmentally controlled and monitored space. As of December 31, 1999, we expect to have over 18,500 square feet of dedicated collocation space available. We expect this space to increase significantly as our switch deployment progresses.

SALES AND CUSTOMER CARE

     We market our services by providing each customer with a responsive, highly-trained face-to-face executive sales team supported by customer care managers. These teams provide customized solutions and a point-of-contact for each of our customers. We believe that this personalized, attentive approach to sales and service facilitates incremental sales of new services to existing customers, while maximizing customer retention.

  SALES

     - DIRECT SALES. We currently market our telecommunications services through our rapidly growing direct sales force as well as through sales agents. As of November 30, 1999, we had 104 direct sales executives, excluding contractual relationships with five sales agents. Our sales executives are located in sales offices servicing eight markets, including metropolitan Washington, D.C., New York City, Long Island, Boston, Providence, Baltimore, Richmond and Norfolk. Over the next 12 months, we plan to aggressively grow our sales staff in existing markets and open sales offices in northern New Jersey, Philadelphia, Wilmington and Atlanta. We supplement our sales efforts through trade shows, seminars, outsourced telemarketing for lead generation, direct mail campaigns, regional advertising and utilization of database tools, such as mining.

     The following table sets forth each of our existing and proposed sales office locations, the date we plan to open each proposed office, the number of direct sales representatives currently located in each office and the number of direct sales representatives we intend to be located in each office at year-end 1999, 2000 and 2001.

                                                                  DIRECT SALES STAFF
                                                -------------------------------------------------------
                                                            TOTAL AT     PLANNED    PLANNED    PLANNED
                                                OFFICE    NOVEMBER 30,   YEAR END   YEAR END   YEAR END
                                                STATUS        1999         1999       2000       2001
                    MARKET                      -------   ------------   --------   --------   --------
Washington, DC                                  open           34           37         48         49
Baltimore                                       open           15           16         31         32
Richmond                                        open           13           13         35         38
Norfolk                                         open           11           11         31         30
New York                                        open            7            7         27         45
Long Island                                     open            7            7         19         31
Newark                                          open            3            5         21         28
Boston                                          open            9           10         33         51
Providence                                      open            5            3          9         13
Philadelphia                                    planned         0            1         24         37
Phase II markets                                planned         0            0         48        188
Phase III markets                               planned         0            0         10         58

     We believe our target market, large- and medium-sized businesses, are largely underserved by ILECs and have needs that are too complex for other CLECs to serve. In order to achieve our goal of sales excellence, we employ four key strategies:

     - selectively recruit experienced sales personnel;

     - provide extensive and continuous training;

     - segment our sales teams based on experience; and

     - offer a full portfolio of competitively priced services.

     Our sales executives are segmented based on their typical experience and track record of success:

     ACCOUNT MANAGERS. Our account managers are proven professionals with two or more years of general sales experience and focus on businesses spending $15,000 per month or less.

     SENIOR ACCOUNT MANAGERS. Our senior account managers have four or more years of proven sales experience, including experience in the telecommunications industry and focus on businesses spending $10,000 to $25,000 per month.

     MAJOR ACCOUNT MANAGERS. Our major account managers are our most senior sales executives, having five to seven years of telecommunications sales success and focus on businesses spending $20,000 to $1 million per month.

     In addition to our new customer acquisition sales force, we utilize an embedded base sales team and a carrier sales team.

     EMBEDDED BASE SALES TEAM. Our embedded base sales team focuses on retaining and selling additional services to existing customers. This team's initial sales effort is to convert as many of our 1,000 existing resale and 2,000 former agent customers as possible to our network. After this initiative is complete, beginning in the second half of 2000, this team will focus on selling incremental services to all existing customers. New customers are generally transitioned to this team 120 days after service is installed.

     CARRIER SALES TEAM. Our wholesale or "carrier" sales organization focuses on selling collocation and other tailored solutions to Internet service providers and carriers.

     The following table describes our direct sales force of the above types of sales managers:

                                                              DIRECT SALES STAFF BY TYPE
                                                     ---------------------------------------------
                                                        AS OF                  PLANNED    PLANNED
                                                     NOVEMBER 30,   YEAR END   YEAR END   YEAR END
                                                         1999         1999       2000       2001
                                                     ------------   --------   --------   --------
Account Managers...................................       49           49        188        349
Senior Account Managers............................       25           28         59        123
Major Account Managers.............................       12           13         31         53
Strategic Base Representatives.....................        6            8         26         28
Sales Management...................................       12           12         32         47
                                                         ---          ---        ---        ---
     Total.........................................      104          110        336        600
                                                         ===          ===        ===        ===

     Our sales executives meet with prospective customers to gain a thorough understanding of their business and telecommunications requirements. Sales executives then submit a professional, highly-customized and comprehensive proposal that outlines several alternatives for operational enhancements and cost savings based on an integrated bundle of services.

     To attract and motivate sales professionals, we generally provide a comprehensive compensation package which includes a competitive base salary, stock options and a non-capped commission plan based on sales results. The commission structure targets approximately 60% of a sales executive's compensation to be derived from new and incremental revenue generation.

     In 1999, direct sales accounted for 99% of our revenue and we estimate 94% of our revenue in 2000 will be generated through direct sales.

     - INDIRECT SALES. In addition to our direct sales team, we utilize sales agents who sell our services and typically focus on specific niche markets or industries, augmenting our direct sales initiatives. Customers acquired through agents are serviced by our customer care representatives, are invoiced by us and have the same direct relationship with us as any of our other customers.

     Over the past six years, our customer acquisition efforts also have been facilitated by working with alliance partners. We establish these relationships with systems integrators, "interconnect" or equipment companies and others which offer complementary telecommunications products and services to the same group of target customers.

  CUSTOMER CARE

     Given our heritage is as a sales, marketing and customer care company, we pride ourselves on providing the best possible customer care in the industry. To this end, we provide an installation sales manager and customer care representative to each new customer. The role of the installation manager is to manage and oversee the implementation of the customer's telecommunications services. The customer care manager is the primary point of contact for the customer after the installation is complete. The customer care effort is complemented by our 24 hours per day, seven days per week customer response center.

     We are investing in a sophisticated customer relationship management, or CRM, system that is integrated with an automated call distribution, or ACD, platform. This system identifies the incoming phone number and matches it with the customer's name and account information including reported troubles and services installed along with other key account information. If the designated customer care manager is unavailable to take the call, the call is re-directed along with all customer information to our customer response center. This call treatment is transparent to the customer.

     We believe that knowledgeable and well-trained employees are necessary to provide the proper level of customer care to our large target customers. As a result, all customer care managers, installation managers, installation personnel, customer response center representatives and field installation technicians receive continuous training, including rigorous technical, customer care and corporate culture training. Extensive case studies, role playing and immediate peer and instructor feedback during the training program give our employees the knowledge and confidence to provide comprehensive support to customers on the full range of Net2000 services. All training is developed and conducted in-house by full-time "faculty" at "Net2000 University". We believe our training program provides us with a key strategic advantage.

     Each customer care team is carefully selected and closely managed to ensure that a broad range of technical and support experience is available to address customer requests or concerns. Sales executives work closely with customer care and installation professionals to provide responsive service and support for the customer.

     Our customer response center operates 24 hours per day, seven days per week from our new operations center in Herndon, Virginia. Our network operations center, located adjacent to our customer care personnel, houses technical staff who monitor our network and switches. This center allows us to remotely diagnose and correct problems or dispatch technicians. Our investment in service automation and trouble resolution software reduces the time required for customer care resolution. In addition, Nortel provides on-site switch technicians to support our network operations center.

     We have launched e.mpower, our user-friendly web-based tool to provide our customers with billing data as well as access to network performance and bandwidth utilization information. The initial phase of e.mpower was released in October 1999 and enables our customers to order services, report and check on the status of troubles and outages and view and analyze invoice data, 24 hours per day, seven days per week. The second phase of e.mpower, targeted for release in January 2000, will include real-time capability to review network utilization. Subsequent phases will continue to build on this robust feature set while continuing to provide customer centric capabilities. We believe this web-based interface will further strengthen our bond with customers and enhance our customer retention programs.

     Formal recognition programs are an inherent aspect of our culture. Progress toward specific internal and external customer satisfaction goals is measured through monthly customer care surveys. Customer care managers are paid quarterly bonuses which comprise 25% of their annual compensation and are based on key customer satisfaction indices.

     Our focus on customer care is reflected in our low churn rate of 3% annually. Since initiation of our network services in July 1998, we have lost only one network customer.

BACK OFFICE

     Back office refers to the hardware and software systems that support the primary functions of our operations, including:

     - sales support;

     - order entry and provisioning;

     - billing; and

     - customer care and trouble management.

     Our goal is to have a back office that allows customers to switch service from their current local providers to our network as easily and as quickly as they can switch long distance providers today. Over time, we strive to have "flow-through" provisioning capabilities, allowing services to be implemented with limited human intervention.

     We have implemented the primary elements of our back office, including order entry, provisioning, billing and customer care. We believe we have implemented the best application for each function. The following table describes our key back office systems, their purpose, their status and timeline for integration.

          SYSTEM                     PURPOSE                IN-SERVICE        INTEGRATION
          ------                     -------                ----------        -----------
Siebel Systems............        customer care          2nd Quarter 2000   2nd Quarter 2000
Wisor.....................        sales support                Yes          2nd Quarter 2000
Metasolv..................        provisioning                 Yes          1st Quarter 2000
DSET......................    communications center      1st Quarter 2000   1st Quarter 2000
                                   connection
Saville...................           billing                   Yes          1st Quarter 2000
e.mpower..................          extranet                   Yes             Integrated
INM-3.....................  Network Operations Center,         Yes          2nd Quarter 2000
                               network management
Linguateq.................  call record consolidation          Yes          1st Quarter 2000
CHA.......................      wholesale billing              Yes          1st Quarter 2000
Oracle Financial..........     accounting/finance        1st Quarter 2000   2nd Quarter 2000
Super Sleuth..............      fraud prevention         4th Quarter 1999   1st Quarter 2000
Vitria....................   application integration     1st Quarter 2000   2nd Quarter 2000

  SALES SUPPORT

     Sales support includes customer prospect management, customer sales record extraction and analysis, pricing and proposal generating. We use systems provided by Siebel Systems and Wisor. We anticipate that these systems will be fully-implemented and integrated by the second quarter of 2000.

  ORDER ENTRY AND PROVISIONING

     Order entry involves the initial loading of customer data into our information systems. Currently, our sales executives take orders and our customer care and provisioning representatives load the initial customer information into our Saville billing system and load the initial customer information into our Metasolv provisioning system. We are in the process of integrating our systems which will increase efficiency and reduce duplicative data entry and error.

     We use the Metasolv TBS system to manage and track the timely completion of each step in the provisioning process. When Metasolv is coupled with capabilities of DSET, orders can be submitted to business partners electronically, thereby minimizing implementation time, coordination complexities and installation costs.

     In addition to the cost benefits associated with the electronic installation of access lines and inventory management system, the Metasolv system improves our internal processes in various other ways, including:

     - directing electronic customer orders to the appropriate employee, network component or outside vendor;

     - tracking order progress and alerting operations personnel of steps required to fulfill orders within standard work intervals; and

     - the ability to forecast, control and communicate customer care commitments.

     The system is designed to enable the sales executive or customer care coordinator to keep an installation on schedule and notify the customer of any potential delays. Once an order has been completed, we update our billing system to initiate billing of installed services.

  BILLING

     The Saville billing system provides our customers with a consolidated invoice for all of our services. Customer calls generate billing records that are automatically transmitted from the switch to the billing systems. These records are then processed by the billing software which calculates usage costs, integrates fixed monthly charges and assembles bills in a customer-specific billing format.

     For those customers who request electronic billing, we have the capability to provide the invoice and call detail records on CD-ROM. This Saville system allows us to add advanced features such as special discounts based on call volume, or number of services used, complex local taxation and discrete billing options by type of service ordered. We believe these features are exceptionally important given our sophisticated client base.

  CUSTOMER CARE AND TROUBLE MANAGEMENT

     A fully-integrated back office system allows customer care representatives to call up a customer while simultaneously electronically accessing all aspects of a customer's service profile. This capability requires full system integration accomplished through the use of Vitria, a middle wear software package and Siebel's CRM module. Our trouble management system is integrated into the operational support system. It enables our customer care personnel to track customer problems proactively, assign repair work to the appropriate technical teams and provide employees and management access to comprehensive reports on the status of service activity.

     To further improve our customer support, we have entered into a service agreement with Nortel to assist us the continuous monitoring and operating our switch network. The network management system is also designed to anticipate failures and intervene before many service interruptions or service degradations occur.

  CUSTOMER SELF-CARE -- E.MPOWER

     In October 1999, we launched the first phase of e.mpower, which includes our on-line Internet-based bill presentment and analysis system. Currently, e.mpower enables our customer to order services, report troubles, initiate and view the status of trouble tickets and analyze invoice data 24 hours per day, seven days per week. The second phase of e.mpower, targeted for release in January 2000, will include real-time capability to review network utilization statistics such as call blocking, network availability and traffic studies.

     Integration of these systems facilitates functionality, scalability, automation and superior customer care. We are currently implementing a tailored operational support system architecture that integrates our internal operational processes and establishes links to our financial and accounting systems. The system will be flexible and integrated and will provide a single interface for all support personnel through a secure and fault-tolerant electronic network.

THE INTEGRATED COMMUNICATIONS NETWORK

  OVERVIEW

     We plan to deploy a nationwide integrated telecommunications network. We began building our network in March 1999 and have deployed facilities in the mid-Atlantic and northeastern regions of the United States. Building from this established network base, we plan to expand our network nationally to include 27 markets over the next two years. We initiate service in new markets by first deploying lower-cost data switches in new markets and adding voice switches when justified by customer traffic.

     We serve each of our markets with one or more state-of-the-art integrated data and voice central offices. These multi-service central offices will be equipped with both broadband data and voice switches to address current customer requirements and provide a platform for innovative future services. We plan to interconnect our central offices using leased fiber optic connections to minimize expenses while optimizing reliability and service flexibility. We will continue to use other telecommunications services providers in our operating markets and along our transmission routes to expand our geographic coverage and provide cost effective connections to existing and new customers.

     Our approach is to deploy and own the key elements of our network necessary to establish customer loyalty, including proprietary back office systems and intelligent switches. We lease fiber transport facilities to interconnect our switches. This strategy greatly mitigates capital risk and allows us to take advantage of falling costs of network equipment and new technologies, including DSL.

     Our smart-build strategy differs from other telecommunications services providers in several ways because we:

      - LEAD WITH DATA. We initiate service in new markets by first deploying lower-cost data switches. This better positions us to address the complex data needs of larger business customers and generates traffic on our national network in targeted markets before investing significant capital in multi-service communications centers.

      - BACK-FILL WITH VOICE. When data traffic and customer concentration reaches an optimal level, we install multi-service communications centers, capable of supporting data, voice and multi-media services, in an incremental fashion to meet our customers' growing needs.

      - ENHANCE MARGINS UTILIZING DSL TECHNOLOGY. We can leverage the industry's rapid deployment of DSL technology and the effects of recent regulatory rulings to reduce our cost of connecting customers to our network by up to 50%.

      - MINIMIZE COLLOCATION WITH ILECS. Unlike other smart-build CLECs, we do not presently collocate our network equipment in ILEC central offices. This allows us to open new markets faster and have greater control over service quality. In order to capitalize on a recent regulatory ruling, we plan to establish one ILEC collocation in each market to allow us to reduce the cost of new customer connections.

  DEPLOYMENT

     We plan to deploy our network in three phases:

  PHASE I

     Phase I of our network build-out plan includes the Boston to Washington corridor. We have chosen this territory as the foundation of our networks in order to leverage our reputation and existing relationships and capitalize on this strategic, high volume telecommunications region.

     Our Phase I cities include:

                                                 DEPLOYMENT OF       DEPLOYMENT OF
CITY                                             DATA SERVICES       VOICE SERVICES
----                                             -------------       --------------
Washington, DC................................     In service          In service
Baltimore, MD.................................     In service          In service
Richmond, VA..................................     In service          In service
New York, NY..................................     In service          In service
Boston, MA....................................     In service          In service
Norfolk, VA...................................     In service          In service
Williamsburg, VA..............................  4th Quarter 1999    4th Quarter 1999
Long Island, NY...............................  4th Quarter 1999    1st Quarter 2000
Newark, NJ....................................  4th Quarter 1999    1st Quarter 2000
Philadelphia, PA..............................  4th Quarter 1999      In Phase II
Providence, RI................................  4th Quarter 1999    2nd Quarter 2000
Frederick, MD.................................  1st Quarter 2000    1st Quarter 2000
Roanoke, VA...................................  1st Quarter 2000    1st Quarter 2000

       PHASE II

     In Phase II, we plan to deploy a national ATM backbone and three additional voice switches. We believe our Phase II cities are generally tier I and contain high concentrations of large sophisticated customers with a high density of access lines. In addition, we believe these cities are geographically dispersed, providing the optimal locations for originating and terminating traffic on our own network. These cities are interconnected by existing fiber routes. We expect to complete the build-out of Phase II by the end of 2000. Our Phase II cities include:

                                                DEPLOYMENT OF       DEPLOYMENT OF
CITY                                            DATA SERVICES       VOICE SERVICES
----                                            -------------       --------------
Denver, CO...................................  2nd Quarter 2000          N/A
Atlanta, GA..................................  1st Quarter 2000    4th Quarter 2000
Los Angeles, CA..............................  3rd Quarter 2000          N/A
Wilmington, DE...............................  4th Quarter 2000    4th Quarter 2000
Charlotte, NC................................  2nd Quarter 2000          N/A
Pittsburgh, PA...............................  4th Quarter 2000          N/A
Chicago, IL..................................  2nd Quarter 2000          N/A
Dallas/Ft. Worth, TX.........................  2nd Quarter 2000          N/A
San Jose, CA.................................  3rd Quarter 2000          N/A
Salt Lake City, UT...........................  4th Quarter 2000          N/A
Philadelphia, PA.............................     In Phase I       3rd Quarter 2000

       PHASE III

     In Phase III, we plan to further expand our geographic coverage and add additional switches in our existing markets. In Phase III, we complement and upgrade our Phase I and II network facilities in order to provide our full suite of services and to more fully utilize the national backbone network constructed during Phases I and II. We anticipate we will substantially complete the build-out of Phase III in the third quarter of 2002. Our Phase III cities include:

                                                DEPLOYMENT OF       DEPLOYMENT OF
CITY                                            DATA SERVICES       VOICE SERVICES
----                                            -------------       --------------
Chicago, IL..................................    In Phase II       1st Quarter 2001
Miami, FL....................................  1st Quarter 2001    2nd Quarter 2001
Charlotte, NC................................    In Phase II       1st Quarter 2001
San Francisco, CA............................  1st Quarter 2001    2nd Quarter 2001
Houston, TX..................................  2nd Quarter 2001    2nd Quarter 2002
Los Angeles, CA..............................    In Phase II       3rd Quarter 2001
Denver, CO...................................    In Phase II       4th Quarter 2001
Dallas/Ft. Worth, TX.........................    In Phase II       1st Quarter 2002
Pittsburgh, PA...............................    In Phase II       2nd Quarter 2002
Seattle, WA..................................  1st Quarter 2002    3rd Quarter 2002

  NETWORK ARCHITECTURE

     We have deployed, and plan to deploy, Nortel DMS-500 voice switches and Nortel Passport data switches throughout our network. The DMS-500 voice switch integrates local and long distance service capabilities. We chose these switches based on their robust and completely integrated local and long distance service capabilities, including:

     - local number portability;

     - emergency services;

     - integrated services digital network; and

     - least cost routing.

     By using an integrated switching platform, we believe that we can provide more efficient service, reduce network capital requirements and reduce operating expenses, including:

     - training and payroll;

     - spare parts;

     - maintenance;

     - equipment space; and

     - power expenses.

     To complement the DMS-500, we have deployed a Tellabs Titan 5500 and 532 Digital Access Cross-connect System or DACS, to manage all transmission connections. This data and voice architecture allows us to offer integrated services not currently offered by other telecommunications services providers, thereby resulting in higher service revenue and increased customer reliance upon us as a single source telecommunications services provider. Use of a DACS and an integrated access circuit reduces our maintenance and local connection expenses. It also improves our network monitoring capabilities, facilitates reliability through alternate routing and provides efficiency through bandwidth optimization.

     Our strategy to target high-end users of telecommunications services and the smart-build network configuration we have deployed to serve these customers provides the opportunity for us to significantly lower our costs to connect to our customers. Our use of packet-based transmission functionality provides the ability to integrate multiple services over a single customer connection. Further, this technology enables us to monitor individual customers' capacity needs, in real-time, and allocate the appropriate bandwidth on demand. This capability allows us to offer customers more billable services over fewer network connections than our competitors.

     Additionally, we can lower our costs of connecting customers to our network through the use and exploitation of DSL and enhanced extended links, or EEL. DSL can provide a T-1 equivalent connection between the customer and the Net2000 network at savings of up to 50% off traditional T-1 connections. Recent regulatory rulings have created the opportunity to deploy EEL circuits between our network and our customers in lieu of traditional T-1 connections, which we believe may reduce our cost of these connections from 20% to 50%.

     To address the growing need for data telecommunications services, we continue to deploy the latest generation Nortel Passport data switches. These switches are based on a modern transport technology called ATM. ATM is a transport technology that moves data traffic in bundles or packets and allows multiple services to be aggregated on one network with complete control of the quality of each. We have deployed data switches in our central offices and at key transmission points of presence, or POPs, within and in our future target markets. This allows us to:

     - increase the proportion of traffic carried on our network;

     - provide a foundation for our integrated data network;

     - enhance network control; and

     - simplify the provisioning effort.

     As part of our smart-build strategy, we deploy data switches in multi-service communications centers of other service providers, on a collocation basis. This allows us to enter a new market and provide data services and long distance voice services within a few months.

     We believe that the traditional voice networks of other telecommunications providers will be required to change significantly over the next several years. Our deployment of the Nortel Passport equipment may reduce the risk of network obsolescence and positions us to transition our traditional voice network with our ATM packet based network in response to technology advances. This transition will enable us to offer more advanced services while further reducing network costs. We have agreements with Nortel to credit and replace any network components that need to be upgraded.

COMPETITION

     We operate in the highly competitive telecommunications services industry. We do not have a significant market share in any segment of the market, and many of our existing and potential competitors have financial resources significantly greater than our own. We believe that the traditional distinctions between the local, long distance, data and Internet access markets are eroding.

     Competition for our products and services is based on price, quality, reputation, geographic scope, name recognition, network reliability, service features, billing services, perceived quality and responsiveness to customers' needs. Implementation of the Telecommunications Act and the related trend towards business combinations and alliances in the telecommunications industry may create significant new competitors for us. The Telecommunications Act was designed to eliminate most barriers to local competition and to permit the traditional local telephone companies, if they demonstrate compliance with certain pro-competitive conditions, to provide in-region interLATA long distance services.

     Our primary competitors in local service markets are the traditional local telephone companies which provide local telephone services to most telephone subscribers within their respective service areas. These providers have long-standing relationships with customers and regulatory authorities at the federal and state levels. In addition, they have existing fiber optic networks and switches. If future regulatory or court decisions afford traditional local telephone companies increased rates for access or interconnection services, greater pricing flexibility, the ability to refuse to offer particular services or network elements on an unbundled basis, or other regulatory relief, such decisions could have a material adverse effect on us.

     In addition, AT&T and MCIWorldCom, the two largest long distance carriers in the United States, each offer local communications services in major U.S. markets using their own facilities or by resale of other providers' services. New competitive local telephone companies, cable television companies, electric utilities, microwave providers, wireless telephone system operators and large customers who build private networks also seek to compete in the local services market. These entities, upon entering into appropriate interconnection agreements or resale agreements with the traditional telephone companies, may offer single-source local, long distance and Internet access services similar to those that we offer or propose to offer. Today, our most typical competitor in our target markets is the traditional local telephone companies and MCIWorldCom.

     Significant competition in the long distance market is expected to be provided by the traditional local telephone companies when permitted under government regulation. Prior to enactment of the Telecommunications Act, a federal court order known as the Modified Final Judgment prohibited Regional Bell Operating Companies from providing long distance service that originated, or, in certain cases, terminated, in one of its in-region states, with several limited exceptions. The prohibition against offering in-region local services imposed on the Regional Bell Operating Companies by the Modified Final Judgment will be lifted for each affected company if and when it has satisfied certain statutory conditions specified in the Telecommunications Act. The process for demonstrating compliance with the statutory fourteen point checklist of pro-competitive actions includes approval by the relevant state regulatory authority and the FCC. Once the Regional Bell Operating Companies are allowed to offer widespread in-region interLATA long distance services, both they and the largest long distance providers will be in a position to offer single-source local and long distance services. Our success will depend upon our ability to provide high-quality services at prices generally competitive with, or lower than, those charged by our competitors.

     Additional pricing pressure may come from telecommunications services providers providing services through Internet Protocol transport, a packet-switched technology that currently can be used to provide data and voice services at a cost that may be below that of traditional circuit-switched telecommunications services. Although this service currently is not regarded as comparable to traditional voice telecommunications service, it could potentially be used as a substitute for traditional voice service and put pricing pressure on rates. Any reduction in prices may have a material adverse affect on our results of operations.

     We also will face competition from fixed and mobile wireless services providers. The FCC has authorized cellular, personal communications services and other providers to offer wireless services to both fixed and mobile locations. These providers can offer wireless local loop service and other services to fixed locations, such as office and apartment buildings, in direct competition with us and existing providers of traditional wireline telephone service.

     In addition, FCC rules went into effect in February 1998 that will make it substantially easier for many non-U.S. telecommunications companies to enter the U.S. market, thus potentially further increasing the number of competitors.

     The market for data telecommunications and Internet access services also is extremely competitive. Existing telecommunications companies, cable companies, wireless telecommunications companies and new companies such as Internet service providers compete to offer data and Internet services. There are no substantial barriers to entry, and we expect that competition will intensify in the future. Our success in selling these services will depend heavily upon our ability to provide high-quality Internet access connections at competitive prices.

EMPLOYEES

     As of November 30, 1999, we had 419 full-time employees. We also hire temporary employees and independent contractors as needed. In connection with our growth strategy, we anticipate hiring a significant number of additional personnel in sales and other areas of our operations by year-end 2000. Our employees are not unionized, and we believe our relations with our employees are good. Our success will continue to depend in part on our ability to attract and retain highly qualified employees.

PROPERTIES

     Our corporate headquarters is located in a 126,000-square foot facility which we lease in Herndon, Virginia. The headquarters facility also houses our customer care operations, our network operations center and certain network facilities. We lease additional sales offices and switching facilities. The aggregate amount we paid under our leases for the nine months ended September 30, 1999 was $1.5 million. Although our facilities are adequate at this time, we will need to lease additional facilities, including additional sales offices and switching facilities, as a result of anticipated growth.

LEGAL PROCEEDINGS

     From time to time, we are a party to routine litigation and proceedings in the ordinary course of business. We are not aware of any current or pending litigation to which we are or may be a party that we believe could materially and adversely affect our results of operations or financial condition.

                             GOVERNMENT REGULATION

OVERVIEW

     Our telecommunications services are subject to regulation by federal, state and local government agencies. Generally Internet and certain data services are not directly regulated, although the underlying telecommunications services may be regulated in certain instances. We hold various federal, state and local regulatory authorizations for our regulated service offerings. The FCC has jurisdiction over our facilities and services to the extent those facilities are used in the provision of interstate or international telecommunications. State regulatory commissions also have jurisdiction over our facilities and services to the extent they are used in intrastate telecommunications. Municipalities and other local government agencies may require telecommunications services providers to obtain licenses or franchises regulating use of public rights-of-way necessary to install and operate their networks. The networks also are subject to certain other local regulations such as building codes and generally applicable public safety and welfare requirements. Many of the regulations issued by these regulatory bodies may change and are the subject of various judicial proceedings, legislative hearings and administrative proposals. We cannot predict what impact, if any, these proceedings or changes will have on our business or results of operations.

  FEDERAL REGULATION

     The FCC regulates us as a non-dominant common carrier, or one that is not considered to be dominant over other service providers in the relevant product or geographic markets in which it operates. Non-dominant carriers are subject to lesser regulation than dominant carriers but remain subject to the general requirements that they offer just and reasonable rates and terms of service and do not unreasonably discriminate in the provision of services. We have obtained authority from the FCC to provide domestic interstate long distance services and international services between the United States and foreign countries and have filed the required tariffs. While we believe we are in compliance with applicable laws and regulations, we cannot assure you that the FCC or third parties will not raise issues with regard to our compliance.

  THE TELECOMMUNICATIONS ACT

     In February 1996, the Telecommunications Act was passed by the United States Congress and signed into law by President Clinton. This comprehensive telecommunications legislation was designed to increase competition in the long-distance and local telecommunications industries. The Telecommunications Act imposes a variety of duties on providers of local telecommunications services to facilitate competition in the provision of local telecommunications and access services. Like all local exchange carriers, where we provide local services, we are required to:

     - interconnect our networks with those of other telecommunications carriers;

     - originate calls to and made by competing providers on a reciprocal basis;

     - permit resale of our services;

     - permit users to retain their telephone numbers when changing providers;
       and

     - provide competing providers with access to poles, ducts, conduits and rights-of-way, if any.

     ILECs, such as the Regional Bell Operating Companies, are subject to requirements in addition to these, including the duty to:

     - undertake additional obligations applicable to the interconnection of their networks with those of competitors;

     - permit collocation of competitors' equipment at their central offices;

     - provide access to individual network elements, "unbundled elements," including network facilities, features and capabilities, on non-discriminatory and cost-based terms; and

     - offer their retail services for resale at wholesale rates.

     The Telecommunications Act also eliminates certain pre-existing prohibitions on the provision of interLATA long distance services by the Regional Bell Operating Companies and GTE on a phased-in basis. Regional Bell Operating Companies currently are permitted to provide long distance service outside those states in which they provide local telecommunications service ("out-of-region") pursuant to the Telecommunications Act. In order to provide out-of-region long distance services, the Regional Bell Operating Companies must receive all requisite state or federal regulatory approvals customary to the provision of long distance services. Regional Bell Operating Companies will be permitted to provide interLATA long distance service within the regions in which they also provide local telecommunications service ("in-region") upon demonstrating to the FCC, with input from state regulatory agencies and the Department of Justice, that they have complied with a statutory checklist of requirements intended to open local telephone markets to competition. GTE and other independent local exchange carriers are not limited by this regional restriction. Although to date no Regional Bell Operating Companies have been granted approval to provide in-region interLATA long distance services, entry of such companies into the long distance business could result in substantial competition to our services and may have a material adverse effect on us and our customers.

     The FCC is charged with establishing national rules implementing certain portions of the Telecommunications Act. In August 1996, the FCC released an order adopting an extensive set of regulations governing network interconnection, network unbundling and resale of ILEC services, under the Telecommunications Act. In July 1997, the United States Court of Appeals for the Eighth Circuit issued a decision vacating substantial portions of these rules, principally on the ground that the FCC had improperly intruded into matters reserved for state jurisdiction. In January 1999, the United States Supreme Court reversed many aspects of the Eighth Circuit's decision, concluding that the FCC has jurisdiction to implement the local competition provisions of the Telecommunications Act. In so doing, the Supreme Court found that the FCC has authority to establish pricing guidelines applicable to the provision of unbundled network elements and the resale of ILEC services, to prevent ILECs from disaggregating existing combinations of network elements, and to establish rules enabling competitors to select all or portions of any existing ILEC interconnection agreements for use in their own interconnection agreements with ILECs. The Supreme Court, however, did not evaluate the specific pricing methodology adopted by the FCC and has remanded the case to the Eighth Circuit for further consideration. While the Supreme Court resolved many issues, including the FCC's jurisdictional authority, other issues remain subject to further consideration by the courts and the FCC.

     Although most of these FCC rules were upheld by the Supreme Court, the Court found that the FCC had not adequately considered certain statutory criteria for requiring ILECs to make unbundled network elements available to CLECs. The FCC then conducted new proceedings to reexamine which unbundled network elements ILECs must provide. On November 5, 1999, the FCC released an order in which it required that ILECs make available most, but not all, of the network elements specified in its initial order, as well as certain new network elements not included on the original list. The FCC also clarified the obligation of ILECs to provide certain combinations of network elements. We expect interested parties to seek reconsideration or appeal of the FCC's order.

     In the spring of 1998, four Regional Bell Operating Companies petitioned the FCC to be relieved of certain regulatory requirements in connection with their provision of advanced telecommunications services. Advanced telecommunications services are wireline, broadband telecommunications services, as opposed to traditional voice services, and are widely used for Internet access, often relying on DSL technology and packet-switched technology. In response, in August 1998, the FCC issued an order and notice which clarified its views on the applicability to advanced services of existing statutory requirements in the Telecommunications Act relating to network interconnection and unbundling. The FCC also solicited public comments on a wide variety of issues associated with the provision of advanced services by wireline carriers.

     In March 1999, the FCC adopted a further order strengthening the rights of CLECs to obtain physical collocation for purposes of interconnecting with ILEC networks, as well as requiring that ILECs permit CLECs to collocate equipment used for interconnection and/or access to unbundled network elements even if such equipment includes certain switching or enhanced services functions. The FCC also adopted rules designed to limit ILECs' ability to deny CLECs the ability to deploy transmission hardware in collocation space by purporting that the equipment will cause electrical interference with other wires, and it proposed rules making these requirements more specific. In the recent proceeding addressing unbundled network elements, however, the FCC declined to require ILECs to provide CLECs with unbundled access to packet-switching services, except in limited circumstances. The FCC also has not yet determined whether it will permit ILECs to deploy advanced communications services through a separate affiliate, which would not be regulated as an ILEC and therefore would not be subject to the Telecommunication's Act unbundling and resale provisions. The FCC also has pending requests by certain ILECs for pricing flexibility for their provision of data services in certain markets. Moreover, in November 1998, the FCC ruled that DSL services used to provide dedicated access to interstate services, including Internet access, need not be resold to CLECs at wholesale rates. The FCC is also reconsidering its earlier position that advanced telecommunications services constitute local exchange service or exchange access services under the Telecommunications

Act. The FCC's decisions on these matters are currently subject or expected to be subject to judicial review.

     As noted above, a Regional Bell Operating Company seeking to provide in-region interLATA long distance services must first comply with certain market opening conditions set forth in the Telecommunications Act as well as receive approval from the FCC. To date, the FCC has not yet found that any Regional Bell Operating Companies have met the requirements of the in-region interLATA long distance entry competitive checklist. However, in September 1999, Bell Atlantic filed an application with the FCC seeking authority to begin providing long distance services to customers located in the State of New York, where it also provides local service. In October 1999, we and other competitors commented in opposition to Bell Atlantic's submission. The New York Public Service Commission, however, recommended approval of Bell Atlantic's application. On November 1, 1999, DOJ, in its filing, stated that Bell Atlantic has not yet met all of its market opening obligations and that, as a result, the FCC could deny the application. DOJ also indicated that if the FCC were to approve the application, it should impose conditions to ensure Bell Atlantic continues to comply with all competitive checklist requirements. The FCC must act on Bell Atlantic's application by December 28, 1999. If Bell Atlantic's application to provide in-region interLATA long distance services is approved, its competitive position in New York is likely to be strengthened substantially. In addition, we anticipate that Bell Atlantic will soon initiate similar proceedings to obtain in-region interLATA long distance service authority in other states in its fourteen state operating region. For example, Bell Atlantic already has begun the necessary regulatory review process in the Commonwealth of Massachusetts. We also expect other Regional Bell Operating Companies to seek similar relief from the in-region interLATA long distance service ban as it applies to them.

     If the FCC permits the Regional Bell Operating Companies to provide interLATA long distance service in their local service regions, they would be able to offer integrated local and long distance services and could enjoy a significant competitive advantage. However, the Telecommunications Act imposes restrictions on the Regional Bell Operating Companies after they are permitted to enter the long distance services market in their local service regions. Among other requirements, for the first three years, unless this time period is extended by the FCC, the Regional Bell Operating Companies can provide these in-region long-distance services only through separate subsidiaries with separate books and records, financing, management and employees. In addition, transactions between Regional Bell Operating Company affiliates and these subsidiaries must be conducted on a non-discriminatory basis.

  ACCESS REGULATION

     The FCC regulates the interstate access rates charged by ILECs for the origination and termination of interstate long distance traffic. Those access rates make up a significant portion of the cost of providing these long distance services. Over the past few years, the FCC has implemented changes in interstate access rules that result in the restructuring of the access charge system and changes in access charge rate levels. On remand from an appeals court, the FCC is conducting further proceedings to explain and refine its recent reforms affecting access charge rate levels. The FCC is considering several proposals to further reform access charge rate structures. These and related actions may change access rates. If access rates are reduced, access revenues of all local exchange carriers, including us, could be reduced, and the costs to ILECs and interexchange carriers to provide long distance services also could be reduced significantly. The impact of these new changes will not be known until they are fully implemented.

     The FCC has also raised the issue of whether it should begin to regulate the access charges imposed by CLECs. Currently, CLECs are free to charge access rates at any levels they deem appropriate. The current proceeding seeks comment from the industry on whether CLECs should be required to cost-justify the access charges they impose on interexchange carriers or whether such rates should be limited to a range of "reasonable" charges. A decision by the FCC to regulate CLEC access charges could result in the reduction of those charges for all CLECs.

     Over the past few years, the FCC has granted ILECs significant flexibility in pricing their interstate special and switched access services. We anticipate that this pricing flexibility will result in ILECs lowering their prices in high traffic density areas, the probable areas of competition with us. We also anticipate that the FCC will grant ILECs increasing pricing flexibility as the number of potential competitors increases in each of these markets. In August 1999, the FCC released an order that granted substantial additional pricing flexibility to ILECs for certain interstate services. Among other things, the FCC granted immediate pricing flexibility to many ILECs in the form of streamlined introduction of new services, the ability to change rates for certain interstate services based on geographic location, and removal, after certain intraLATA toll dialing restrictions are lifted, of certain interstate interexchange services from restrictive pricing regulation. The FCC also established a framework for granting many ILECs greater flexibility in the pricing of all interstate access services once they satisfy certain prescribed competitive criteria. The FCC also invited public comment on proposals for yet additional ILEC pricing flexibility.

  UNIVERSAL SERVICE

     In 1997, the FCC established a significantly expanded universal service regime to subsidize the cost of telecommunications services to high cost areas, and to low-income customers and qualifying schools, libraries and rural health care providers. Providers of telecommunications services, like us, as well as certain other entities, must pay for these programs. Our share of the payments into these subsidy funds will be based on our share of certain defined telecommunications end-user revenues. Currently, the FCC is assessing these payments on the basis of a telecommunications services provider's interstate and international revenue for the previous year. Various states are also in the process of implementing their own universal service programs. We are currently unable to quantify the amount of subsidy payments we will be required to make in the future or the effect that these requirement payments will have on our financial condition. Moreover, the FCC's universal service rules remain subject to change, which could increase our costs.

  DETARIFFING

     In November 1996, the FCC issued an order that required non-dominant, long distance carriers, like us, to cease filing tariffs for our domestic long distance services. The order required mandatory detariffing and gave interstate long distance service providers nine months to withdraw federal tariffs and move to contractual relationships with their customers. This order subsequently was stayed by a federal appeals court, and it is unclear at this time whether or when the detariffing order will be implemented. In June 1997, the FCC issued another order stating that non-dominant local services providers may withdraw their tariffs for interstate access services provided to long distance carriers. The FCC continues to require that services providers obtain authority to provide service between the United States and foreign points and file tariffs for international service.

     In March 1999, the FCC adopted further rules that, while still maintaining mandatory detariffing, required long distance carriers to make specific public disclosures on the services providers' Internet websites of their rates, terms and conditions for domestic interstate services. The effective date of these rules also is delayed until a court decision is rendered on the appeal of the FCC's detariffing order. If the FCC's orders become effective, non-dominant interstate services providers will no longer be able to rely on the filing of tariffs with the FCC as a means of providing notice to customers of prices, terms and conditions under which they offer their domestic interstate services.

  RECIPROCAL COMPENSATION

     Recently, the FCC has determined that both dedicated access and dial-up calls from a customer to an Internet service provider are primarily interstate in nature and therefore are to be considered interstate calls, subject to the FCC's jurisdiction. The FCC has initiated a proceeding to determine the effect that this regulatory classification will have on the obligation of a services provider to pay reciprocal compensation for dial-up calls to Internet service providers that originate on one services provider's network and terminate on another services provider's network. Currently, the FCC has permitted existing reciprocal compensation arrangements between services providers, as set forth in interconnection agreements and approved by state regulatory commissions, to remain intact. The FCC is currently determining whether a new compensation mechanism should be implemented. A decision which invalidates current reciprocal compensation arrangements could result in the reduction, or elimination, of revenue we receive from reciprocal compensation payments for traffic terminated over our network to Internet service providers. In addition, in various contexts, certain ILECs have asked the FCC to rule that certain calls made over the Internet are subject to regulation as telecommunications services, including the assessment of interstate switched access charges and universal service fund assessments. Although the FCC has suggested that Internet-based telephone-to-telephone calls may be considered telecommunications services, it has not reached a final decision on that issue.

  CUSTOMER PRIVACY

     The Communications Act of 1934 and FCC rules protect the privacy of certain information that a telecommunications carrier such as us acquires by providing telecommunications services to such customers. Such protected information known as Customer Proprietary Network Information, includes information related to the quantity, technological configuration, type, destination and amount of use of a customer. Under the FCC's rules, a carrier may not use this information acquired through one of its offerings of telecommunications services to market certain other services without the approval of the affected customers. The United States Court of Appeals for the Tenth Circuit, however, recently overturned the FCC's rules regarding the use and protection of this information. The FCC relaxed these rules recently, but has sought reconsideration of the Tenth Circuit decision.

  STATE REGULATION

     The Telecommunications Act preempts state and local statutes and regulations that would tend to prohibit the provision of competitive telecommunications services. As a result, we will be free to provide the full range of local, long distance and data services in all states in which we currently operate, and in any states into which we may wish to expand. While this action greatly increases our potential for growth, it also increases the amount of competition to which we may be subject.

     Because we provide intrastate common carrier services, we are subject to various state laws and regulations. Most state public utility and public service commissions require some form of certification or registration. We must acquire this authority before commencing service. In most states, we are also required to file tariffs or price lists setting forth the terms, conditions and prices for services that are classified as intrastate. We are required to update or amend these tariffs when we adjust our rates or add new products and are subject to various reporting and record-keeping requirements in these states.

     Many states also require prior approval for transfers of control of certified providers, corporate reorganizations, acquisitions of telecommunications operations, assignment of carrier assets, carrier stock offerings and incurrence of significant debt obligations.

     States generally retain the right to sanction a services provider or to revoke certification if a services provider violates applicable laws or regulations. If any regulatory agency were to conclude that we are or were providing intrastate services without the appropriate authority or in violation of any regulation, the agency could initiate enforcement actions, which could include the imposition of fines, a requirement to disgorge revenues or the refusal to grant the regulatory authority necessary for the future provision of intrastate telecommunications services. We are authorized to provide intrastate long distance services in all states except Alaska and New Mexico and are in the process of obtaining intrastate long distance authority in those states. We have authority to provide competitive local telecommunications services in Connecticut, Delaware, the District of Columbia, Maine, Massachusetts, New Hampshire, New Jersey, New York, North Carolina, Pennsylvania, Rhode Island, Virginia and West Virginia. We have applications pending to provide competitive local telecommunications services in other states, including Maryland. There can be no assurance that we will receive the authorizations we seek currently or in the future.

  LOCAL INTERCONNECTION

     The Telecommunications Act imposes a duty upon all ILECs to negotiate in good faith with potential local service competitors to provide interconnection to their networks, exchange local traffic, make unbundled network elements available and permit resale of most local services. In the event that negotiations do not succeed, we have a right to seek arbitration with the state regulatory authority of any unresolved issues. Arbitration decisions involving interconnection arrangements in several states have been challenged and appealed to federal courts. We may experience difficulty in obtaining timely ILEC implementation of local interconnection agreements, and we can provide no assurance we will offer local services in these areas in accordance with our projected schedule, if at all. We have entered into interconnection agreements with Bell Atlantic in New York, Maryland, Virginia, the District of Columbia, Pennsylvania, and Massachusetts, and with GTE in Virginia. We have begun to negotiate similar agreements in the other states where we have obtained status as a competitive local exchange carrier. Moreover, a number of our interconnection agreements will expire at various times over the next six to 36 months, after which time, we will be required to renegotiate each such agreement. It is uncertain how successful we will be in negotiating the terms critical to our provision of local data and voice services and we may be forced to arbitrate certain provisions of such agreements.

                                   MANAGEMENT

                             OFFICERS AND DIRECTORS

     Our officers and directors, and their ages as of November 30, 1999 are listed below:

                NAME                   AGE                    POSITION(S)
                ----                   ---                    -----------
Clayton A. Thomas, Jr. ..............  37    Chairman of the Board and Chief Executive
                                             Officer
Clyde Heintzelman....................  61    President and Director
Mark A. Mendes.......................  37    Executive Vice President and Chief Operating
                                             Officer and Secretary
Donald E. Clarke.....................  40    Executive Vice President and Chief Financial
                                             Officer and Treasurer
Bruce W. Bednarski...................  41    Senior Vice President, Technology and Services
Peter B. Callowhill..................  49    Senior Vice President, Sales -- North and
                                             Director
Jeffrey E. Campbell..................  37    Senior Vice President, Business Operations
Kathleen A. Dickerson................  50    Vice President, Human Resources and
                                             Administration
Stavros Hilaris......................  41    Vice President, Network Engineering and
                                             Planning
David Nelson.........................  40    Vice President, Network and Customer
                                             Operations
Michael G. St. Jacques...............  53    Vice President, Information Technology
Lee Weiner...........................  42    Senior Vice President and General Counsel
Stephen D. Wright....................  35    Vice President, Sales -- South
Eric Geis(1)(2)......................  53    Director
Reid Miles(1)(2).....................  37    Director
Mitchell Reese(2)....................  40    Director

---------------

(1) Audit Committee

(2) Compensation Committee

     CLAYTON A. THOMAS, JR., a co-founder, has been our chief executive officer and a director since our inception in August 1993. From August 1993 to November 1999, Mr. Thomas was also our president. In May 1995, Mr. Thomas founded N2N Communications, an Internet service provider, which was subsequently sold in 1996. From October 1986 to July 1993, he served in various sales and marketing roles with Bell Atlantic Corporation. Mr. Thomas serves on the board of directors for the Northern Virginia Technology Council.

     CLYDE HEINTZELMAN has been our president since November 1999 and a director since March 1997. From December 1998 to November 1999, Mr. Heintzelman served as president and chief executive officer of SAVVIS Communications Corporation, a national Tier 1 Internet service provider. From May 1995 to November 1997, he was president and chief operating officer of DIGEX Incorporated, a Tier 1 public Internet service provider. In mid-1997, DIGEX was sold to Intermedia Communications, Inc., a national CLEC, and from November 1997 to November 1998, he served as a retained business consultant to Intermedia. In addition, from 1964 to 1992, Mr. Heintzelman was in several executive capacities with Bell Atlantic Corporation and its predecessor companies (AT&T). Mr. Heintzelman serves on the boards of directors of Sonoma Systems Inc. and Optelecom, Inc., a publicly traded fiber optic device company, and SAVVIS Communications.

     MARK A. MENDES has been our executive vice president and chief operating officer since October 1997. From March 1997 to October 1997, Mr. Mendes was chief operating officer of US

WATS, Inc., a public long distance carrier. From March 1995 to March 1997, he was vice president of service and technology at Access Teleconferencing International, Inc., now Vialog, Inc., a conference call service provider. From July 1993 to March 1995, Mr. Mendes was vice president, engineering and operations of InterNet, a prepaid calling card carrier. From December 1992 to July 1993, he was a director of network development for FiberNet Inc., a competitive access provider. Mr. Mendes held various operating positions at Frontier Corporation from 1985 to 1992.

     DONALD E. CLARKE has been our executive vice president and chief financial officer since December 1997. From August 1994 to April 1997, Mr. Clarke was chief financial officer, and from September 1995 to April 1997 was president, of Plexsys International Corp., a provider of wireless infrastructure equipment principally to developing countries. From September 1986 to July 1994, he served in various executive positions including vice president, chief financial officer, controller and assistant controller at Intelicom Solutions Corporation, affiliated with CSC Intelicom, Inc., a worldwide provider of specialized software solutions to telecommunications services providers.

     BRUCE W. BEDNARSKI, a co-founder, has been our senior vice president, technology and services since our inception in August 1993. From May 1990 to September 1993, he was a third level systems engineer for the Bell Atlantic Corporation. From April 1987 to April 1990, Mr. Bednarski was a systems engineer for the United States Senate where he managed the Senate's telecommunications infrastructure. From March 1984 to March 1987, he was a second level technical support engineer for Northern Telecom Inc. where he installed and engineered central office switching platforms.

     PETER B. CALLOWHILL, a co-founder and director, has been our senior vice president, sales -- north since August 1997. From August 1993 to June 1997, Mr. Callowhill was our vice president, marketing. In May 1995, Mr. Callowhill co-founded N2N Communications, an Internet service provider, with Mr. Thomas. Mr. Callowhill spent 11 years at Northern Telecom Inc. and served in various capacities, including premier account manager and account executive.

     JEFFREY E. CAMPBELL has been our senior vice president, business operations since September 1999. From March 1999 to September 1999, Mr. Campbell was our vice president, network operations, and from July 1998 to March 1999, he was vice president, network implementation. From December 1996 to July 1998, he was regional director of operations at Frontier Cellular, a wireless carrier company. From February 1991 to September 1996, Mr. Campbell held several positions at MFS Communications Company, Inc., including vice president of upstate New York, vice president of sales and regional director operations.

     KATHLEEN A. DICKERSON has been our vice president, human resources and administration since June 1998. From April 1997 to April 1998, Ms. Dickerson was vice president of administration for MA BioServices, Inc., a biotech testing company. From May 1995 to April 1997, Ms. Dickerson was vice president of administration for IGEN International, Inc., a biotech research and development company, and from July 1986 to May 1995, served in various capacities, including director of training and development at Marriott International, Inc.

     STAVROS HILARIS has been our vice president, network engineering and planning since May 1999. Mr. Hilaris held several positions at Teleglobe International Corporation, a global telecommunications services provider, including vice president, access network, USA and Americas from January 1999 to May 1999, and vice president, network engineering and operations from April 1995 to January 1999. From April 1988 to April 1995, he held several positions at Worldcom, Inc., including director of engineering, vice president of earth station engineering and vice president of engineering planning.

     DAVID NELSON has been our vice president, network and customer operations since October 1999. Mr. Nelson also served as our vice president, customer service and programming from May 1998 to October 1999. From October 1993 to May 1998, he was vice president, customer service and operations at Loral Orion, Inc., a satellite owner, operator and provider of private multi-media networks. From June 1989 to October 1998, Mr. Nelson held several positions in operations, sales and marketing at Northern Telecom Inc., including director of operations, northern Europe and director of sales, Norway.

     MICHAEL G. ST. JACQUES has been our vice president, information technology since August 1999. From August 1997 to February 1999, he was chief architect and senior director of operations at Intermedia Communications, Inc., a telecommunications services providers, where he was responsible for system architecture, data management and operations. From December 1986 to August 1997, Mr. St. Jacques served in various capacities, including technical contributor, project manager and director at GTE Data Services Incorporated.

     LEE WEINER has been our senior vice president and general counsel since October 1999. From June 1998 to June 1999, Mr. Weiner served as vice president and acting general counsel, and senior associate general counsel and assistant secretary for Qwest Communications International Inc. after its merger with LCI International, Inc. in June 1998. From September 1994 to June 1998, he served as vice president and general counsel at LCI International, Inc. Mr. Weiner has also held several managerial positions at MCI Telecommunications Corporation, including director of legal affairs for MCI Business Services Division.

     STEPHEN D. WRIGHT has been our vice president, sales -- south since August 1999. From August 1998 to August 1999, Mr. Wright was our branch sales director in Richmond. From July 1995 to August 1998, he was business sales manager, and from June 1991 to July 1995 was an account executive, at GTE Wireless Incorporated.

     ERIC GEIS has been a director since March 1997. In March 1997, Mr. Geis was a founder, and has since served as a senior officer of Rhythms NetConnections Inc., a data service carrier providing dedicated high-speed and high performance data networking solutions, primarily using digital subscriber line technology. At Rhythms, Mr. Geis has been vice president national deployment and ILEC management from January 1998 to the present, and vice president and general manager from June 1997 to December 1997. From December 1997 to the present, he has also been secretary and treasurer of ACI Corp., now Rhythms Links Inc., a wholly-owned subsidiary of Rhythms. From December 1995 to March 1997, Mr. Geis was director of sales for GRC International, Inc., a seller of data networking software, and from July 1991 to December 1995, chief executive officer and a director of Quintessential Solutions, Inc., a provider of telecommunications pricing and optimization software applications.

     REID MILES has been a director since November 1997. From January 1996 to the present, Mr. Miles has been a founder and managing director of Blue Water Capital LLC, an expansion stage venture capital firm focused on investments in the information technology arena. From April 1994 to January 1996, he was vice president of marketing and business development of Advance, Inc.

     MITCHELL REESE has been a director since May 1998. Mr. Reese has been a managing director of The Carlyle Group since September 1997. From August 1994 to August 1997, he was the president of the venture capital division at Morgan Keegan, Inc.

  CLASSIFIED BOARD OF DIRECTORS

     Our certificate of incorporation and bylaws provide for a classified board of directors consisting of three classes of directors, each serving staggered three-year terms. As a result, a portion of our board of directors will be elected each year. To implement the classified structure, two of the nominees to the board have been elected to one-year terms, two have been elected to two-year terms and two have been elected to three-year terms. Thereafter, directors are elected for three-year terms. Messrs. Callowhill and Thomas are class I directors with terms expiring at the 2000 annual meeting of stockholders, Messrs. Miles and Reese are class II directors, with terms expiring at the 2001 annual meeting of stockholders, and Messrs. Geis and Heintzelman are class III directors, with terms expiring at the 2002 annual meeting of stockholders.

  BOARD COMMITTEES

     Our bylaws provide that our board of directors may designate one or more board committees. We currently have an audit committee and a compensation committee.

     Our audit committee, currently comprised of Messrs. Geis and Miles:

     - recommends to our board of directors the independent auditors to conduct the annual audit of our books and records;

     - reviews the proposed scope and results of the audit;

     - approves the audit fees to be paid;

     - reviews accounting and financial controls with the independent public accountants and our financial and accounting staff; and

     - reviews and approves transactions between us and our directors, officers and affiliates.

     Our compensation committee, currently comprised of Messrs. Geis, Miles and
Reese:

     - reviews and recommends the compensation arrangements for management, including the compensation for our president and chief executive officer;

     - establishes and reviews general compensation policies with the objective to attract and retain superior talent, to reward individual performance and to achieve our financial goals; and

     - administers our stock option plans.

  COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During 1998, members of our compensation committee were Messrs. Thomas, Heintzelman, Miles and Reese. None of our executive officers has served as a member of the compensation committee (or other committee serving an equivalent function) of any other entity, whose executive officers served as a director of or member of our compensation committee. In 1998, Mr. Thomas was our president and chief executive officer.

  COMPENSATION OF DIRECTORS

     Since his election to our board, Mr. Geis has received $600 per board meeting and Mr. Heintzelman, prior to becoming an employee, also received $600 per board meeting and no other directors received compensation for serving as directors. We reimburse our directors for reasonable expenses they incur to attend board and committee meetings. Our non-employee directors are eligible to receive grants of options to acquire our common stock pursuant to our 1997 Equity Incentive Plan and our 1999 Stock Incentive Plan. See "1997 Equity Incentive Plan" and "1999 Stock Incentive Plan."

     In December 1997 and October 1998, we granted options to Mr. Geis to purchase 32,000 and 8,000 shares of our common stock, respectively, at fair value at the date of grant. In November 1999, Mr. Geis received an additional option to purchase 10,000 shares of common stock at an exercise price of $7.00 per share. In December 1997 and October 1998, we granted options to Mr. Heintzelman to purchase 32,000 and 8,000 shares of our common stock, respectively, at fair value at the date of grant.

  EXECUTIVE COMPENSATION

     The following table summarizes the compensation paid to our chief executive officer and the other four most highly paid executive officers whose total salary and bonus exceed $100,000 for the year ended December 31, 1998, whom we refer to as our named executive officers:

                           SUMMARY COMPENSATION TABLE

                                                                            LONG-TERM
                                                                           COMPENSATION
                                             ANNUAL COMPENSATION        ------------------
                                        -----------------------------       SECURITIES
                                         SALARY     BONUS    OTHER(1)   UNDERLYING OPTIONS
                                         ------     -----    --------   ------------------
Clayton A. Thomas, Jr.,
  president and chief executive
  officer.............................  $151,365   $25,000   $ 6,000              --
Mark A. Mendes,
  executive vice president and chief
  operating officer...................   173,268     4,343     5,600         155,844(2)
Donald E. Clarke,
  executive vice president and chief
  financial officer...................   140,343     8,046     4,800         103,897(3)
Bruce W. Bednarski,
  senior vice president, technology
  and services........................   131,183        --     6,000              --
Peter B. Callowhill,
  senior vice president,
  sales -- north......................   151,250        --    20,037(4)           --

---------------

(1) These amounts represent automobile allowances paid to the named executive officers in the fiscal year ended December 31, 1998.

(2) This option becomes exercisable over a four-year period, 50% of which vested immediately on the date of grant, 25% of which vested on the first anniversary of the grant date and 12.5% of which vest on each of the second and third anniversaries of the grant date.

(3) This option becomes exercisable over a four-year period, 25% of which vested immediately on the date of grant and the remainder vesting at a rate of 25% annually for the next three years.

(4) This amount also includes relocation reimbursement.

  OPTION GRANTS IN 1998 AND YEAR-END OPTION VALUES

     The following table sets forth information regarding options granted to the named executive officers during 1998.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                    POTENTIAL REALIZABLE
                                                                                      VALUE AT ASSUMED
                                                                                   ANNUAL RATES OF STOCK
                                                                                     PRICE APPRECIATION
                              INDIVIDUAL GRANTS                                      FOR OPTION TERM(4)
------------------------------------------------------------------------------   --------------------------
                                         PERCENT OF
                            NUMBER OF      TOTAL
                            SECURITIES    OPTIONS                                                  BASED ON
                            UNDERLYING   GRANTED TO   EXERCISE OR                                  INITIAL
                             OPTIONS     EMPLOYEES    BASE PRICE    EXPIRATION                     OFFERING
NAME                        GRANTED(1)   IN 1998(2)    ($/SHARE)     DATE(3)     5%       10%       PRICE
----                        ----------   ----------   -----------   ----------   --       ---      --------
Clayton A. Thomas, Jr.....        --          --            --           --       --      --
Mark A. Mendes............   155,844        11.5%        $0.95      5/19/08      $        $
Donald E. Clarke..........   103,897         7.7          0.95      5/19/08
Bruce W. Bednarski........        --          --            --           --       --      --
Peter B. Callowhill.......        --          --            --           --       --      --

---------------

(1) All options were granted under our 1997 equity incentive plan. These options are subject to vesting in the event of a change in control of our company.

(2) Based on options to purchase 1,351,351 shares of our common stock granted to employees in 1998.

(3) The options have ten year terms, subject to earlier termination upon death, disability or termination of employment.

(4) We recommend caution in interpreting the financial significance of the figures representing the potential realizable value of the stock options. They are calculated by multiplying the number of options granted by the difference between a future hypothetical stock price and the option exercise price and are shown pursuant to rules of the SEC. They assume the fair value of common stock appreciates 5% or 10% each year, compounded annually, for ten years (the term of each option). They are not intended to forecast possible future appreciation, if any, of our stock price or to establish a present value of options. Also, if appreciation does occur at the 5% or 10% per year rate, the amounts shown would not be realized by the recipients until the year 2008. Depending on inflation rates, these amounts may be worth significantly less in 2008, in real terms, than their value today.

                            YEAR-END OPTIONS VALUES

                                                     NUMBER OF               VALUE OF UNEXERCISED
                                              UNEXERCISED OPTIONS AT        IN-THE-MONEY OPTIONS AT
                                                 DECEMBER 31, 1998           DECEMBER 31, 1998(1)
                                            ---------------------------   ---------------------------
                                            EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                                            -----------   -------------   -----------   -------------
Clayton A. Thomas, Jr. ...................         --             --            --             --
Mark A. Mendes............................    293,352        190,057        $              $
Donald E. Clarke..........................    152,679        152,678
Bruce W. Bednarski........................         --             --            --             --
Peter B. Callowhill.......................         --             --            --             --

---------------

(1) Calculated on the basis of the assumed initial public offering price of our common stock, less the exercise price payable for those shares, multiplied by the number of shares underlying the option.

     No compensation intended to serve as incentive for performance to occur over a period longer than one year was paid pursuant to a long-term incentive plan during the last year to any of the executive officers named above.

  EMPLOYMENT ARRANGEMENTS

     We have entered into an employment agreement with each of our named executive officers. Each agreement has an initial term of two and one-half years and is automatically extended for additional one year terms unless we or the executive elects to terminate the agreement within 60 days before the end of the current term. Under these agreements, these executives receive an initial annual base salary that will be subject to adjustment by our board of directors, compensation committee, or chief executive officer. These executives also receive an annual bonus of up to 25% of the executive's then current salary, based upon performance objectives set by our senior management. The bonus is payable 50% in cash and the remaining 50% in options to acquire shares of our common stock which will have an exercise price at the then fair market value and vest according to the terms of each executives' agreement. These executives also receive an automobile allowance of $500 per month. The following table shows information about the current compensation arrangements for our executive officers.

                                              ANNUAL                      OPTIONS GRANTED
                                          BASE SALARY(1)   ANNUAL BONUS     (SHARES)(1)
                                          --------------   ------------   ---------------
Clayton A. Thomas, Jr. .................     $157,500          25%                 --
Mark A. Mendes..........................      159,500          25%            571,001
Donald E. Clarke........................      150,500          25%            350,357
Clyde Heintzelman.......................      190,000          25%            275,000

---------------

(1) As of November 1999.

     Under the terms of these agreements, these executives have agreed to preserve the confidentiality and the proprietary nature of all information relating to our business during the term of the agreement and until the information becomes public. In addition, each of these executives has agreed to non-competition and non-solicitation provisions that will be in effect during the term of this agreement and for eighteen months after the agreement ends.

     In November 1999, we entered into an employment agreement with Clyde Heintzelman, our president. This agreement has an initial term of two years and is automatically extended for an additional year unless we elect or Mr. Heintzelman elects to terminate the agreement 60 days before the end of the current term. The agreement provides that Mr. Heintzelman will receive compensation in the form of a $190,000 base salary and a target annual bonus of 25% of his then current salary, based upon performance objectives set by our chief executive officer. Mr. Heintzelman received an option to purchase 275,000 shares of our common stock at an exercise price of $4.00 per share.

  1997 EQUITY INCENTIVE PLAN

     Effective October 1997, we adopted our equity incentive plan. This plan provides for the grant of stock-based awards to any of our employees, directors or any person who provides us services.

     Under the plan, we may grant:

     - options that are intended to qualify as incentive stock options within the meaning of Section 422 of the Internal Revenue Code;

     - options not intended to qualify as incentive stock options;

     - stock appreciation rights; and

     - other stock-based awards.

     Incentive stock options may be granted only to our employees. A total of 3,498,711 shares of common stock may be issued upon the exercise of options or other awards granted under the plan. The exercisability of options or other awards may in certain circumstances be accelerated in connection with an acquisition event, as defined in the plan.

     The plan expires in October 2007. As of November 30, 1999, we had granted options to purchase an aggregate of 3,972,927 shares of common stock under the plan, of which 637,688 shares have expired according to their terms. These options generally vest monthly over a four-year period, beginning on the first anniversary of the date of grant. No further options will be granted under the plan after the effective date of the offering. Options granted under this plan prior to its termination will remain outstanding according to their terms.

  1999 STOCK INCENTIVE PLAN

     Our stock incentive plan was adopted in November 1999. This plan authorizes the grant of:

     - stock options;

     - stock appreciation rights;

     - stock awards;

     - phantom stock; and

     - performance awards.

     The compensation committee of our board of directors administers our stock incentive plan. The committee has sole power and authority, consistent with the provisions of our stock incentive plan, to determine which eligible participants will receive awards, the form of the awards and the number of shares of our common stock covered by each award. The committee may impose terms, limits, restrictions and conditions upon awards, and may modify, amend, extend or renew awards, to accelerate or change the exercise timing of awards or to waive any restrictions or conditions to an award. As of November 30, 1999, we have granted an option to purchase 275,000 shares of our common stock out of the 3,500,000 shares available under this plan.

     STOCK OPTIONS. Our stock incentive plan permits the granting of options to purchase shares of our common stock intended to qualify as incentive stock options under the Internal Revenue Code and stock options that do not qualify as incentive options. The option exercise price of each option will be determined by the committee. The term of each option will be fixed by the committee. The committee will determine at what time or times each option may be exercised and, the period of time, if any, after retirement, death, disability or termination of employment during which options may be exercised.

     STOCK APPRECIATION RIGHTS. The committee may grant a right to receive a number of shares or, in the discretion of the committee, an amount in cash or a combination of shares and cash, based on the increase in the fair market value of the shares underlying the right during a stated period specified by the committee.

     STOCK AWARDS. The committee may award shares of our common stock to participants at no cost or for a purchase price. These stock awards may be subject to restrictions or may be free from any restrictions under our stock incentive plan. The committee shall determine the applicable restrictions. The purchase price of the shares of our common stock will be determined by the committee.

     PHANTOM STOCK. The committee may grant stock equivalent rights, or phantom stock, which entitles the recipient to receive credits which are ultimately payable in the form of cash, shares of our common stock or a combination of both. Phantom stock does not entitle the holder to any rights as a stockholder.

     PERFORMANCE AWARDS. The committee may grant performance awards to participants entitling the participants to receive cash, shares of our common stock, or a combination of both, upon the achievement of performance goals and other conditions determined by the committee. The performance goals may be based on our operating income, or on one or more other business criteria selected by the committee.

  1999 EMPLOYEE STOCK PURCHASE PLAN

     Our employee stock purchase plan, which will become effective upon the closing of this offering, provides for the issuance of up to 1,500,000 shares of common stock. This plan, which is intended to qualify under Section 423 of the Internal Revenue Code, provides our employees with an opportunity to purchase shares of our common stock through payroll deductions.

     All of our employees, including directors who are employees, are eligible to participate in the purchase plan. Options to purchase our common stock will initially be granted to each eligible employee on the first trading day on or after the date of the initial public offering. Thereafter, options will be granted on the first trading day on or after January 1 of each year, or such other date as determined by the administrator. Each option will terminate on the last trading day of a period specified by the administrator and no option period will be longer than 27 months in duration. Subsequent option periods of equal duration will consecutively follow, unless the administrator determines otherwise.

     Each option represents a right to purchase shares of our common stock. The administrator determines the purchase price of each share of common stock, provided that the purchase price will never be less than the lesser of 85% of the fair market value of the common stock at the beginning or end of the option period.

     Any employee who immediately after a grant owns 5% or more of the total combined voting power or value of our capital stock may not be granted an option to purchase common stock under the purchase plan. Participation may also be limited where rights to purchase stock under all other purchase plans accrue at a rate which exceeds $25,000 of the fair market value of our common stock for each calendar year.

  401(K) PLAN

     We adopted a tax-qualified employee savings and retirement plan, or 401(k) plan, covering our full-time employees located in the United States. The 401(k) plan is intended to qualify under Section 401(k) of the Internal Revenue Code of 1986, as amended, so that contributions to the 401(k) plan by employees, and the investment earnings thereon, are not taxable to employees until withdrawn from the 401(k) plan. Under the 401(k) plan, employees may elect to reduce their current compensation up to the statutorily prescribed annual limit and have the amount of such contribution contributed to the 401(k) plan. The 401(k) plan does permit additional matching contributions to the 401(k) plan by us on behalf of participants in the 401(k).

                              CERTAIN TRANSACTIONS

  SALE OF STOCK

     In October 1997, we issued 4,087,592 shares of series A convertible preferred stock for an aggregate purchase price of $3.5 million, including 1,167,884 shares to Mid Atlantic Venture Fund III, L.P., 1,167,884 shares to Societe Generale Capital Corporation and 1,751,824 shares to Blue Water Strategic Fund I, L.L.C., of which Mr. Miles, one of our directors, is a managing director.

     In May 1998, we issued 5,510,535 shares of series B convertible preferred stock for an aggregate purchase price of $17.0 million, including 3,037,189 shares to Carlyle Venture Partners, L.P., of which Mr. Reese, a member of our board of directors, is a managing director, 1,194,445 shares to PNC Capital Corporation, 486,224 shares to Blue Water Strategic Fund I, L.L.C., of which Mr. Miles, one of our directors, is a managing director, 468,528 shares to Societe Generale Capital Corporation and 324,149 shares to Mid Atlantic Venture Fund III, L.P.

     In November 1998, we issued 2,140,310 shares of series C convertible preferred stock for an aggregate purchase price of $30.0 million per share to Northern Telecom Inc.

     In July 1999, Corlyn Marsan, a principal stockholder, sold 50,000 shares of common stock at a purchase price of $6.50 per share. In September and October 1999, Ms. Marsan sold 125,000 shares of common stock at a purchase price of $7.00 per share, in three private transactions.

     In connection with the preferred stock financings, we granted registration rights to the preferred stockholders. Upon exercise of these registration rights, these stockholders can require us to file registration statements covering the sale of shares of common stock held by them and may include the sale of their shares in registration statements covering our sale of shares to the public.

  ISSUANCE OF OPTIONS

     In December 1997 and October 1998, we granted to Mr. Geis options to purchase 32,000 and 8,000 shares of our common stock. In November 1999, Mr. Geis received an additional option to purchase 10,000 shares of common stock. In December 1997 and October 1998, we granted options to Mr. Heintzelman to purchase 32,000 and 8,000 shares of our common stock. In November 1999, Mr. Heintzelman received an additional option to purchase 275,000 shares of common stock, of which 91,667 shares immediately vested.

     In December 1997 and May 1998, we granted to Mr. Clarke options to purchase 201,460 and 103,897 shares of our common stock. In November 1999, Mr. Clarke received an additional option to purchase 45,000 shares of our common stock. In October 1997, we granted options to Mr. Mendes to purchase 87,592 and 25,373 shares of our common stock. Additionally, in December 1997 and May 1998, Mr. Mendes received additional options to purchase 302,192 and 155,844 shares of our common stock.

  DEBT FINANCING

     We entered into a credit agreement in November 1998 with Nortel. This agreement provided for a five year, $120 million term loan facility and a five year, $20 million revolving credit loan facility to finance a portion of our costs to purchase Nortel equipment and services. The term loan and the revolving credit loan facility were secured by a security agreement and a pledge agreement whereby our subsidiaries pledged all of their stock and assets to Nortel.

     In July 1999, we entered into a credit agreement with Nortel whereby Nortel will provide draws to us under a term loan arrangement in an aggregate principal amount of up to

$75 million. This loan is to be used for the purchase of telecommunications equipment and related software licenses and for working capital purposes. To secure the loan, we have granted Nortel a security interest in all of our assets. The loans must be repaid over a five-year period commencing on November 2001.

     Additionally, in July 1999, we issued to Nortel a senior discount note with a principal of $75 million. This note requires no interest or principal payments until July 2004. For the next five years thereafter, we must pay interest semiannually at an interest rate of 13.5%. The loan must be repaid in full upon the closing of this offering.

     We have adopted a policy whereby all future transactions between us and our officers, directors and affiliates will be on terms no less favorable to us than could be obtained from unrelated third parties. These transactions must be approved by a majority of the disinterested members of our board of directors.

                             PRINCIPAL STOCKHOLDERS

     The following table sets certain information regarding beneficial ownership of our common stock as of November 30, 1999 and as adjusted to reflect the sale of the shares offered hereby, by:

     - each person who we know beneficially owns more that 5% of our common stock;

     - each member of our board of directors;

     - each of our named executive officers; and

     - all directors and executive officers as a group.

     Unless otherwise indicated, the address for each stockholder listed is c/o Net2000 Communications, Inc., 2180 Fox Mill Road, Herndon, Virginia 20171. Except as otherwise indicated, each of the persons named in this table has sole voting and investment power with respect to all the shares indicated.

     For purposes of calculating the percentage beneficially owned, 19,833,195 shares of common stock are deemed outstanding before the offering, including 8,094,758 shares of common stock outstanding as of November 30, 1999 and 11,738,437 shares of common stock issuable upon conversion of the preferred stock. For purposes of calculating the percentage beneficially owned, the number of shares deemed outstanding after the offering includes: (a) all shares deemed
to be outstanding before the offering and (b)     shares being sold in this
offering, assuming no exercise of the underwriters' over-allotment option.

                                                                           PERCENT OF COMMON
                                                           NUMBER OF       STOCK OUTSTANDING
                                                             SHARES       --------------------
                                                          BENEFICIALLY     BEFORE      AFTER
NAME OF BENEFICIAL OWNER                                    OWNED(1)      OFFERING    OFFERING
------------------------                                  ------------    --------    --------
Carlyle Venture Partners Group(2).......................   3,037,189        15.3%           %
  c/o The Carlyle Group
  1001 Pennsylvania Avenue, NW
  Washington, DC 20004
Northern Telecom Inc.(3)................................   3,036,254        14.7
  2221 Lakeside Boulevard
  Richardson, TX 75082
Blue Water Strategic Fund I, L.L.C.(4)..................   2,238,048        11.3
  c/o Blue Water Capital
  8300 Greensboro Drive
  Suite 1210
  McLean, VA 22102
Societe Generale Capital Corporation....................   1,636,412         8.3
  1221 Avenue of the Americas
  New York, NY 10020
Mid-Atlantic Venture Fund III, L.P. ....................   1,492,033         7.5
  11710 Plaza America Drive
  Suite 120
  Reston, VA 20190
PNC Capital Corporation(5)..............................   1,194,445         6.0
  c/o PNC Equity Management Corporation
  3150 CNG Tower
  625 Liberty Avenue
  Pittsburgh, PA 15222

                                                                           PERCENT OF COMMON
                                                           NUMBER OF       STOCK OUTSTANDING
                                                             SHARES       --------------------
                                                          BENEFICIALLY     BEFORE      AFTER
NAME OF BENEFICIAL OWNER                                    OWNED(1)      OFFERING    OFFERING
------------------------                                  ------------    --------    --------
Bruce W. Bednarski......................................   2,000,000        10.1
Peter B. Callowhill.....................................   2,000,000        10.1
Donald E. Clarke(6).....................................     262,767         1.3
Eric Geis(7)............................................      26,333        *
Clyde Heintzelman(8)....................................     101,851        *
Corlyn A. Marsan........................................   1,825,000         9.2
Mark A. Mendes(9).......................................     510,575         2.5
Reid Miles(4)...........................................   2,238,048        11.3
Mitchell Reese(2).......................................   3,037,189        15.3
Clayton A. Thomas, Jr. .................................   2,000,000        10.1
All executive officers and directors as a group (16
  persons)(10)..........................................  12,247,340        58.7

---------------

 *   Less than one percent

(1) The number of shares beneficially owned includes outstanding shares of our common stock held by that person and shares of our common stock issuable upon exercise of stock options exercisable within 60 days of November 30, 1999.

(2) Represents (i) 2,142,928 shares beneficially owned by Carlyle Venture Partners, L.P., (ii) 437,635 shares beneficially owned by C/S Venture Investors, L.P., (iii) 284,208 shares beneficially owned by Carlyle U.S. Venture Partners, L.P. and (iv) 172,418 shares beneficially owned by Carlyle Venture Coinvestment, L.L.C. Mr. Reese, a director, is a managing director of The Carlyle Group. Mr. Reese disclaims beneficial ownership of these shares, over which he does not have dispositive or voting control. Mr. Reese's address is c/o The Carlyle Group.

(3) Includes 895,944 shares issuable upon exercise of a warrant issued in July 1999.

(4) All such shares are beneficially owned by Blue Water Strategic Fund I, L.L.C. Mr. Miles, a director, is the founder and managing director of Blue Water Capital, the managing member of the Blue Water Strategic Fund I, L.L.C. Mr. Miles disclaims beneficial ownership of these shares over which he does not have dispositive or voting control. Mr. Miles's address is c/o Blue Water Capital.

(5) Represents (i) 999,153 shares beneficially owned by PNC Capital Corporation and (ii) 195,292 shares beneficially owned by Wood Street Partners.

(6) Includes 262,767 shares issuable upon exercise of options to acquire our common stock.

(7) Includes 26,333 shares issuable upon exercise of options to acquire our common stock.

(8) Includes 101,851 shares issuable upon exercise of options to acquire our common stock.

(9) Includes 422,983 shares issuable upon exercise of options to acquire our common stock.

(10) Includes 12,159,748 shares issuable upon exercise of options to acquire our common stock.

                        DESCRIPTION OF OUR CAPITAL STOCK

     Our authorized capital stock currently consists of 200,000,000 shares of common stock, with a par value of $0.01 per share, 11,738,437 shares of preferred stock, with a par value of $0.01 per share and 60,000,000 shares of undesignated capital stock, with a par value of $0.01 per share. As of November 30, 1999, there were 8,094,758 shares of our common stock outstanding, held of record by eleven stockholders. As of November 30, 1999, we had outstanding an aggregate of 11,738,437 shares of convertible preferred stock consisting of 4,087,592 shares of series A preferred stock, 5,510,535 shares of series B preferred stock, and 2,140,310 shares of series C preferred stock. Effective May 19, 1998 and November 4, 1998, we declared a four for one stock split in the form of a stock dividend payable on May 19, 1998 and November 4, 1998 for stockholders of record of our common stock and series A preferred stock, respectively. The series A, B and C preferred stock are held of record by three, five, and one stockholders, respectively. All outstanding shares of preferred stock will be automatically converted into an aggregate of 11,738,437 shares of common stock upon the closing of this offering and will no longer be issued and
outstanding. After this offering, we will have outstanding      shares of common
stock if the underwriters do not exercise their over-allotment option, or shares of common stock if the underwriters exercise their over-allotment option in full.

     The following is a description of our capital stock.

  COMMON STOCK

     Holders of common stock are entitled to one vote for each share of record on all matters submitted to a vote of stockholders. The holders of common stock are entitled to receive ratably such lawful dividends as may be declared by the board of directors. However, such dividends are subject to preferences that may be applicable to the holders of any outstanding shares of preferred stock. In the event of a liquidation, dissolution, or winding up of the affairs of our company, whether voluntary or involuntary, the holders of common stock will be entitled to receive pro rata all of our remaining assets available for distribution to stockholders. Any such pro rata distribution would be subject to the rights of the holders of any outstanding shares of preferred stock. Our common stock has no preemptive, redemption, conversion or subscription rights. Piper Marbury Rudnick & Wolfe LLP, our counsel, will opine that the shares of common stock to be issued by us in this offering, when issued and sold in the manner described in the prospectus and in accordance with the resolutions adopted by the board of directors, will be fully paid and non-assessable. The rights, powers, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

  PREFERRED STOCK

     At the closing of the offering, our outstanding shares of preferred stock will be automatically converted into common stock. For a description of this preferred stock, please see note 7 to the notes to financial statements included elsewhere in this prospectus.

  UNDESIGNATED CAPITAL STOCK

     Immediately following the offering, our board will have the authority to designate and issue up to 60,000,000 shares of capital stock, in one or more series. Our board can establish the preferences, rights and privileges of each series, which may be superior to the rights of the common stock.

  WARRANTS

     We have outstanding a warrant to purchase up to 895,944 shares of our common stock at an exercise price of $0.01 per share, expiring July 30, 2009.

  REGISTRATION RIGHTS

     After this offering, holders of (i) an aggregate of 4,087,592 shares of common stock issued upon the conversion of the series A preferred stock (the "series A registrable shares"); (ii) 5,510,535 shares of common stock issued upon the conversion of the series B preferred stock (the "series B registrable shares"); and (iii) 2,140,310 shares of common stock issued upon the conversion of the series C preferred stock (the "series C registrable shares") will be entitled to rights with respect to the registration of such shares under the Securities Act.

     We have an agreement with these stockholders that gives them registration rights. Subject to limitations provided in the agreement, including those in lock-up agreements that these stockholders have signed relating to this
offering, these stockholders have the right, after     , 2000, upon request of
the holders of at least a majority in interest in the series A registrable shares, series B registrable shares or series C registrable shares, to require us to register under the Securities Act the sale of shares having an aggregate offering price of at least $20,000,000 (a "demand registration"). The number of demand registrations for each class is limited to one, provided that each group of registrable shares has not previously requested four registration statements on Form S-3. Each class of registrable shares is entitled to an additional demand registration in the event that less than 70% of the registrable shares requested to be registered were not included in a demand registration. In addition to these demand registration rights and, subject to conditions and limitations provided in the agreement, each class of these stockholders may require us to file a maximum of four registration statements on Form S-3 under the Securities Act, or three if a demand registration was requested, when such form is available for our use, generally one year after this offering.

     If we propose to register our securities under the Securities Act after this offering, these stockholders will be entitled to notice of the registration and to include their shares in the registration provided that the underwriters of the proposed offering will have the right to limit the number of shares included in the registration. We must pay for all expenses in connection with these registrations, other than underwriters' discounts and commissions.

  ANTI-TAKEOVER EFFECTS OF OUR CERTIFICATE OF INCORPORATION AND BYLAWS AND DELAWARE GENERAL CORPORATION LAW

     OUR CERTIFICATE OF INCORPORATION AND BYLAWS AND DELAWARE GENERAL CORPORATION LAW. Certain provisions of Delaware law and our certificate of incorporation and bylaws could make the following more difficult:

     - the acquisition of us by means of a tender offer;

     - acquisition of us by means of a proxy contest or otherwise; or

     - the removal of our incumbent officers and directors.

     These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board. We believe that the benefits of increased protection of the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging such proposals because negotiation of such proposals could result in an improvement of their terms.

     ELECTION AND REMOVAL OF DIRECTORS. Our board of directors is divided into three classes. The directors in each class will serve for a three-year term, one class being elected each year by our stockholders. This system of electing and removing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us because it generally makes it more difficult for stockholders to replace a majority of the directors.

     In addition, our bylaws provide that, except as otherwise provided by law or our certificate of incorporation, newly created directorships resulting from an increase in the authorized number of directors or vacancies on the board may be filled only by:

     - a majority of the directors then in office, though less than a quorum is then in office; or

     - by the sole remaining director.

     STOCKHOLDER MEETINGS. Under our certificate of incorporation and bylaws, only the chairman of the board, the president or a majority of the board of directors may call special meetings of stockholders.

     REQUIREMENTS FOR ADVANCE NOTIFICATION OF STOCKHOLDER NOMINATIONS AND PROPOSALS. Our bylaws will establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board.

     DELAWARE ANTI-TAKEOVER LAW. We are subject to Section 203 of the Delaware general corporation law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date the person became an interested stockholder, unless the "business combination" or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns or within three years prior to the determination of interested stockholder status, did own, 15% or more of a corporation's voting stock. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

     ELIMINATION OF STOCKHOLDER ACTION BY WRITTEN CONSENT. Upon the completion of the offering, our certificate of incorporation will eliminate the right of stockholders to act by written consent without a meeting, unless the consent is unanimous.

     NO CUMULATIVE VOTING. Our certificate of incorporation and bylaws do not provide for cumulative voting in the election of directors.

     UNDESIGNATED CAPITAL STOCK. The authorization of undesignated capital stock will make it possible for our board of directors to issue stock with voting or other rights or preferences that could impede the success of any attempt to change control of Net2000. These and other provisions may have the effect of deterring hostile takeovers or delaying changes in control of our company or management.

     LIMITATION OF LIABILITY. As permitted by the Delaware general corporation law, our certificate of incorporation provides that our directors shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

     - for any breach of the director's duty of loyalty to us or our stockholders;

     - for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

     - under Section 174 of the Delaware general corporation law, relating to unlawful payment of dividends or unlawful stock purchase or redemption of stock; or

     - for any transaction from which the director derives an improper personal benefit.

     As a result of this provision, we and our stockholders may be unable to obtain monetary damages from a director for breach of his or her duty of care.

     Our certificate of incorporation and bylaws provide for the indemnification of our directors and officers to the fullest extent authorized by the Delaware general corporation law. The indemnification provided under our certificate of incorporation and bylaws includes the right to be paid expenses in advance of any proceeding for which indemnification may be had, provided that the payment of these expenses incurred by a director or officer in advance of the final disposition of a proceeding may be made only upon delivery to us of an undertaking by or on behalf of the director or officer to repay all amounts so paid in advance if it is ultimately determined that the director or officer is not entitled to be indemnified. If we do not pay a claim for indemnification within 60 days after we have received a written claim, the claimant may at any time thereafter bring an action to recover the unpaid amount of the claim and, if successful, the director or officer will be entitled to be paid the expense of prosecuting the action to recover these unpaid amounts.

     Under our bylaws, we have the power to purchase and maintain insurance on behalf of any person who is or was one of our directors, officers, employees or agents, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against the person or incurred by the person in any of these capacities, or arising out of the person's fulfilling one of these capacities, and related expenses, whether or not we would have the power to indemnify the person against the claim under the provisions of the Delaware general corporation law. We intend to purchase director and officer liability insurance on behalf of our directors and officers.

  STOCK TRANSFER AGENT

     The transfer agent and registrar for our common stock is           .

                        SHARES ELIGIBLE FOR FUTURE SALE

     After this offering, we will have      shares of common stock outstanding.
If the underwriters exercise their over-allotment option in full, we will have
     shares of common stock outstanding.           of the shares we sell in this
offering will be freely tradable without restriction or further registration under the Securities Act, except that any shares purchased by our affiliates, as that term is defined in Rule 144, may generally only be sold in compliance with the limitations of Rule 144, which is summarized below.

     The remaining   %, or      shares of common stock outstanding after this
offering, will be restricted shares under the terms of the Securities Act, all of which shares are subject to lock-up agreements as described below. Restricted shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 promulgated under the Securities Act, and subject to the lock-up requirements which rules are summarized below. Subject to the lock-up agreements described below, these restricted shares will be available for resale in the public market as follows:

  NUMBER OF SHARES/
  % OF OUTSTANDING                 DATE OF FIRST AVAILABILITY FOR RESALE
  -----------------                -------------------------------------
         /%             Immediately after the date of this prospectus, all of which shares are subject to lock-up agreements
         /%             90 days after the date of this prospectus, all of which
                        shares are subject to lock-up agreements
         /%             At various times between 90 days and 180 days after the date of the prospectus, all of which shares are subject to
                        lock-up agreements

     Before this offering, there has been no public market for our common stock, and we cannot predict what effect, if any, that market sales of shares of our common stock or the availability of shares of our common stock for sale will have on the market price of our common stock prevailing from time to time. Sales of substantial amounts of our common stock in the public market could adversely affect prevailing market prices and could impair our future ability to raise capital through the sale of our equity securities.

  RULE 144

     In general, under Rule 144, beginning 90 days after the effective date of the offering, a stockholder who owns restricted shares that have been outstanding for at least one year is entitled to sell, within any three-month period, a number of these restricted shares that does not exceed the greater of:

     - one percent of the then outstanding shares of our common stock, or
       approximately      shares immediately after this offering; or

     - the average weekly trading volume in our common stock on the Nasdaq National Market during the four calendar weeks preceding the sale.

     In addition, our affiliates must comply with the restrictions and requirements of Rule 144, other than the one-year holding period requirement, to sell shares of common stock that are not restricted securities.

     Under Rule 144(k), a stockholder who is not currently, and who has not been for at least three months before the sale, an affiliate of ours who owns restricted shares that have been outstanding for at least two years may resell these restricted shares without compliance with the above requirements. The one- and two-year holding periods described above do not begin to run until the full purchase price is paid by the person acquiring the restricted shares from us or an affiliate of ours.

  REGISTRATION RIGHTS

     We have entered into an investor rights agreement with some of our stockholders, who will own an aggregate of 11,738,437 shares of our common stock following this offering. These stockholders have registration rights which, upon exercise, require us to file registration statements covering the sale of their shares of common stock and to include the sale of their shares in registration statements covering our sale of shares to the public. See "Description of our Capital Stock -- Registration Rights."

  STOCK OPTIONS

     We intend to file one or more registration statements under the Securities Act within 180 days after this offering to register up to 3,498,711 and 3,500,000 shares of our common stock underlying outstanding stock options or reserved for issuance under our 1997 equity incentive plan and 1999 stock incentive plan, respectively. We expect these registration statements will become effective upon filing, and shares covered by these registration statements will be eligible for sale in the public market immediately after the effective dates of these registration statements, subject to the lock-up agreements described below.

  LOCK-UP AGREEMENTS

     All of our officers and directors and the holders of all of our capital stock have agreed that they will not, without the prior written consent of Goldman, Sachs & Co., offer, sell, pledge or otherwise dispose of any shares of our capital stock or any securities convertible into or exercisable or exchangeable for, or any rights to acquire or purchase, any of our capital stock or publicly announce an intention to effect any of these transactions, for a period of 180 days from the date of this prospectus.

     Goldman, Sachs & Co. currently has no plans to release any portion of the securities subject to lock-up agreements. When determining whether or not to release any portion of the securities subject to lock-up agreements, Goldman, Sachs & Co. will consider, among other factors, the stockholder's reasons for requesting the release, the number of shares for which the release is being requested and market conditions at the time.

                                  UNDERWRITING

     Net2000 and the underwriters named below (the "Underwriters") have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each Underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co., Donaldson, Lufkin & Jenrette Securities Corporation, J.P. Morgan Securities Inc. and Legg Mason Wood Walker, Incorporated are the representatives of the Underwriters.

                        Underwriters                           Number of Shares
                        ------------                           ----------------
Goldman, Sachs & Co. .......................................
Donaldson, Lufkin & Jenrette Securities Corporation.........
J.P. Morgan Securities Inc. ................................
Legg Mason Wood Walker, Incorporated........................
                                                                  ---------
          Total.............................................
                                                                  =========

     If the Underwriters sell more shares than the total number set forth in the table above, the Underwriters have an option to buy up to an additional shares from Net2000 to cover such sales. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the Underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

     The following table shows the per share and total underwriting discounts and commissions to be paid to the Underwriters by Net2000. Such amounts are shown assuming both no exercise and full exercise of the Underwriters' option to purchase additional shares.

                   Paid by Net 2000                      No Exercise   Full Exercise
                   ----------------                      -----------   -------------
Per Share..............................................  $              $
          Total........................................  $              $

     Shares sold by the Underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the Underwriters to securities dealers may be sold at a discount
of up to $     per share from the initial public offering price. Any such securities dealers may resell any shares purchased from the Underwriters to
certain other brokers or dealers at a discount of up to $     per share from the
initial public offering price. If all the shares are not sold at the initial offering price, the representatives may change the offering price and the other selling terms.

     Net2000 has agreed with the Underwriters not to dispose of or hedge any of its common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of the representatives. This agreement does not apply to any existing employee benefit plans. See "Shares Eligible for Future Sale" for a discussion of certain transfer restrictions.

     Prior to the offering, there has been no public market for the shares. The initial public offering price has been negotiated among Net2000 and the representatives. Among the factors to be considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, will be Net2000's historical performance, estimates of the business potential and earnings prospects of Net2000, an assessment of Net2000's management and the consideration of the above factors in relation to market valuation of companies in related businesses.

     Application has been made for quotation of the common stock on the Nasdaq National Market under the symbol "NTKK."

     In connection with the offering, the Underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the Underwriters of a greater number of shares than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the common stock while the offering is in progress.

     The Underwriters also may impose a penalty bid. This occurs when a particular Underwriter repays to the Underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such Underwriter in stabilizing or short covering transactions.

     These activities by the Underwriters may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the Underwriters at any time. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise.

     The Underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.

     Net2000 estimates that its share of the total expenses of the offering,
excluding underwriting discounts and commissions, will be approximately $     .

     Net2000 has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

                             VALIDITY OF THE SHARES

     Piper Marbury Rudnick & Wolfe LLP, Reston, Virginia, will pass upon the validity of the shares of common stock on our behalf. Latham & Watkins, New York, New York will pass upon legal matters for the underwriters.

                                    EXPERTS

     Ernst & Young LLP, independent auditors, have audited our consolidated financial statements at September 30, 1999, December 31, 1998 and December 31, 1997, and for each of the three years in the period ended December 31, 1998 and the nine months ended September 30, 1999, as set forth in their report. We've included our financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     We have filed with the SEC a registration statement, including exhibits, schedules and amendments. This prospectus is a part of the registration statement and includes all of the information that we believe is material to an investor considering whether to make an investment in our common stock. We refer you to the registration statement for additional information about us, our common stock and this offering, including the full texts of the exhibits, some of which have been summarized in this prospectus. The registration statement is available for inspection and copying at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information about the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site that contains the registration statement. The address of the SEC's Internet site is "http://www.sec.gov."

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                          NET2000 COMMUNICATIONS, INC.

Report of Independent Auditors..............................  F-1
Consolidated Financial Statements:
Consolidated Balance Sheets as of December 31, 1997, 1998,
  September 30, 1999 and September 30, 1999 (pro forma).....  F-2
Consolidated Statements of Operations for the Years Ended
  December 31, 1996, 1997, 1998 and for the Nine Months
  Ended September 30, 1998 and 1999.........................  F-3
Consolidated Statements of Stockholders' Equity / (Deficit)
  for the Years Ended December 31, 1996, 1997, 1998 and for
  the Nine Months Ended September 30 1999...................  F-4
Consolidated Statements of Cash Flows for the Years Ended
  December 31, 1996, 1997, 1998 and for the Nine Months
  Ended September 30, 1998 and 1999.........................  F-5
Notes to Consolidated Financial Statements..................  F-6

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
Net2000 Communications, Inc.

     We have audited the accompanying consolidated balance sheets of Net2000 Communications, Inc. as of December 31, 1997, 1998 and September 30, 1999 and the related consolidated statements of operations, stockholders' equity/(deficit) and cash flows for each of the three years in the period ended December 31, 1998 and for the nine months ended September 30, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Net2000 Communications, Inc. at December 31, 1997, 1998 and September 30, 1999 and the results of their operations and their cash flows for each of the three years in the period ended in December 31, 1998 and the nine months ended September 30, 1999, in conformity with generally accepted accounting principles.

                                                   /s/ Ernst & Young LLP

November 19, 1999
McLean, VA

                          NET2000 COMMUNICATIONS, INC

                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                                                                   PRO FORMA
                                                   DECEMBER 31,   DECEMBER 31,   SEPTEMBER 30,   SEPTEMBER 30,
                                                       1997           1998           1999            1999
                                                   ------------   ------------   -------------   -------------
                                                                                                  (UNAUDITED)
Current assets:
  Cash & cash equivalents........................  $ 2,347,803    $33,439,030    $ 13,319,806    $ 13,319,806
  Restricted cash................................           --        948,707       1,687,275       1,687,275
  Accounts receivable, net of allowance for
    doubtful accounts of approximately $10,000,
    $229,000, and $1,660,000 at December 31,
    1997, 1998 and September 30, 1999,
    respectively.................................    1,035,599      3,618,646       5,476,601       5,476,601
  Other current assets...........................       68,843         50,950         738,668         738,668
                                                   -----------    ------------   ------------    ------------
Total current assets.............................    3,452,245     38,057,333      21,222,350      21,222,350
Property and equipment, net of accumulated
  depreciation...................................      509,516     11,528,518      49,623,461      49,623,461
Other noncurrent assets..........................       78,185        504,657       3,255,947       3,255,947
                                                   -----------    ------------   ------------    ------------
Total assets.....................................  $ 4,039,946    $50,090,508    $ 74,101,758    $ 74,101,758
                                                   ===========    ============   ============    ============

                                LIABILITIES AND STOCKHOLDERS EQUITY/(DEFICIT)
Current liabilities:
  Line of credit.................................  $   440,176    $        --    $         --    $         --
  Accounts payable...............................      365,924      1,402,010         471,944         471,944
  Accrued expenses and other current
    liabilities..................................      415,109      3,670,907      13,921,324      13,921,324
  Current maturities of capital lease
    obligation...................................      148,337      2,422,597       3,073,818       3,073,818
                                                   -----------    ------------   ------------    ------------
Total current liabilities........................    1,369,546      7,495,514      17,467,086      17,467,086
Capital lease obligation, less current
  maturities.....................................      257,885      2,000,155       1,729,896       1,729,896
Related party noncurrent liabilities.............           --      4,811,381      16,463,595      16,463,595
Note payable (net of unamortized discount of
  $7,700,215)....................................           --             --      16,555,734      16,555,734
Redeemable convertible Series A, B and C
  preferred stock, $0.01 par value; 12,000,000
  shares authorized, 4,087,592, 11,738,437 and
  11,738,437 issued and outstanding at December
  31, 1997, 1998 and September 30, 1999,
  respectively...................................    3,500,000     59,403,297      75,180,969              --
Stockholders' deficit:
  Common stock, $0.01 par value; 28,000,000,
    30,000,000 and 30,000,000 shares authorized,
    8,000,000, 8,087,592 and 8,092,258 shares
    issued and outstanding at December 31, 1997,
    1998 and September 30, 1999, respectively....       80,000         80,876          80,923         198,307
Additional capital...............................       87,216        299,280      10,508,577      85,572,162
Deferred stock compensation......................      (87,216)      (162,102)     (2,236,069)     (2,236,069)
Accumulated deficit..............................   (1,167,485)   (23,837,893)    (61,648,953)    (61,648,953)
                                                   -----------    ------------   ------------    ------------
        Total stockholders' deficit..............   (1,087,485)   (23,619,839)    (53,295,522)     21,885,447
                                                   -----------    ------------   ------------    ------------
        Total liabilities and stockholders'
          deficit................................  $ 4,039,946    $50,090,508    $ 74,101,758    $ 74,101,758
                                                   ===========    ============   ============    ============

                            See accompanying notes.

                          NET2000 COMMUNICATIONS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                          NINE MONTHS ENDING
                                                   YEAR ENDING DECEMBER 31,                  SEPTEMBER 30,
                                            ---------------------------------------   ---------------------------
                                               1996         1997           1998           1998           1999
                                               ----         ----           ----           ----           ----
                                                                                      (UNAUDITED)
Revenues:
  Telecommunications......................  $   17,830   $    88,111   $  6,465,903   $  2,991,373   $ 18,669,796
  Agency commissions and other............   1,921,607     3,456,118      2,952,999      2,926,585             --
                                            ----------   -----------   ------------   ------------   ------------
Total revenues............................   1,939,437     3,544,229      9,418,902      5,917,958     18,669,796
Operating costs and expenses:
  Operating costs.........................     514,040       906,999      7,888,478      3,855,117     15,497,597
  Selling, general and administrative.....   1,313,600     3,832,971     15,138,015     10,031,621     26,519,680
  Depreciation and amortization...........      26,758       122,437        686,670        337,257      2,124,973
                                            ----------   -----------   ------------   ------------   ------------
Income (loss) from operations.............      85,039    (1,318,178)   (14,294,261)    (8,306,037)   (25,472,454)
Other income (expenses):
  Gain on sale of consulting division.....          --       875,000             --             --             --
  Settlement of supplier dispute..........          --            --             --             --      3,500,000
  Miscellaneous (expense) income..........      (5,905)        7,838          3,104             --         77,189
  Interest income.........................          --        18,517        679,450        327,529        913,689
  Interest expense........................     (11,464)      (84,666)      (155,405)       (83,401)    (1,051,812)
                                            ----------   -----------   ------------   ------------   ------------
Income (loss) before provision for income
  taxes...................................      67,670      (501,489)   (13,767,112)    (8,061,909)   (22,033,388)
Provision for income taxes................          --            --             --             --             --
                                            ----------   -----------   ------------   ------------   ------------
Net income (loss).........................  $   67,670   $  (501,489)  $(13,767,112)  $ (8,061,909)  $(22,033,388)
                                            ==========   ===========   ============   ============   ============
Preferred stock accretion.................          --            --     (8,903,296)    (5,570,251)   (15,777,672)
                                            ----------   -----------   ------------   ------------   ------------
Net income (loss) available to common
  stockholders............................  $   67,670   $  (501,489)  $(22,670,408)  $(13,632,160)  $(37,811,060)
                                            ==========   ===========   ============   ============   ============
Pro forma net (loss) income available to
  common shareholders.....................          --   $  (501,489)  $(13,767,112)  $ (8,061,909)  $(22,033,388)
                                            ==========   ===========   ============   ============   ============
Basic and diluted earnings per share......  $     0.01   $     (0.06)  $      (2.81)  $      (1.69)  $      (4.68)
                                            ==========   ===========   ============   ============   ============
Pro forma basic and diluted earnings per
  share...................................          --   $     (0.06)  $      (0.87)  $      (0.54)  $      (1.11)
                                            ==========   ===========   ============   ============   ============
Shares used in calculation of loss per
  share:
Basic and diluted.........................   8,000,000     8,000,000      8,063,834      8,055,828      8,088,074
Pro forma basic and diluted...............                 8,683,132     15,909,396     14,848,225     19,826,511

                            See accompanying notes.

                          NET2000 COMMUNICATIONS, INC.

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY/(DEFICIT)

                                                                                                       TOTAL
                                    COMMON STOCK                       DEFERRED       RETAINED     STOCKHOLDERS'
                                    ------------       ADDITIONAL       STOCK         EARNINGS        EQUITY/
                                  SHARES     AMOUNT      CAPITAL     COMPENSATION    (DEFICIT)       (DEFICIT)
                                  ------     ------    ----------    ------------    ---------     -------------
Balance at December 31, 1995...  8,000,000   $80,000   $        --   $        --    $    111,334   $    191,334
  Net income...................         --       --             --            --          67,670         67,670
                                 ---------   -------   -----------   -----------    ------------   ------------
Balance at December 31, 1996...  8,000,000   80,000             --            --         179,004        259,004
  Net loss.....................         --       --             --            --        (501,489)      (501,489)
  S Corp. distribution.........         --       --             --            --        (845,000)      (845,000)
  Issuance of compensatory
    stock options..............         --       --         87,216       (87,216)             --             --
                                 ---------   -------   -----------   -----------    ------------   ------------
Balance at December 31, 1997...  8,000,000   80,000         87,216       (87,216)     (1,167,485)    (1,087,485)
  Net loss.....................         --       --             --            --     (13,767,112)   (13,767,112)
  Exercise of stock options....     87,592      876         74,124            --              --         75,000
  Issuance of compensatory
    stock Options..............         --       --        137,940      (137,940)             --             --
  Amortization of deferred
    stock Compensation.........         --       --             --        63,054              --         63,054
  Accretion of Preferred
    Stock......................                                                       (8,903,296)    (8,903,296)
                                 ---------   -------   -----------   -----------    ------------   ------------
Balance at December 31, 1998...  8,087,592   80,876        299,280      (162,102)    (23,837,893)   (23,619,839)
  Net loss.....................         --       --             --            --     (22,033,388)   (22,033,388)
  Exercise of stock options....      4,666       47            770            --              --            817
  Issuance of compensatory
    stock Options..............         --       --      2,305,860    (2,305,860)             --             --
  Amortization of deferred
    stock compensation.........         --       --             --       231,893              --        231,893
  Issuance of Warrants.........         --       --      7,902,667            --              --      7,902,667
  Accretion of Preferred
    Stock......................         --       --             --            --     (15,777,672)   (15,777,672)
                                 ---------   -------   -----------   -----------    ------------   ------------
Balance at September 30, 1999..  8,092,258   $80,923   $10,508,577   $(2,236,069)   $(61,648,953)  $(53,295,522)
                                 =========   =======   ===========   ===========    ============   ============

                            See accompanying notes.

                          NET2000 COMMUNICATIONS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                           YEAR ENDED                       NINE MONTHS ENDED
                                                          DECEMBER 31,                        SEPTEMBER 30,
                                             --------------------------------------   ------------------------------
                                               1996         1997           1998          1998               1999
                                               ----         ----           ----          ----               ----
                                                                                      (UNAUDITED)
OPERATING ACTIVITIES
Net income (loss)..........................  $  67,670   $  (501,489)  $(13,767,112)  $(8,061,909)      $(22,033,388)
Adjustments to reconcile net income (loss)
  to net cash provided (used) by operating
  activities:
  Depreciation and amortization............     26,758       122,437        686,670      337,257           2,327,425
  Allowance for doubtful accounts..........         --        10,000        218,776      277,782           1,431,283
  Deferred stock compensation..............         --            --         63,054       16,353             231,893
  Changes in operating assets and
    liabilities:
    Accounts receivable....................   (173,040)     (636,255)    (2,790,822)  (1,108,073)         (3,289,238)
    Other current assets...................      4,116       (32,783)         6,893          939            (687,718)
    Other noncurrent assets................     12,967       (70,316)      (426,473)    (394,698)         (2,751,290)
    Accounts payable.......................     (6,937)      312,870      1,036,086      777,398            (930,066)
    Accrued expenses and other current
      liabilities..........................     69,873       319,236      3,255,798    1,452,148          10,250,417
                                             ---------   -----------   ------------   -----------       ------------
Net cash provided by (used in) operating
  activities...............................      1,407      (476,300)   (11,717,130)  (6,702,803)        (15,450,682)
INVESTING ACTIVITIES
Acquisition of property and equipment......    (33,861)      (87,746)    (2,031,058)    (561,239)        (26,111,496)
Restricted cash............................         --            --       (948,707)    (948,707)           (738,568)
                                             ---------   -----------   ------------   -----------       ------------
Net cash used in investing activities......    (33,861)      (87,746)    (2,979,765)  (1,509,946)        (26,850,064)
FINANCING ACTIVITIES
Proceeds from line of credit...............     75,000       560,176         75,000       75,000                  --
Repayments on line of credit...............   (135,000)     (120,000)      (515,176)    (515,176)                 --
Proceeds from notes payable to
  shareholders'............................    418,500       952,143             --           --                  --
Repayments of notes payable from
  shareholders'............................   (338,500)   (1,052,143)            --           --                  --
Proceeds from issuance of common stock.....         --            --             --           --                  --
Proceeds from notes payable to related
  party....................................         --            --             --           --          24,255,949
Proceeds from exercise of stock options....         --            --         75,000       75,000                 817
Proceeds from sale of redeemable
  convertible preferred stock..............         --     3,500,000     47,000,001   17,000,001                  --
S corporation distributions to
  shareholders'............................         --      (845,000)            --           --                  --
Repayment of capital leases................    (17,654)      (86,018)      (846,703)    (187,960)         (2,075,244)
                                             ---------   -----------   ------------   -----------       ------------
Net cash provided by financing
  activities...............................      2,346     2,909,158     45,788,122   16,446,865          22,181,522
Net (decrease) increase in cash............    (30,108)    2,345,112     31,091,227    8,234,116         (20,119,224)
Cash at the beginning of period............     32,799         2,691      2,347,803    2,347,803          33,439,030
                                             ---------   -----------   ------------   -----------       ------------
Cash at the end of period..................  $   2,691   $ 2,347,803   $ 33,439,030   $10,581,919       $ 13,319,806
                                             =========   ===========   ============   ===========       ============

                            See accompanying notes.

                          NET2000 COMMUNICATIONS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION

     Net2000 Group, Inc. was formed on June 18, 1993 under the laws of the State of Virginia and on October 23, 1997, was reincorporated in the state of Delaware. On November 1, 1998, Net2000 Group, Inc. entered into a recapitalization transaction whereby it exchanged all of its stock with Net2000 Communications, Inc. As a result of the exchange, Net2000 Group Inc. became a wholly owned subsidiary of Net2000 Communications, Inc. and accordingly, the financial statements of Net2000 Communications, Inc. include the financial position and results of operations of Net2000 Group, Inc. for all periods prior to the transaction as the successor to Net2000 Group, Inc. Subsequent to the transaction, the ownership interest of Net2000 Communications, Inc. is identical to that of Net2000 Group, Inc. prior to the exchange of stock. References to "the Company" represent Net2000 Group, Inc. for periods prior to the exchange and Net2000 Communications, Inc. for all subsequent periods.

     Subsequent to the transaction, seven wholly-owned subsidiaries were created to address specific organizational functions, including Net2000 Communications Holdings, Inc., Net2000 Investments, Inc., Net2000 Communications Group, Inc., Net2000 Communications Capital Equipment, Inc., Net2000 Communications Real Estate, Inc., and Net2000 Communications of Virginia, LLC. In addition, Net2000 Group, Inc. changed its name to Net2000 Communications Services, Inc.

     During 1998, the Company changed its primary business activity from the selling of network services of Bell Atlantic on a commission basis to the resale of local, long-distance, and data services. In 1999, the Company began constructing and operating a packet- and circuit- switched network.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  PRINCIPLES OF CONSOLIDATION

     The 1997, 1998, and September 30, 1999 consolidated financial statements include the accounts of the Company and all wholly owned subsidiaries. All material intercompany transactions and balances have been eliminated in consolidation.

  UNAUDITED INTERIM FINANCIAL INFORMATION

     The unaudited consolidated statements of operations and cash flow for the nine months ended September 30, 1998 include, in the opinion of management, all adjustments (consisting of normal and recurring adjustments) necessary to present fairly the Company's results of operations and cash flow. All information included in these notes to consolidated financial statements related to the nine months ended September 30, 1998 is unaudited.

  USE OF ESTIMATES

     The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                          NET2000 COMMUNICATIONS, INC.

  CASH AND CASH EQUIVALENTS

     For purposes of the statements of cash flows, the Company considers all highly liquid investments with a maturity of three months or less at the time of purchase to be cash equivalents. On December 31, 1997, 1998 and September 30, 1999, the Company had investments of $2,335,626, $32,870,179 and $12,243,167 respectively, in securities with maturities of less than three months which are included in cash and cash equivalents.

  STOCK COMPENSATION

     The Company accounts for its stock-based compensation in accordance with APB No. 25, "Accounting for Stock Issued to Employees" ("APB 25") using the intrinsic value method. The Company has made pro forma disclosures required by SFAS No. 123, "Accounting for Stock Based Compensation" ("SFAS 123") using the fair value method.

  REVENUE RECOGNITION

     The Company recognizes telecommunications revenues over the period in which the services are provided. Monthly recurring charges include fees paid by customers for lines in service and additional features on those lines. Usage charges are billed in arrears and are fully earned as usage is accrued on the provider's network. Commission revenues on agency sales are recognized when the product has been installed or accepted for installation. Consulting revenue is recognized when earned.

  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The Company considers the recorded value of its financial assets and liabilities, consisting primarily of cash and cash equivalents, accounts receivable, accounts payable, accrued expenses and debt, to approximate the fair value of the respective assets and liabilities at December 31, 1997, 1998 and September 30, 1999.

  ADVERTISING COSTS

     All advertising costs are expensed as incurred.

  COMPREHENSIVE INCOME

     For the years ended December 31, 1996, 1997, 1998 and nine months ended September 30, 1999 the Company's net income reflects comprehensive income, accordingly, no additional disclosure is presented.

                          NET2000 COMMUNICATIONS, INC.

  VALUATION ACCOUNTS

     A summary of the Company's allowance for bad debts is the is as follows:

Balance at December 31, 1997...........................  $   10,000
  Additions charged to expense.........................     219,000
  Accounts receivable written-off......................          --
                                                         ----------
Balance at December 31, 1998...........................     229,000
  Additions charged to expense.........................     440,000
  Additions from settlement (see Note 11)..............   1,500,000
  Accounts receivable written-off......................    (509,000)
                                                         ----------
Balance at September 30, 1999..........................  $1,660,000
                                                         ==========

  IMPAIRMENT OF LONG-LIVED ASSETS

     The Company assesses the impairment of long-lived assets in accordance with Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of ("SFAS 121"). SFAS 121 requires impairment losses to be recognized for long-lived assets when indicators of impairment are present and the undiscounted cash flows are not sufficient to recover the assets' carrying amount. The impairment loss of these assets is measured by comparing the carrying amount of the asset to its fair value, with any excess of carrying value over fair value written off. Fair value is based on market prices where available, an estimate of market value, or determined by various valuation techniques including discounted cash flow.

3. NET LOSS PER COMMON SHARE

     Basic and diluted net loss per common share is calculated by dividing the net loss by the weighted average number of common shares outstanding. Pro forma net loss per share is computed using the weighted average number of shares used for basic and diluted per share

                          NET2000 COMMUNICATIONS, INC.

amounts and the weighted average redeemable convertible preferred stock outstanding as if such shares were converted to common stock at the time of issuance.

                                                                       FOR THE NINE
                                FOR THE YEAR ENDING                    MONTHS ENDING
                                    DECEMBER 31,                       SEPTEMBER 30,
                       --------------------------------------   ---------------------------
                          1996         1997          1998           1998           1999
                          ----         ----          ----           ----           ----
                                                                (UNAUDITED)
Net (loss) income....  $   67,670   $ (501,489)  $(13,767,112)  $ (8,061,909)  $(22,033,388)
                       ==========   ==========   ============   ============   ============
Preferred stock
  accretion..........          --           --     (8,903,296)    (5,570,251)   (15,777,672)
                       ----------   ----------   ------------   ------------   ------------
Net income (loss)
  available to common
  stockholders.......  $   67,670   $ (501,489)  $(22,670,408)  $(13,632,160)  $(37,811,060)
                       ==========   ==========   ============   ============   ============
Pro forma net (loss)
  income available to
  common
  shareholders.......          --   $ (501,489)  $(13,767,112)  $ (8,061,909)  $(22,033,388)
                       ==========   ==========   ============   ============   ============
Weighted average of
  common shares,
  denominator for
  basic earnings per
  share..............   8,000,000    8,000,000      8,063,834      8,055,828      8,088,074
Effect of dilutive
  securities:
  Stock options......          --           --             --             --             --
  Warrants...........          --           --             --             --             --
  Convertible stock..          --           --             --             --             --
                       ----------   ----------   ------------   ------------   ------------
Denominator for
  diluted earnings
  per share..........   8,000,000    8,000,000      8,063,834      8,055,828      8,088,074
                       ==========   ==========   ============   ============   ============
Pro forma adjustment
  for redeemable
  preferred stock....          --      863,132      7,845,562      6,792,397     11,738,437
                       ----------   ----------   ------------   ------------   ------------
Pro forma denominator
  for basic and
  diluted earnings
  per share..........          --    8,683,132     15,909,396     14,848,225     19,826,511
                       ==========   ==========   ============   ============   ============

4. PROPERTY AND EQUIPMENT

     Property and equipment, including leasehold improvements, are stated at the lower of cost or market. Depreciation is calculated using the straight-line method over the estimated useful life ranging between three and eight years. Leasehold improvements are amortized over the lesser of

                          NET2000 COMMUNICATIONS, INC.

the related lease term or the useful life. Interest capitalized and included in the cost of switch equipment totaled $308,311 at September 30, 1999.

     Property and equipment consist of the following:

                                                DECEMBER 31,
                                           -----------------------   SEPTEMBER 30,
                                             1997         1998           1999
                                             ----         ----       -------------
Software.................................  $   1,651   $ 1,039,789    $10,048,888
Computer equipment.......................    458,971     5,241,808      6,649,495
Office furniture and equipment...........    127,161       301,213      4,911,830
Leasehold improvements...................     72,314       487,292      4,090,633
Vehicles.................................         --            --        293,101
Switch equipment.........................         --            --     11,021,522
Construction in process..................         --     5,290,872     15,565,429
                                           ---------   -----------    -----------
                                             660,097    12,360,974     52,580,898
Less accumulated depreciation and
  amortization...........................   (150,581)     (832,456)    (2,957,437)
                                           ---------   -----------    -----------
                                           $ 509,516   $11,528,518    $49,623,461
                                           =========   ===========    ===========

5. DEBT

  LINE OF CREDIT

     At December 31, 1997, the Company had a line of credit arrangement with a bank that allowed for aggregate borrowings up to $750,000. The line of credit was secured by substantially all of the assets of the Company. At December 31, 1997, $440,176 was outstanding under this arrangement. The line of credit accrued interest at the bank prime rate plus .5% per annum (9% as of December 31, 1997). The Company repaid all amounts outstanding and terminated the line on February 10, 1998.

  SECURED CREDIT FACILITIES

     On November 2, 1998, Net2000 Communications Group, Inc., a subsidiary of the Company (see Note 1, Organization) entered into credit facilities with Northern Telecom, Inc. ("Nortel"), the Series C Preferred shareholder (see Note
7), in the aggregate principal amount of $140 million. The agreement consisted of a Term Loan Facility in an aggregate principal amount of $120 million and a Revolving Loan Facility with availability of $20 million (together, the "Credit Agreement").

     On July 30, 1999, the Company amended the Credit Agreement to restructure the existing $140 million senior secured facility to provide for additional working capital availability. The revised agreement provides for a Senior Term Loan Facility in the aggregate principal amount of $75 million, and a Senior Discount Note with a face amount of $75 million. The Senior Term Loan Facility may only be used to purchase Nortel goods and services. The Senior Discount Note may be used for general corporate purposes. The Senior Term Loan Facility is secured by a first priority perfected security interest in or first priority lien on all present and future assets of the Company. The Senior Discount Note is unsecured. Interest on the Senior Term Loan Facility will accrue at a Prime Rate Loan Rate plus 3.5% or Eurodollar Loan Rate plus 4.5% as defined in the terms of the amended Credit Agreement (10.47% at September 30, 1999). The Senior Discount Note will bear interest at the Treasury rate plus 8% per annum (13.50% at September 30, 1999). Repayment of accrued interest on the Prime Rate Loan Rate is on each quarterly due date.

                          NET2000 COMMUNICATIONS, INC.

Repayment of accrued interest on a Eurodollar loan is on the last day of the interest period, and in the case of interest periods greater than three months, at three month intervals after the first day of such interest period. Nortel is required to provide access to the credit facilities through November 2, 2001 (commitment termination date). Beginning the quarter after the commitment termination date, the Company is required to begin repayment of the Senior Term Loan in twenty quarterly installments. The Senior Discount Note will accrue interest semi-annually in arrears until the fifth anniversary of the issuance date, after which interest will be due semi-annually in arrears, with the principal due on July 30, 2009. The Senior Term Loan Facility has certain mandatory prepayment options as defined in the agreement. The Senior Discount Note has certain prepayment penalties, call limitations and mandatory redemption features as defined in the agreement. If borrowings have not exceeded approximately $44 million prior to either the sale of the Note to a third party or July 31, 2000, the loan will automatically increase to that level, and any additional borrowings will be prohibited. The amended Credit Agreement contains covenants which require the Company to meet certain financial measures in addition to other non financial covenants.

     In connection with the Credit Agreement, the Company issued to Nortel detachable warrants to acquire 895,994 shares of common stock at $.01 per share. The fair value of the warrants, $7.9 million, is treated as a discount on the Company's debt and amortized as additional interest expense over the lives of the respective debt instruments.

     At December 31, 1998 and September 30, 1999, the Company had purchased $4.8 million and $16.5 million, respectively, of Nortel goods and services which have been classified as a noncurrent liability as these purchases were subsequently financed under the credit facility. At September 30, 1999, the Company had $24.3 million and $0 outstanding under the Senior Term Loan Facility and Senior Discount Note, respectively.

     Maturities of notes payable outstanding as of September 30, 1999 are as follows:

FISCAL YEAR
-----------
2000........................................................  $        --
2001........................................................           --
2002........................................................    3,638,392
2003........................................................    3,638,392
2004........................................................    4,851,190
Thereafter..................................................   12,127,975
                                                              -----------
Total notes payable.........................................  $24,255,949
                                                              ===========

     The Company paid interest of $11,464, $52,410, $173,058, and $886,607 related to the notes payable and capital leases in the years ended December 31, 1996, 1997 and 1998, and for the nine months ended September 30, 1999, respectively.

  LETTERS OF CREDIT

     The Company maintains irrevocable letters of credit with three separate vendors, which are disclosed as restricted cash on the balance sheet. The first letter of credit, in the amount of $900,000, has a two year term expiring on September 30, 2000 and serves as an advanced security deposit in connection with the financing of certain billing system equipment under capital lease. This letter of credit was amended on October 6, 1999 for an additional amount of $984,289, which represents an advanced security deposit in connection with the financing of financial and operational support system hardware, software and services under capital lease.

                          NET2000 COMMUNICATIONS, INC.

The additional amount has a three year term expiring on October 31, 2002. The term of the original $900,000 amount was extended to February 28, 2002. The second letter of credit for $48,125 had a one year term which expired on September 30, 1999, and represented a deposit in support of the Company's local service resale activities. The third letter of credit for $730,969 has a seven year term expiring on June 10, 2006, and represents a deposit in support of the Company's obligations under an office space lease agreement. The letters of credit are fully collateralized by certificates of deposits maintained with a bank, with maturities ranging from 90 days to one year, and with stated interest rates ranging from 3.19% to 5.35%. Subsequent to September 30, 1999, the Company secured lease space for a switch site with a letter of credit in the amount of $598,304 and a ten year term expiring on November 2, 2009.

  CAPITAL LEASES

     The Company currently leases office furniture and equipment under non-cancelable capital leases. The Company had $506,682, $5,366,972, and $7,832,914, of assets held under capital leases at December 31, 1997, 1998 and September 30, 1999, respectively. Amortization and depreciation related to capital leased equipment is included in depreciation and amortization expense.

     The future minimum lease payments under non-cancelable capital leases at September 30, 1999 are as follows:

FISCAL YEAR
-----------
Three months ended December 31, 1999........................  $   931,683
2000........................................................    2,872,983
2001........................................................    1,196,531
2002........................................................      357,137
2003........................................................       15,850
                                                              -----------
Total minimum lease payments................................  $ 5,374,184
Less amount representing interest...........................     (570,470)
                                                              -----------
Present value of minimum lease payments.....................    4,803,714
Less current portion of capital lease obligation............   (3,073,818)
                                                              -----------
Long term portion of capital lease obligation...............  $ 1,729,896
                                                              ===========

6. TAXES

     The Company accounts for taxes under Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes ("SFAS 109"). Under SFAS 109, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted rates expected to be in effect during the year in which the differences reverse.

     For periods prior to October 31, 1997, the Company and its stockholders were taxed as an S Corporation under the Internal Revenue Code. Under the provisions of the tax code, the Company's stockholders include their pro rata share of the Company's income in their personal income tax returns. Accordingly, the Company was not subject to Federal or state income taxes during that period. On October 31, 1997, the Company sold Redeemable Convertible Series A Preferred Stock, which disqualified the S corporation election. From November 1, 1997 forward, the Company has been taxed as a C corporation.

                          NET2000 COMMUNICATIONS, INC.

     At September 30, 1999, the Company had net operating losses of approximately $42.5 million. The timing and manner in which the operating loss carryforward may be utilized in any year by the Company will be limited to the Company's ability to generate future earnings. Current net operating loss carryforwards will begin expiring substantially in 2018. As the Company has not generated earnings and no assurance can be made of future earnings needed to utilize these net operating losses, a valuation allowance in the amount of the net deferred tax asset has been recorded.

     At December 31, 1997, 1998 and September 30, 1999, deferred taxes consist of:

                                                DECEMBER 31,         SEPTEMBER 30,
                                           -----------------------   -------------
                                             1997         1988           1999
                                             ----         ----           ----
Tax Liability
  Cash to accrual adjustment.............  $(114,068)  $   (85,461)  $    (64,096)
  Depreciation...........................         --      (488,267)    (2,656,545)
  Capital lease..........................         --       (93,753)      (566,126)
Tax Assets
  Net operating loss carryforward........    233,907     5,613,532     16,145,097
  Capital leases.........................         --            --             --
  Allowance for bad debts................     14,266        86,843        326,478
  Deferred revenue.......................         --       178,843        184,735
  Stock options..........................         --        49,348        137,415
  Other..................................         --         6,350         18,395
                                           ---------   -----------   ------------
                                             134,105     5,267,435     13,525,353
  Valuation allowance....................   (134,105)   (5,267,435)   (13,525,353)
                                           ---------   -----------   ------------
Net deferred tax asset...................  $      --   $        --   $         --
                                           =========   ===========   ============

     The Company paid no income taxes for the years ended December 31, 1996, 1997, and 1998 or for the nine months ended September 30, 1999.

                          NET2000 COMMUNICATIONS, INC.

     A summary of the items which cause the recorded income taxes to differ from the statutory Federal income tax rate is as follows:

                          YEAR ENDED          YEAR ENDED       NINE MONTHS ENDED
                       DECEMBER 31, 1997   DECEMBER 31, 1998   DECEMBER 31, 1999
                       -----------------   -----------------   -----------------
Tax expense (benefit)
at statutory Federal
rate.................      $(170,506)         $(4,680,818)        $(7,491,334)
Effect of:
  State income tax,
     net.............        (30,084)            (826,026)         (1,322,000)
  Stock option
     compensation....             --               24,591              90,438
  Other..............         66,485              348,920             464,978
  Increase in
     valuation
     allowance.......        134,105            5,133,333           8,257,918
                           ---------          -----------         -----------
Income tax expense...      $      --          $        --         $        --
                           =========          ===========         ===========

7. EQUITY

  EQUITY TRANSACTIONS

     On October 23, 1997, the Company reincorporated in Delaware pursuant to a statutory merger of the Virginia corporation into a newly formed Delaware corporation. On the merger date, each share of the prior Company's $1 par value common stock was exchanged for 500 shares of $0.01 par value common stock of the new Company. This transaction was accounted for as a stock split and the accompanying financial statements have been restated to reflect this transaction for all periods presented.

     On October 31, 1997, the Company sold 4,087,592 shares of Redeemable Convertible Series A Preferred Stock ("Series A Preferred Stock or Share") for $0.856 per share. On May 19, 1998 the Company sold 5,510,535 shares of Redeemable Convertible Series B Preferred Stock ("Series B Preferred Stock or Share") for $3.085 per share. Both Series A and B Preferred Shares are convertible into shares of common stock at a rate of one to one. Both Preferred issues have mandatory conversion in the event of an initial public offering. The Series A and B Preferred Stock accrue a dividend of $0.069 and $0.309 per annum, respectively, payable if and when declared, and are subject to certain adjustments and limitations as defined in the purchase agreement. Should a qualifying event (initial public offering or acquisition) be consummated prior to the third anniversary of the Series A and B original issue dates, no dividends, whether or not accrued, will be payable. At December 31, 1997, 1998 and for the nine months ended September 30, 1999, dividends in arrears were $46,667, $1,374,868 and $2,863,467, respectively. Voting rights of both Preferred issues are on an as if converted basis. The Series A and B Preferred Shares have redemption rights at their respective fair values subject to certain limitations, and certain antidilutive and future registration rights as defined in the purchase agreement and other agreements. The Series B Preferred Stock ranks senior and prior to the Series A Preferred Stock as to dividends and upon a liquidation event as defined.

     On May 19, 1998, the Board of Directors and stockholders of the Company approved a 4 for 1 stock split of the Company's $0.01 par value voting common stock. All references in the

                          NET2000 COMMUNICATIONS, INC.

accompanying financial statements to the number of shares of common stock have been restated to reflect the split.

     On November 1, 1998 and pursuant to the recapitalization of the Company discussed in Note 1-Organization, Net2000 Group, Inc. exchanged common shares with the stockholders of the new parent company, Net2000 Communications, Inc., in a one-for-one transfer. In addition, the number of authorized shares of common stock was increased from 28 million to 30 million.

     On November 2, 1998, the Company sold 2,140,310 shares of Redeemable Convertible Series C Preferred Stock ("Series C Preferred Stock or Share") for $14.017 per share. Certain terms and conditions of the Series A and B agreements were amended and restated as a result of the Series C Preferred Stock issuance and are reflected herein. Each Series C Preferred Share is convertible into shares of common stock at a rate of one to one. The Series C Preferred Stock has a mandatory conversion in the event of an initial public offering which has gross proceeds of at least $50 million and at an IPO price of at least $8.00 per share of common stock. The Series C Preferred Stock accrues a dividend of $1.121 per annum, payable if and when declared, and subject to certain adjustments and limitations as defined in the purchase agreement. At December 31, 1998 and for the nine months ended September 30, 1999, dividends in arrears were $399,881 and $2,199,345, respectively. Voting rights of the Series C Preferred Shares are on an as if converted basis. The Series C Preferred Shares have redemption rights at their fair values beginning on the later of one year after the maturity of any high yield debt issued by the Company prior to December 31, 1999 or November 2, 2004; or in the case of an acquisition event, the 30 day period commencing upon the receipt of notice of the acquisition event. The Series C Preferred Shares have certain antidilutive and future registration rights as defined in the agreement. The Series C Preferred Stock ranks senior and prior to the Series B Stock as to dividends and upon a liquidation event as defined in the Company's certificate of incorporation, as amended.

  STOCK OPTION PLAN

     During 1997, the Company adopted a stock option plan (the "Option Plan") which allows the Company to grant up to 1,343,064 Common Stock options to employees, board members and others who contribute materially to the success of the Company. Individual grants generally become exercisable ratably over a period of four years from the grant date. The contractual term of the options is 10 years from the date of grant. In November 1998, the number of stock options reserved under the Option Plan was increased to 2,703,549. In September 1999, the number of stock options reserved under the Option Plan was increased to 3,498,711.

     The Company determines the fair value of its common stock used in its accounting for stock option grants based on both arms length equity transactions and independent valuations obtained during the period from the plan's inception to September 30, 1999.

     In December 1997, the Company issued 1,026,076 options to certain employees at an exercise price of $0.175 which was below the fair market value at the time of the option grant. During 1998, the Company issued 1,351,351 options to certain employees at a weighted average exercise price of $0.777. The exercise price for a portion of these option grants was below the fair market value of the common stock at the grant date. For the nine months ended September 30, 1999, the Company issued 1,227,000 options to certain employees at an exercise price of $4.25 and $7.00, which was below the fair market value at the time of the option grant. Accordingly, the Company recorded deferred stock compensation of $87,216, $137,940 and $2,305,860 in 1997, 1998, and for the nine months ended
September 30, 1999, respectively.

                          NET2000 COMMUNICATIONS, INC.

     During 1998 and the nine months ended September 30, 1999, amortization expense for deferred stock compensation was $63,054 and $231,893, respectively.

     Additional information with respect to the Option Plan is summarized as follows:

                                              YEARS ENDED DECEMBER 31,                NINE MONTHS ENDED
                                    ---------------------------------------------       SEPTEMBER 30,
                                            1997                    1998                    1999
                                    ---------------------   ---------------------   ---------------------
                                                WEIGHTED-               WEIGHTED-               WEIGHTED-
                                                 AVERAGE                 AVERAGE                 AVERAGE
                                                EXERCISE                EXERCISE                EXERCISE
                                     SHARES       PRICE      SHARES       PRICE      SHARES       PRICE
                                     ------     ---------    ------     ---------    ------     ---------
Outstanding at beginning of
period............................         --    $   --     1,026,076    $0.175     2,047,289    $0.522
Options granted...................  1,026,076     0.175     1,351,351     0.777     1,227,000     5.620
Options exercised.................         --        --       (87,592)    0.856        (4,666)    0.175
Options canceled or expired.......         --        --      (242,546)    0.358      (233,142)    1.065
                                    ---------               ---------               ---------    ------
Outstanding at end of period......  1,026,076    $0.175     2,047,289    $0.522     3,036,481    $2.540
                                    =========               =========               =========    ======
Options exercisable at end of
  period..........................     50,365    $0.175       670,874    $0.402     1,003,409    $0.840
                                    =========               =========               =========    ======

     The following table summarizes information about stock options outstanding at September 30, 1999:

                                                  SEPTEMBER 30, 1999                 SEPTEMBER 30, 1999
                                                 OPTIONS OUTSTANDING                 OPTIONS EXERCISABLE
                                      ------------------------------------------   -----------------------
                                                       WEIGHTED-
                                                        AVERAGE        WEIGHTED-                 WEIGHTED-
                                                       REMAINING        AVERAGE                   AVERAGE
                                        NUMBER      CONTRACTUAL LIFE   EXERCISE      NUMBER      EXERCISE
RANGE OF EXERCISE PRICE               OUTSTANDING      (IN YEARS)        PRICE     EXERCISABLE     PRICE
-----------------------               -----------   ----------------   ---------   -----------   ---------
Less than $1.00.....................   1,798,108          8.27           $0.46        915,036     $ 0.44
$1.00 to $4.00......................      25,373          8.25            1.97         25,373       1.97
$4.01 to $7.00......................   1,213,000          9.79            5.64         63,000       6.21
                                       ---------                                    ---------
                                       3,036,481          8.90           $2.50      1,003,409     $0.840
                                       =========                                    =========

     Had compensation expense related to the stock option plans been determined based on the fair value at the option grant dates consistent with the provisions of SFAS No. 123, the Company's pro forma net loss and earnings per share would have been as follows:

                                                        YEAR ENDED               NINE MONTHS ENDED
                                                       DECEMBER 31,                SEPTEMBER 30,
                                                 ------------------------   ---------------------------
                                                   1997          1998           1998           1999
                                                   ----          ----           ----           ----
Net loss available to common
shareholders -- pro forma......................  $(504,453)  $(22,805,690)  $(13,708,435)  $(38,120,925)
Pro forma net loss per share...................  $   (0.06)  $      (2.83)  $      (1.70)  $      (4.71)

     The effect of applying SFAS 123 on the years ended December 31, 1997 and 1998, and the nine months ended September 30, 1998 and 1999 pro forma net loss as stated above is not necessarily representative of the effects on reported net loss for future years due to, among other things, the vesting period of the stock options and the fair value of additional stock options granted in future years.

                          NET2000 COMMUNICATIONS, INC.

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing fair value model with the following weighted-average assumptions used for all grants: volatility of 25%; dividend yield of 0%; expected life of five years; and risk-free interest rate of 6.5%. The weighted average fair values of the options granted in 1997 with a stock price equal to the exercise price is $0.26. The weighted average fair values of the options granted in 1998 with a stock price equal to the exercise price, with a stock price less than the exercise price and with a stock price greater than the exercise price are $4.25, $0.64 and $0.74 per share, respectively. The weighted average fair values of the options granted in 1999 with a stock price equal to the exercise price and with a stock price greater than the exercise price are $4.25 and $8.13 per share, respectively.

  SHAREHOLDER DISTRIBUTIONS

     During 1997, the Company's board of directors approved and paid an S Corporation distribution to shareholders in the amount of $845,000.

  ACCRETION TO REDEMPTION VALUE OF CLASS A, CLASS B, AND C PREFERRED STOCK

     For the year ended December 31, 1998 and the nine months ended September 30, 1999, the Company has accreted its preferred stock to their redemption value based on the fair market value of the Company using the effective interest method. The Company recorded accretion totaling $8,903,296 and $15,777,672 for the year ended December 31, 1998 and the nine month period ended September 30, 1999, respectively.

8. COMMITMENTS

  OPERATING LEASES

     The Company currently leases office space and equipment under non-cancelable operating leases. Rent expense for the years ended December 31, 1996, 1997, 1998 and for the nine months ending September 30, 1999 was $84,811, $384,919, $894,273, and $1,545,066, respectively.

     On May 26, 1999, the Company entered into a facilities lease agreement for new headquarters office space and switch space. The leased premises consists of 126,276 of rentable square feet. The lease term date for the office space and switch space leased premises begins on the earlier of 15 and 30 days, respectively, after substantial completion of construction on the space or the date the Company has commenced beneficial occupancy of the space; currently anticipated to in mid-November. The lease term for the office space expires on December 31, 2006. The lease term for the switch space expires on the tenth anniversary of the switch space rent commencement date. Base annual rent for all leased premises is $2,910,764 for years one through five, and $3,422,281 for years six through ten, subject to additional rents for the Company's proportional share of real property taxes and common expenses as defined in the lease agreement.

                          NET2000 COMMUNICATIONS, INC.

     The future minimum lease payments under non-cancelable operating leases at December 31, 1998 are as follows:

FISCAL YEAR
-----------
Three months ended December 31, 1999.................   $   864,797
2000.................................................     5,277,452
2001.................................................     4,771,358
2002.................................................     4,397,488
2003.................................................     4,307,444
2004.................................................     3,957,589
Thereafter...........................................    13,389,675
                                                        -----------
          Total......................................   $36,965,803
                                                        ===========

     The Company has executed employment agreements with certain key executives under which the Company is required to pay base salaries totaling $251,000 and $1,048,000 during the remaining three months of 1999 and for the year 2000, respectively.

9. SALE OF CONSULTING DIVISION

     On October 27, 1997, the Company sold its consulting business to a third-party purchaser in exchange for $875,000 in cash and a 20% equity interest in the company into which the consulting business was merged. The Company recorded its investment in this company at a nominal value and accounts for it using the cost method. The Company and the purchaser entered into an agreement whereby either party can require the sale of the remaining 20% of the business to the other entity at any date after December 31, 1998. On July 29, 1999, the purchaser exercised its option to acquire the remaining 20% of the business for $64,448.

10. RELATED PARTY TRANSACTIONS

     The Company maintains key-man life insurance policies for each of six officers with aggregate coverage of $34,000,000. The Company paid $13,672, $35,268 and $36,714 of premiums related to these policies during the year ended December 31, 1997, 1998 and for the nine months ended September 30, 1999, respectively.

11. SIGNIFICANT CUSTOMERS AND SUPPLIERS

     The Company derived a significant portion of its sales from two major customers during 1997 and 1998, and one major customer during 1996. For the years ended December 31, 1996, 1997 and 1998 and the nine months ended September 30, 1999, the Company recorded sales of approximately $1,400,000, $2,795,000, $2,861,000, and $0 respectively, from these customers. For the years ended December 31, 1996, 1997 and 1998 the Company had accounts receivable of $307,000 $894,310 and $0, respectively, resulting from sales to these major customers.

     On July 30, 1999, the Company and a major supplier of local telecommunications resale services settled a dispute over claims that certain acts and omissions by the supplier had an adverse impact on the Company's ability to resell and earn revenue from the resale of local telecommunication services. Net settlement proceeds to the Company totaled $5 million, of which $1.5 million was utilized to offset impaired accounts receivable due to the dispute and 3.5 million was recorded as a gain. In addition, the Company will be entitled to compensation for future lost usage calculated in accordance with the terms of the agreement, subject to audit by the supplier,

                          NET2000 COMMUNICATIONS, INC.

and for a period commencing subsequent to the settlement date and for as long as the Company and supplier are engaged in the resale of local telecommunication services.

12. DEFINED CONTRIBUTION PLAN

     The Company maintains a defined contribution plan (401(k) plan) covering all employees who meet certain eligibility requirements. Participants may make contributions to the plan up to 15% of their compensation (as defined) up to the maximum established by law. The Company may make a matching contribution of an amount to be determined by the Board of Directors, but subject to a maximum of 6% of compensation contributed by each participant. Company contributions vest ratably over four years. Company contributions to the plan as of December 31, 1998 and for the nine months ended September 30, 1999 were $74,943 and $127,953, respectively.

13. PRO FORMA ADJUSTMENTS (UNAUDITED)

     The pro forma balance sheet as of September 30, 1999 reflects the conversion of all classes of the Company's preferred stock into common stock as of that date. The pro forma net income (loss) per share reflects the conversion of all classes of the Company's preferred stock as of the respective date of issuance.

14. SELECTED QUARTERLY INFORMATION (UNAUDITED)

                                     1ST QUARTER   2ND QUARTER   3RD QUARTER    4TH QUARTER
                                     -----------   -----------   -----------    -----------
1997
Revenues...........................  $   697,691   $  714,178    $    956,780   $ 1,175,580
Operating (loss) income............      (18,057)    (243,826)       (207,462)     (848,833)
Net (loss) income..................      (27,226)    (256,650)       (217,980)          367
1998
Revenues...........................  $ 1,652,033   $2,217,693    $  2,048,232   $ 3,500,944
Operating (loss) income............     (994,529)  (2,479,382)     (4,832,126)   (5,988,224)
Net (loss) income..................     (985,860)  (2,398,776)     (4,677,273)   (5,705,203)
1999
Revenues...........................  $ 5,056,729   $6,031,126    $  7,581,941
Operating (loss) income............   (6,451,190)  (8,647,418)    (10,373,846)
Net (loss) income..................   (6,169,939)  (8,544,731)     (7,318,718)

             ------------------------------------------------------
             ------------------------------------------------------

     No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.
                             ----------------------
                               TABLE OF CONTENTS

                                       Page
                                       ----
Prospectus Summary..................     1
Risk Factors........................     6
Use of Proceeds.....................    16
Dividend Policy.....................    16
Capitalization......................    17
Dilution............................    18
Selected Consolidated Financial And
  Other Data........................    19
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.....................    21
Business............................    30
Government Regulation...............    46
Management..........................    53
Certain Transactions................    61
Principal Stockholders..............    64
Description of our Capital Stock....    66
Shares Eligible for Future Sale.....    70
Underwriting........................    72
Validity of the Shares..............    73
Experts.............................    73
Additional Information..............    73
Index to Financial Statements.......

                             ----------------------
     Through and including           , 2000 (the 25th day after the date of this
prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

             ------------------------------------------------------
             ------------------------------------------------------
             ------------------------------------------------------
             ------------------------------------------------------

                                     Shares

                                    NET2000
                              COMMUNICATIONS, INC.

                                  Common Stock

                             ----------------------

                                     [LOGO]

                             ----------------------

                              GOLDMAN, SACHS & CO.

                          DONALDSON, LUFKIN & JENRETTE

                               J.P. MORGAN & CO.

                             LEGG MASON WOOD WALKER
                                  INCORPORATED

                      Representatives of the Underwriters

             ------------------------------------------------------
             ------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the various expenses payable by us in connection with the sale and distribution of the securities offered hereby, other than underwriting discounts and commissions. All of the amounts shown are estimated except the Securities and Exchange Commission registration fee, the National Association Securities Dealers, Inc. filing fee and the Nasdaq National Market listing fee.

Securities and Exchange Commission registration fee.........  $47,955
National Association of Securities Dealers, Inc. filing
  fee.......................................................   17,750
Nasdaq National Market listing fee..........................        *
Transfer agent's and registrar's fees.......................        *
Printing expenses...........................................        *
Legal fees and expenses.....................................        *
Accounting fees and expenses................................        *
Blue Sky filing fees and expenses...........................        *
Miscellaneous expenses......................................        *
                                                              -------
          Total.............................................  $     *
                                                              =======

---------------

*  To be filed by amendment.

14. INDEMNIFICATION OF OFFICERS AND DIRECTORS

     Section 145 of the Delaware general corporation law ("Section 145") permits indemnification of directors, officers, agents and controlling persons of a corporation under certain conditions and subject to certain limitations. Our bylaws include provisions to require us to indemnify our directors and officers to the fullest extent permitted by Section 145, including circumstances in which indemnification is otherwise discretionary. Section 145 also empowers us to purchase and maintain insurance that protects our officers, directors, employees and agents against any liabilities incurred in connection with their service in such positions.

     At present, there is no pending litigation or proceeding involving any of our directors or officers as to which indemnification is being sought nor are we aware of any threatened litigation that may result in claims for indemnification by any officer or director.

     The form of Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement provides for indemnification of our directors and officers by the Underwriters, for certain liabilities arising under the Securities Act.

15. RECENT SALES OF UNREGISTERED SECURITIES

     During the last three years, we have issued unregistered securities in the transactions described below. These securities were offered and sold by us in reliance upon the exemptions provided for in Section 4(2) of the Securities Act, relating to sales not involving any public offering, Rule 506 of the Securities Act relating to sales to accredited investors and Rule 701 of the Securities Act relating to a compensatory benefit plan. The sales were made without the use of an underwriter and the certificates representing the securities sold contain a restrictive legend that prohibits transfer without registration or an applicable exemption.

          (1) In October 1997, we issued 4,087,592 shares of series A preferred stock to a group of accredited investors at a purchase price of $0.856 per share for an aggregate purchase price of $3,500,000.

          (2) In October 1997, we issued an option to one of our executive officers for an aggregate of 87,592 shares of common stock at an exercise price of $0.856 per share.

          (3) In October 1997, we issued an option to one of our executive officers for an aggregate of 25,373 shares of common stock at an exercise price of $1.971 per share.

          (4) In May 1998, we issued 5,510,535 shares of series B preferred stock to a group of accredited investors at a purchase price of $3.085 per share for an aggregate purchase price of $17,000,000.

          (5) In November 1998, we issued 2,140,310 shares of series C preferred stock to one accredited investor at a purchase price of $14.017 per share for an aggregate purchase price of $30,000,000.

          (6) In July 1999, we issued a warrant to purchase 895,944 shares of common stock to an accredited investor.

          (7) Between October 1997 and November 1999, we issued options exercisable for an aggregate of 1,376,268 shares of common stock at an exercise price of $0.175 per share.

          (8) Between October 1997 and November 1999, we issued options exercisable for an aggregate of 187,296 shares of common stock at an exercise price of $0.4625 per share.

          (9) Between October 1997 and November 1999, we issued options exercisable for an aggregate of 667,148 shares of common stock at an exercise price of $0.95 per share.

          (10) Between October 1997 and November 1999, we issued options exercisable for an aggregate of 649,750 shares of common stock at an exercise price of $4.25 per share.

          (11) Between October 1997 and November 1999, we issued options exercisable for an aggregate of 608,500 shares of common stock at an exercise price of $7.00 per share.

          (12) In November 1999, we issued an option to our president for an aggregate of 275,000 shares of common stock at an exercise price of $4.00 per share.

16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits

     EXHIBIT NO.                               DESCRIPTION
     -----------                               -----------
        1.1*           Form of Underwriting Agreement
        3.1            Restated Certificate of Incorporation of Net2000 dated
                       November 4, 1998
        3.1.1          Certificate of Amendment to Restated Certificate of
                       Incorporation of Net2000 dated December 2, 1999
        3.1.2*         Form of Amended and Restated Certificate of Incorporation of
                       Net2000
        3.1.3          Bylaws of Net2000
        3.1.4*         Form of Amended and Restated Bylaws of Net2000
        4.1            Specimen stock certificate for shares of common stock of
                       Net2000
        5.1*           Opinion of Piper Marbury Rudnick & Wolfe LLP, regarding
                       legality of securities being registered
       10.1            Second Amended and Restated Investor Rights Agreement dated
                       November 4, 1998, by and among Net2000 and certain
                       stockholders named therein
       10.2            Employment Agreement dated July 31, 1998, by and between
                       Net2000 and Clayton A. Thomas, Jr.
       10.3            Employment Agreement dated July 31, 1998, by and between
                       Net2000 and Mark A. Mendes
       10.4            Employment Agreement dated July 31, 1998, by and between
                       Net2000 and Donald E. Clarke
       10.5            Employment Agreement dated July 31, 1998, by and between
                       Net2000 and Bruce Bednarski

     EXHIBIT NO.                               DESCRIPTION
     -----------                               -----------
       10.6            Employment Agreement dated July 31, 1998, by and between
                       Net2000 and Peter Callowhill
       10.7*           Employment Agreement dated November   , 1999, by and between
                       Net2000 and Clyde Heintzelman
       10.8            1997 Equity Incentive Plan
       10.9            1999 Stock Incentive Plan
       10.10           1999 Employee Stock Purchase Plan
       10.11           Incentive Stock Option Agreement dated October 27, 1997, by and between Net2000 and Mark A. Mendes
       10.11.1         Preferred Stock Incentive Stock Option Agreement dated
                       October 27, 1997, by and between Net2000 and Mark A. Mendes
       10.11.2         Amendment No. 1 to Preferred Stock Incentive Stock Option
                       Agreement dated April 1, 1998 (related to Exhibit 10.11.1)
       10.11.3         Incentive Stock Option Agreement dated May 19, 1998, by and between Net2000 and Mark A. Mendes
       10.12           Incentive Stock Option Agreement dated December 15, 1997 by and between Net2000 and Donald E. Clarke
       10.12.1         Incentive Stock Option Agreement dated May 19, 1998 by and between Net2000 and Donald E. Clarke
       10.12.2*        Incentive Stock Option Agreement dated November 10, 1999, by and between Net2000 and Donald E. Clarke
       10.13*          Stock Option Agreement dated November   , 1999, by and
                       between Net2000 and Clyde Heintzelman
       10.14           Amended and Restated Credit Agreement dated July 30, 1999, by and among Net2000 Communications Group, Inc., Nortel
                       Networks Inc. and certain lenders named therein
       10.15           Form of Amended and Restated Guaranty Agreement dated July
                       30, 1999, signed by each of our subsidiaries and Nortel
                       Networks Inc.
       10.16           Form of Amended and Restated Pledge and Security Agreement
                       dated July 30, 1999, signed by each of our subsidiaries and
                       Nortel Networks Inc.
       10.17           Note Purchase Agreement dated July 30, 1999, by and between
                       Net2000 and Nortel Networks Inc.
       10.18           Warrant Agreement dated July 30, 1999, by and between
                       Net2000 and Nortel Networks Inc.
       10.19           Form of Warrant Certificate dated July 30, 1999, by and
                       between Net2000 and Nortel Networks Inc.
       10.20           Senior Discount Notes Due 2009 issued by Net2000 on July 30,
                       1999 to the holder identified therein
       10.21           Exchange and Registration Rights Agreement dated July 30,
                       1999, by and between Net2000 and Nortel Networks Inc.
       10.22           Lease dated December 24, 1998, by and between Net2000
                       Communications Real Estate, Inc. and Wellsford/Whitehall
                       Holdings, L.L.C.
       10.23           Lease dated February 19, 1999, by and between Net2000
                       Communications Real Estate, Inc. and Murdock Atrium Limited
                       Partnership
       10.24           Sublease Agreement dated June 21, 1999, by and between
                       Net2000 Communications Real Estate, Inc. and Virginia
                       Electric and Power Company

     EXHIBIT NO.                               DESCRIPTION
     -----------                               -----------
       10.25           Office Lease dated May 26, 1999, by and between Net2000
                       Communications Real Estate, Inc. and KDC-Dulles Tech, LLC
       21              Subsidiaries of Net2000
       23.1            Consent of Ernst & Young, LLP
       23.2*           Consent of Piper Marbury Rudnick & Wolfe LLP (included as
                       part of Exhibit 5.1 hereto)
       24.1            Power of Attorney (included in signature pages)
       27              Financial Data Schedule

---------------

     * To be filed by amendment

     (b) Financial Statement Schedules:

     Schedules have been omitted because the information required to be shown in the schedules is not applicable or is included elsewhere in our financial statements or the notes thereto.

17. UNDERTAKINGS

     The undersigned Registrant hereby undertakes to provide to the underwriter at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions of its Charter or Bylaws or the Delaware General corporation Law or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted form the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the Company has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Herndon, Virginia, on the 2nd day of December, 1999.

                                          NET2000 Communications, Inc.

                                          By: /s/ CLAYTON A. THOMAS, JR.
                                            ------------------------------------
                                                   Clayton A. Thomas, Jr.
                                                 Chairman of the Board and
                                                  Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated. Each person whose signature appears below in so signing also makes, constitutes and appointed Clayton A. Thomas, Jr., Donald E. Clarke and Nancy A. Spangler, and each of them acting alone, his true and lawful attorney-in-fact, with full power of substitution, for him in any and all capacities, to execute and cause to be filed with the Securities and Exchange Commission any and all amendments and post-effective amendments to this Registration Statement, or any registration statement for this offering that is to be effective upon filing pursuant to rule 462(b) under the Securities Act of 1933, with exhibits thereto and other documents in connection therewith, and hereby ratifies and confirms all that said attorney-in-fact or his or her substitute or substitutes may do or cause to be done by virtue hereof.

                        NAME                                     TITLE                   DATE
                        ----                                     -----                   ----

             /s/ CLAYTON A. THOMAS, JR.                Chairman of the Board and    December 2, 1999
-----------------------------------------------------    Chief Executive Officer
               Clayton A. Thomas, Jr.                    (Principal Executive
                                                         Officer)

                /s/ CLYDE HEINTZELMAN                  President and Director       December 2, 1999
-----------------------------------------------------
                  Clyde Heintzelman

                /s/ DONALD E. CLARKE                   Executive Vice President,    December 2, 1999
-----------------------------------------------------    Chief Financial Officer
                  Donald E. Clarke                       and Treasurer (Principal
                                                         Accounting and Financial
                                                         Officer)

               /s/ PETER B. CALLOWHILL                 Director                     December 1, 1999
-----------------------------------------------------
                 Peter B. Callowhill

                    /s/ ERIC GEIS                      Director                     December 2, 1999
-----------------------------------------------------
                      Eric Geis

                   /s/ REID MILES                      Director                     December 1, 1999
-----------------------------------------------------
                     Reid Miles

                 /s/ MITCHELL REESE                    Director                     December 2, 1999
-----------------------------------------------------
                   Mitchell Reese

                                 EXHIBIT INDEX

     EXHIBIT NUMBER                              DESCRIPTION
     --------------                              -----------
         1.1*            Form of Underwriting Agreement
         3.1             Restated Certificate of Incorporation of Net2000 dated
                         November 4, 1998
         3.1.1           Certificate of Amendment to Restated Certificate of
                         Incorporation of Net2000 dated December 2, 1999
         3.1.2*          Form of Amended and Restated Certificate of Incorporation of
                         Net2000
         3.1.3           Bylaws of Net2000
         3.1.4*          Form of Amended and Restated Bylaws of Net2000
         4.1             Specimen stock certificate for shares of common stock of
                         Net2000
         5.1*            Opinion of Piper Marbury Rudnick & Wolfe LLP, regarding
                         legality of securities being registered
        10.1             Second Amended and Restated Investor Rights Agreement dated
                         November 4, 1998, by and among Net2000 and certain
                         stockholders named therein
        10.2             Employment Agreement dated July 31, 1998, by and between
                         Net2000 and Clayton A. Thomas, Jr.
        10.3             Employment Agreement dated July 31, 1998, by and between
                         Net2000 and Mark A. Mendes
        10.4             Employment Agreement dated July 31, 1998, by and between
                         Net2000 and Donald E. Clarke
        10.5             Employment Agreement dated July 31, 1998, by and between
                         Net2000 and Bruce Bednarski
        10.6             Employment Agreement dated July 31, 1998, by and between
                         Net2000 and Peter Callowhill
        10.7*            Employment Agreement dated November   , 1999, by and between
                         Net2000 and Clyde Heintzelman
        10.8             1997 Equity Incentive Plan
        10.9             1999 Stock Incentive Plan
        10.10            1999 Employee Stock Purchase Plan
        10.11            Incentive Stock Option Agreement dated October 27, 1997, by and between Net2000 and Mark A. Mendes
        10.11.1          Preferred Stock Incentive Stock Option Agreement dated
                         October 27, 1997, by and between Net2000 and Mark A. Mendes
        10.11.2          Amendment No. 1 to Preferred Stock Incentive Stock Option
                         Agreement dated April 1, 1998 (related to Exhibit 10.11.1)
        10.11.3          Incentive Stock Option Agreement dated May 19, 1998, by and between Net2000 and Mark A. Mendes
        10.12            Incentive Stock Option Agreement dated December 15, 1997 by and between Net2000 and Donald E. Clarke
        10.12.1          Incentive Stock Option Agreement dated May 19, 1998 by and between Net2000 and Donald E. Clarke
        10.12.2*         Incentive Stock Option Agreement dated November 10, 1999, by and between Net2000 and Donald E. Clarke
        10.13*           Stock Option Agreement dated November      , 1999, by and
                         between Net2000 and Clyde Heintzelman

     EXHIBIT NUMBER                              DESCRIPTION
     --------------                              -----------
        10.14            Amended and Restated Credit Agreement dated July 30, 1999, by and among Net2000 Communications Group, Inc., Nortel
                         Networks Inc. and certain lenders named therein
        10.15            Form of Amended and Restated Guaranty Agreement dated July
                         30, 1999, signed by each of our subsidiaries and Nortel
                         Networks Inc.
        10.16            Form of Amended and Restated Pledge and Security Agreement
                         dated July 30, 1999, signed by each of our subsidiaries and
                         Nortel Networks Inc.
        10.17            Note Purchase Agreement dated July 30, 1999, by and between
                         Net2000 and Nortel Networks Inc.
        10.18            Warrant Agreement dated July 30, 1999, by and between
                         Net2000 and Nortel Networks Inc.
        10.19            Form of Warrant Certificate dated July 30, 1999, by and
                         between Net2000 and Nortel Networks Inc.
        10.20            Senior Discount Notes Due 2009 issued by Net2000 on July 30,
                         1999 to the holder identified therein
        10.21            Exchange and Registration Rights Agreement dated July 30,
                         1999, by and between Net2000 and Nortel Networks Inc.
        10.22            Lease dated December 24, 1998, by and between Net2000
                         Communications Real Estate, Inc. and Wellsford/Whitehall
                         Holdings, L.L.C.
        10.23            Lease dated February 19, 1999, by and between Net2000
                         Communications Real Estate, Inc. and Murdock Atrium Limited
                         Partnership
        10.24            Sublease Agreement dated June 21, 1999, by and between
                         Net2000 Communications Real Estate, Inc. and Virginia
                         Electric and Power Company
        10.25            Office Lease dated May 26, 1999, by and between Net2000
                         Communications Real Estate, Inc. and KDC-Dulles Tech, LLC
        21               Subsidiaries of Net2000
        23.1             Consent of Ernst & Young, LLP
        23.2*            Consent of Piper Marbury Rudnick & Wolfe LLP (included as
                         part of Exhibit 5.1 hereto)
        24.1             Power of Attorney (included in signature pages)
        27               Financial Data Schedule

---------------

* To be filed by amendment.